As filed with the Securities and Exchange Commission on May 13,2005	Registration # 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Big Sky Energy Corporation
(Exact name of small business issuer in its charter)
Nevada	4899	72-1381282
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
Suite 750, 440 – 2nd Avenue SW Calgary, Alberta, Canada T2P 5E9 (403) 234-8282
(Address and telephone number of principal executive offices)
Suite 3, 132 Dostyk Avenue, Almaty, Kazakhstan 650051 7-3272-628-394

 (Address of principal place of business or intended principal place of business)

Michael J.  Morrison, 1495 Ridgeview Drive, Reno, Nevada 89509, (775) 827-6300

(Name, address and telephone number of agent for service)

Copies to:
W. Scott Lawler, Esq., Lawler & Associates, 1530-9 Avenue SE, Calgary, Canada T2G 0T7, (403) 693-8014

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of Shares to be registered	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock Common Stock underlying Warrants	41,271,865 2,438,505	1.19 1.19	$49,113,519.35 $2,901,820.90	$95,780.66 $341.55

(1)

Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.

(2)

These shares are additional shares being registered and are set out apart from the other shares registered for purpose of calculating the filing fee.

The information in this preliminary prospectus (“Prospectus”) is not complete and may be changed.  We may not sell these securities nor may offers to buy be accepted prior to the time the registration statement filed with the Securities and Exchange Commission becomes effective.  This Prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated May …2005

BIG SKY ENERGY CORPORATION

Up to a maximum of 43,710,370 common shares

All of the shares being offered, when sold, will be sold by the Selling Securityholders as listed in this prospectus on page 9.  The selling securityholders are offering:

•	41,271,865 shares of common stock; and
•	2,438,505 shares of common stock issuable on exercise of the warrants.

We will not receive any of the proceeds from the sale of the shares.

We have not engaged the services of any broker-dealer or other agent to assist in the selling of the securities offered under this prospectus.

The Selling Securityholders may sell the shares as detailed in the section entitled “Plan of Distribution”.

Pursuant to applicable U.S. securities laws and regulations, the selling securityholders identified in this prospectus are underwriters of the securities offered hereunder. Big Sky Energy Corporation will be distributing the securities to its securityholders without any compensation or other consideration.

This offering will terminate on May 6, 2007 unless completion by way of sales of all securities offered under this prospectus occurs at an earlier date.

Our common stock is presently not listed on any national securities exchange or the Nasdaq Stock Market.

Our common stock is quoted on the Over The Counter Bulletin Board quotation system (“OTC/BB”) under the symbol “BSKO”.  On May 6, 2005, the closing price of our common stock on the OTC/BB was $1.19.

YOU SHOULD CONSIDER THE RISK FACTORS WE DESCRIBE STARTING ON

PAGE 3 BEFORE INVESTING IN OUR COMMON STOCK.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED

OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS

PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE

CONTRARY IS A CRIMINAL OFFENSE.

PROSPECTUS SUMMARY

The following summary discusses all material information, however, for a more complete understanding of this offering, we encourage you to read the entire document and the documents we have referred you to.

BIG SKY ENERGY CORPORATION

We are a development stage company, which means we are in the process of developing our business.  We commenced operations in 2000 as an Internet service provider in China. In fall of 2003, we changed our focus to oil and gas exploration and production, seeking to partner with China’s national petroleum companies, at which time we changed our name to China Energy Ventures Corp. Through acquisition of other companies, in 2003 and 2004, we acquired five onshore licenses in the prolific pre-Caspian basin in the Republic of Kazakhstan. We determined to develop these blocks independently, by investing our capital or joint venturing with other companies.

At the Annual Meeting of Shareholders held in Calgary, Alberta, on December 3, 2004, shareholders approved changing the corporate name to Big Sky Energy Corporation, (“Big Sky”) to reflect the changed nature of the business of Big Sky. Shareholders also elected three new directors, each of which have extensive business and finance experience in the Republic of Kazakhstan. Three directors, whose extensive business experience is primarily focused in China, did not stand for re-election to the Board of Directors. Throughout this document we use Big Sky to denote the single legal entity unless the context requires otherwise.

In December 2004, we sold our 100% shareholding in Big Sky Network Canada Ltd., which held our remaining assets in China, Big Sky Chengdu Technology Services Ltd, 100% owned, and our interest in the Sichuan Huayu Big Sky Network Ltd. joint venture, 50% owned. With this sale, we exited the Internet business in China. The sale of Big Sky Network Canada Ltd. is presented as a discontinued operation in our financial statements.

In January 2005, we commenced negotiations with Mr. S.A. (Al) Sehsuvaroglu to secure his services as our president. A contract was signed with Mr. Sehsuvaroglu and he assumed his new position on March 1, 2005. We also signed a contract with Mr. Ruslan Tsarni, who joined Big Sky as Vice-President, Business Development on March 15, 2005.

We have incurred losses since inception and we anticipate that we will continue to incur losses in the foreseeable future. Energy exploration and development entails significant risk (see” Risk Factors”) that impact the sustainability of early stage development companies.

We have successfully raised new equity capital for new business ventures but may not be able to do so in the future. We are seeking to acquire producing oil and gas assets and to develop our own exploration potential. We will be unable to continue as a going concern if we are unable to earn sufficient revenues from our operations or raise additional capital through debt or equity financings to meet our working capital and joint venture capital contribution obligations.  Recent private placements have raised sufficient additional capital to meet our anticipated obligations until December 31, 2006. Furthermore, we expect to acquire at least one producing-oil asset in 2005, using equity and debt to ensure sustainable operations in the future.

Our principal executive office is located at Suite 750, 440 – 2nd Avenue SW, Calgary, Alberta, Canada T2P 5E9, and our phone number there is 1-403-234-8282. Our principal business office, in Kazakhstan, is located in a recently constructed office tower in central Almaty at Suite 3, 132 Dostyk Avenue, Almaty, Kazakhstan 650051, and our phone number there is 7 3272 628 394.

We maintain a representative office in China at 1003 W2 Oriental Plaza, #1 East Chang An Avenue, Beijing, Peoples Republic of China 100738 and our phone number there is 86 10 8518 2686.

We maintain a World Wide Web site address at www.bigskycanada.com. Information on our web site is not part of this document.

FORWARD LOOKING STATEMENTS

Included in this report are various forward-looking statements, which can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "estimate," "continue," "believe" or other similar words.  We have made forward-looking statements with respect to the following, among others: our goals and strategies; our ability to earn sufficient revenues; our ability to continue as a going concern; and our future revenue performance and our future results of operations.  These statements are forward-looking and reflect our current expectations.  These forward-looking statements are subject to a number of risks and uncertainties, some of which are beyond our control.  Some of the key factors that have a direct bearing on our results of operations are:

-	Changes in general political, social, economic and business conditions in Kazakhstan;
-	Economic and political uncertainties affecting the capital markets;
-

The business of exploration, development, production and refining of oil and natural gas reserves, the levels of those reserves and the marketing of crude oil and refined products and the ability to increase the quality of refined products;

-	Fluctuations in oil and gas and refined product prices;
-	Changes in business strategy or development plans;
-	Our future capital needs;
-	Changes in, or failure to comply with, government regulations or changes in interpretation, application or enforcement of government regulations;
-	Costs arising from environmental liability; and
-	Our ability to manage currency fluctuations.

The factors described above and the risk factors referred to in "Risk Factors" could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements. Therefore, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which the forward-looking statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all such factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

 RISK FACTORS

An investment in our common stock involves a high degree of risk. You should read the following risk factors carefully before purchasing our common stock. We believe that these represent all the current material risk factors that may affect our business.  If any of the risks discussed below actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the trading price of our common stock to decline.

Risks Relating To Our Business

We have a limited operating history and have changed the focus of our operations by entering into the oil and gas industry.  The failure of our plans could ultimately force us to reduce or suspend operations and even liquidate our assets and wind-up and dissolve our company.

We have a limited operating history, a history of minimal revenues and a history of losses.  We began our current business activities in April 2000 in China.  Our operations in the Chinese Internet market produced only minimal revenues and we have divested this business, effective December 9, 2004. We have converted our operations to oil and natural gas exploration and production, an area in which our management have been successful, although we do not know if we will be successful in any of these plans due to our early stage of operations in the oil and gas industry.

We have incurred net losses since inception and anticipate that losses will continue. Should losses continue indefinitely, it would eventually result in us ceasing operations.

We have incurred losses since inception and had an accumulated deficit of $30,185,135 at December 31, 2004. We anticipate that we will continue to incur net losses due to an increased level of planned operating and capital expenditures, increased sales and marketing costs, high costs associated with oil and gas exploration and development, additional personnel requirements and our general growth objectives.  We anticipate that our net losses will increase in the near future as we implement our business strategy and increase our oil and gas exploration activities.  Our ability to earn a profit will depend on the success of our oil and gas exploration and development programs, which has not yet been achieved.  We may never achieve profitability.

Our ability to continue as a going concern requires us to raise additional funds and produce working capital from oil and gas operations.

In light of our lack of profitability and the risks described in this section, our management and our independent registered chartered accountants have expressed substantial doubt as to our ability to continue as a going concern.   At December 31, 2004, we had net working capital deficiency of $1,705,240.  We will need additional capital or a farmout of our interests to third parties to fund any new ventures, which is uncertain and will likely result in the dilution to existing securityholders’ interests.

Our inability to retain our key managerial personnel could affect our ability to continue conducting our business.

Our success depends to a significant extent on the continued efforts of our executive officers, principally Messrs. Heysel, Sehsuvaroglu and Tsarni, who are responsible for the continuing development of our oil and gas assets. The loss of any one of these individuals could have a material adverse effect on our ability to continue to locate, negotiate and acquire oil and gas assets and financing to develop these assets. We would have to replace any such individuals with someone that has commensurate experience abilities if they were to leave us. We have entered into employment and non-competition agreements with all of these individuals.

Our business may be adversely affected by relationships between the United States and the countries in which we do business, which may impede our ability to operate in the countries in which we are located.

We are a Nevada corporation and subject to the laws of the United States.  Our principal businesses are conducted through wholly-owned subsidiaries that operate in Kazakhstan.  Our business is directly affected by political and economic conditions in Kazakhstan.  Our business may be adversely affected by the diplomatic and political relationships between the U.S., Canada, Russia and Kazakhstan.  These relationships may adversely influence the Kazakhstan government and public opinion of U.S. corporations conducting business in Kazakhstan and may affect our ability to obtain regulatory approval to operate effectively.  In addition, boycotts, protests, governmental sanctions and other actions could adversely affect our ability to operate profitably.

If our exploration and development programs prove unsuccessful, we may not be able to continue operations.

An investment in our company should be considered highly speculative due to the nature of our involvement in the exploration, development and production of oil and natural gas.  Oil and gas exploration involves a high degree of risk, which even a combination of experience, knowledge and careful evaluation may not be able to overcome.  Exploratory drilling is subject to numerous risks, including the risk that no commercially productive oil and natural gas reservoirs will be encountered.  The cost to drill, complete and operate wells is often uncertain, and drilling operations may be curtailed, delayed or cancelled as a result of a variety of factors including unexpected drilling conditions, abnormal pressures, equipment failures, premature declines of reservoirs, blow-outs, sour gas releases, fires, spills or other accidents, as well as weather conditions, compliance with governmental requirements, delays in receiving governmental approvals or permits, unexpected environmental issues and shortages or delays in the delivery of equipment.  Our inability to drill wells that produce commercial quantities of oil and natural gas would have a material adverse effect on our business, financial condition and results of operations.

Future oil and gas exploration may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after exploration, drilling, operating and other costs.  Completion of wells does not ensure a profit on the investment or recovery of exploration, drilling, completion and operating costs.  Drilling hazards or environmental damage could greatly increase the cost of operations, and various field operating conditions may adversely affect production.  Adverse conditions include delays in obtaining governmental approvals or consents, shut-ins of connected wells resulting from extreme weather conditions, insufficient storage or transportation capacity or other geological and mechanical conditions.

Fluctuations in commodity prices could have a material impact on our revenues, which would affect our profitability.

Commodity price risk related to conventional crude oil prices could become our most significant market risk exposure if we achieve oil and natural gas production.  Crude oil prices are influenced by such worldwide factors as the Organization of the Petroleum Exporting Countries actions, political events and supply and demand fundamentals.  At this time, we cannot accurately predict these fluctuations because we do not know when we will commence generating revenues from our oil and gas operations.  Furthermore, we cannot estimate, at this time, the impact of commodity price fluctuations until we can predict the level of revenues.

Application, interpretation and enforcement of government taxes is inconsistent making it difficult for us to ensure that we are compliant which could lead to penalties.

The tax environment in Kazakhstan is subject to change, inconsistent application, interpretation and enforcement.  Non-compliance with Kazakhstan laws and regulations can lead to the imposition of penalties and interest.  We intend to make every effort to conform to these laws and regulations. However, our interpretations and those of our advisors may not be the same as those of government officials, which could lead to penalties and interest.

Vector Energy West LLP and KoZhaN LLP, Big Sky’s operational subsidiaries,  face competition which could adversely affect their ability to penetrate the oil and gas market in Kazakhstan which may make it difficult to attain profitability.

The oil and gas market is competitive and some of the competitors of Vector Energy West LLP (“Vector”) and KoZhaN LLP (“KoZhaN”) are major international energy industry operators.

These competitors have various advantages over Vector and KoZhaN, including:

-	substantially greater financial resources, which gives them greater flexibility when developing their exploration and drilling programs;
-	greater recognition in the industry, which influences a potential partners’ decision to participate in programs;
-	larger operations, which provides economies of scale and operating efficiencies not available to Vector or KoZhaN;
-	longer operating histories; and
-	more established relationships with government officials and other strategic partners.

Vector and KoZhaN may be unable to successfully compete with these established competitors, which may adversely affect their ability to acquire Hydrocarbon Contracts, licenses and drilling permits, which could impact their ability to generate revenue.

Compliance, interpretation and enforcement with evolving environmental laws and regulations may impact our expenses in a negative manner, which would directly impact our profit margins.

Extensive national, regional and local environmental laws and regulations in Kazakhstan affect the operations of Vector and KoZhaN.  These laws and regulations set various standards regulating certain aspects of health and environmental quality which provide for user fees, penalties and other liabilities for the violation of these standards and establish, in some circumstances, obligations to remediate current and former facilities and off-site locations. We believe we are currently in compliance with all existing Kazakhstan environmental laws and regulations.  However, as new environmental laws and legislation are enacted and the old laws are repealed, interpretation, application and enforcement of the laws may become inconsistent.  Compliance in the future could require significant expenditures, which would directly impact our profit margins.

If Vector and KoZhaN repeatedly do not honor their capital expenditure commitments with the Republic of Kazakhstan, they may lose their exploration licenses.

Pursuant to the three Hydrocarbon Contracts, a commitment was made by KoZhaN to invest, in Kazakhstan, an aggregate of $16.43 million in capital expenditures, investments or other items that may be treated as capital assets of KoZhaN on or before December 31, 2009. KoZhaN has commenced this investment using loans from Big Sky Energy Kazakhstan Ltd. (“BSEK”) and intends to fund this investment using further loans from BSEK and, in the long term, from future production revenues.  These expenditures will be used to further exploit and develop existing fields and to explore for additional reserves to enhance future production and revenues.  If the required investment is not made within the agreed time period, KoZhaN may lose its exploration licenses.  If the exploration effort is unsuccessful or future exploration is determined to be not profitable, KoZhaN can elect not to invest the balance of the required exploration investment.

Pursuant to the Liman-2 and Atyrau Hydrocarbon Contracts, Vector has committed to invest for its two exploration assets an aggregate of $53.9 million in capital expenditures, investments or other items that may be treated as capital assets of Vector on or before December 31, 2007. Vector has funded its operations using loans from its parent company and will further finance its subsoil use activities using funds of its parent company and further production revenues. If the required capital investment commitments are not met within the agreed exploration period, Vector may lose its exploration licenses. If the exploration effort is unsuccessful or future exploration is determined to be not profitable, Vector may withdraw from the Hydrocarbon Contracts without investing the balance of the required exploration investment.

We may suffer currency exchange losses if the Tenge depreciates relative to the U.S. dollar.

We report in U.S. Dollars.  Anticipated early oil production will likely be sold on the domestic market where selling prices are determined in the Tenge, the currency of Kazakhstan.  The majority of our Kazakhstan operating costs will be denominated in Tenge.

Should we become profitable, we will be subject to Kazakhstan’s Excess Profits Tax, which would reduce our profit margin.

Through our Kazakhstan subsidiaries, we may become subject to Excess Profits Tax under the terms of the Hydrocarbon Contracts they have for oil and natural gas exploration and production.   Excess Profits Tax is in addition to statutory income taxes and takes effect after the field has achieved a cumulative internal rate of return higher than 20%.  The Excess Profits Tax ranges from 0% to 60% of taxable income.

Other Risks

Our securityholders may not be able to enforce U.S. civil liabilities claims thereby limiting their ability to collect on claims against us.

Our assets are located outside the United States and are held through wholly owned subsidiaries incorporated under the laws of Canada and Kazakhstan.  Our current operations are conducted in Kazakhstan.  In addition, our directors and officers are nationals and/or residents of countries other than the United States.  All or a substantial portion of the assets of these persons are located outside the United States.  As a result, it may be difficult for you to effect service of process within the United States upon these persons.  In addition, there is uncertainty as to whether the courts of Canada or Kazakhstan would recognize or enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in these countries against us or such persons predicated upon the securities laws of the United States or any state thereof.

Broker-dealers may be discouraged from effecting transactions in our shares because they are considered penny stocks and are subject to the penny stock rules thereby potentially limiting the liquidity of our shares.

Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on NASD broker-dealers who make a market in "penny stocks". A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share.  Our shares are quoted on the OTC/BB, and the price of our shares ranged from $0.01 (low) to $10.00 (high) during the period from September 25, 2000 to March 31, 2005.  The closing price of our shares on May 6, 2005 was $1.19.  NASD broker-dealers who act as market makers for our shares generally facilitate purchases and sales of our shares.  The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt.

In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt.  A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities.  Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

THE OFFERING

This prospectus covers up to 43,710,370 shares of Big Sky’s common stock to be sold by selling securityholders identified in this prospectus.

Shares offered by the selling securityholders:	43,710,370 shares of common stock, $0.001 par value per share
Offering price:	Determined at the time of sale by the selling securityholders

Common stock outstanding as of May 6, 2005:

However, certain of the Selling Securityholders hold warrants to purchase an additional 2,438,505 shares at $0.50 per share.  The shares underlying such warrants are included in the 43,710,370 shares being registered and offered under this prospectus.  If the Selling Securityholders elect to purchase such shares in order to sell them hereunder, we will receive up to $1,219,252.50 from such purchase.

97,438,660 shares
Common stock outstanding assuming the maximum number of shares are sold pursuant to this offering:

99,877,165  Shares

Assuming conversion of the warrants into shares of common stock registered under this prospectus, the shares of common stock subject to this prospectus represent approximately 44.8% of our issued and outstanding common stock as of May 6, 2005.

Number of shares owned by the selling securityholders after the offering:	4,662,350 shares. (1)

Use of proceeds:

We will not receive any of the proceeds of the shares offered by the selling securityholders.

We intend to use the proceeds from the exercise of the warrants, if exercised, held by certain selling securityholders for working capital purposes.

Dividend policy:	We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying cash dividends. See “Dividend Policy.”
OTC/BB # symbol	BSKO
(1)

This number assumes that each selling shareholder will sell all of its shares available for sale during the effectiveness of the registration statement that includes this prospectus.  Selling securityholders are not required to sell their shares.  See "Plan of Distribution."

Unless otherwise specifically stated, information throughout this prospectus excludes:

-

17,350,000 shares issuable upon the exercise of outstanding options of which 5,000,000 are vested , subject to an amendment of the 2000 Stock Award Plan being ratified at the next Annual Meeting of Shareholders and 12,350,000 are not vested; and

-	50,000 shares issuable upon the exercise of outstanding warrants.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 covering the shares being sold in this offering.  We have not included in this prospectus some information contained in the registration statement, and you should refer to the registration statement, including exhibits and schedules filed with the registration statement, for further information.  You may review a copy of the registration statement from the public reference section of the SEC in Room 1024, Judiciary Plaza, 450 - 5th Street, N.W., Washington, D.C.  20549.  You may also obtain copies of such materials at prescribed rates from the public reference section at the SEC, Room 1024, Judiciary Plaza, 450 - 5th Street, N.W., Washington, D.C.  20549.  In addition, the SEC maintains a Web site on the Internet at the address http://www.sec.gov that contains reports, proxy information statements and other information regarding registrants that file electronically with the SEC.

USE OF PROCEEDS

This prospectus is part of a registration statement that permits selling securityholders to sell their shares.  Because this prospectus is solely for the purpose of selling securityholders, we will not receive any proceeds from the sale of stock being offered. If the Selling Securityholders holding warrants exercise their right to acquire common shares, we could receive proceeds of $1,219,252.50 from the issuance of 2,438,505 shares.  Should these Selling Securityholders choose to convert their warrants, any funds received will be used for working capital.   As of the date of this filing, we have not received any indication from any of the Selling Securityholders that they intend to exercise any of the warrants at anytime in the future.

DETERMINATION OF OFFERING PRICE

The shares offered by this prospectus are being offered by the Selling Securityholders on a continuous or delayed basis until sold.  The Selling Securityholders will offer the shares at the prevailing market price at the time of sale by each Selling Shareholder and therefore no specific price has been set for this offering.

SELLING SECURITY HOLDERS

This prospectus covers the offering of shares of common stock by certain Selling Securityholders.  This prospectus is part of a registration statement filed in order to register, on behalf of the Selling Securityholders, a total of 43,710,370 shares of common stock issued to investors as follows:

(i)	1,506,027 shares of common stock issued to investors in March and April, 2005 as a result of an exercise of options and conversion under Big Sky’s Alternative Compensation Plan;
(ii)	27,250,000 shares of common stock issued to investors in February and March, 2005 in a private placement of shares of common stock;
(iii)	5,800,000 shares of common stock issued to investors in October and November, 2004 in a private placement of shares of common stock.;
(iv)	3,500,000 shares of common stock issued to an investor under a Share Exchange Agreement;
(v)	757,422 shares of common stock issued to investors in July, 2004 as part compensation for services rendered to Big Sky;
(vi)	26,666 shares of common stock issued to an investor in February 2004 as part compensation for services rendered to Big Sky;
(vii)	2,431,750 shares of common stock issued to investors in November, 2003 under the Alternative Compensation Plan, and
(viii)	a total of 2,438,505 shares of common stock issuable by us upon the exercise of certain outstanding warrants.

The shares issued to the Selling Securityholders are “restricted” shares under applicable federal and state securities laws and are being registered to give the Selling Securityholders the opportunity to sell their shares.  The registration of such shares does not necessarily mean, however, that any of these shares will be offered or sold by the Selling Securityholders.  The Selling Securityholders may from time to time offer and sell all or a portion of their shares in the over-the-counter market, in negotiated transactions, or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices.

The registered shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis.  To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement.  See “Plan of Distribution.”  Each of the Selling Securityholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the registered shares to be made directly or through agents.  The Selling Securityholders and any agents or broker-dealers that participate with the Selling Securityholders in the distribution of registered shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 (“Securities Act”), and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.

We will receive no proceeds from the sale of the registered shares, and we have agreed to bear the expenses of registration of the shares, other than commissions and discounts of agents or broker-dealers and transfer taxes, if any.

We will issue the warrant shares to the holders of the above-described warrants if and when they choose to exercise them.  If this (or any subsequent) registration statement is then in effect, once the warrant holders have exercised their warrants, they will be free to re-sell the stock they receive at such time or times as they may choose, just as any purchaser of stock in the open market is allowed to do.  We do not know how much, if any, of such stock these investors will hold or re-sell upon exercise of their warrants.

The following are the securityholders for whose accounts the shares are being offered; the number of shares beneficially owned by each selling shareholder prior to this offering; the number of shares to be offered for each selling shareholder's account; and the number of shares to be owned by each selling shareholder following completion of the offering:

Name	Number of Shares Beneficially Owned Before Offering	Number of Shares Offered	Percentage of Shares Owned After Offering (1)	Number of Shares Owned Upon Completion of Offering (1)

Aran Asset Management (2)	1,850,000	1,040,000	0.8%	810,000
AS Capital Partners LLC	50,000	50,000	0%	0
Barclay St James Capital Group Ltd(3)	1,208,000	1,208,000	0%	0
Big Sky Holdings Inc. (4)	594,422	513,422	0.08%	81,000
Brighton Capital	3,000	3,000	0%
Canaccord International Ltd.(5)	587,505	587,505	0%	0
Credit Suisse First Boston LLC Tax ID 05-0546650	5,500,000	4,000,000	1.53%	1,500,000
Domenic Gualtieri (6)	932,000	932,000	0%	0
Edward S Kaufman	242,000	242,000	0%	0
Eggar & Co Acct S98720	1,700,000	1,700,000	0%	0
Fullup Limited	3,500,000	3,500,000	0%	0
GMP Securities Ltd.	200,000	200,000	0%	0
Haywood Securities in trust for Berwick Capital Ltd.	200,000	200,000	0%	0
Jeffrey R. Costello Acct Ref 477486	242,000	242,000	0%	0
Jodi Larmour	176,666	176,666	0%	0
Kai Yang	2,223,750	750,000	1.51%	1,473,750
Kazimir Russia Master Fund LP	4,000,000	4,000,000	0%	0
Kiril Surikov - 87953609 Wachovia Securities	500,000	500,000	0%	0
Lombard Odier Darier Hentsch & Cie	1,000,000	1,000,000	0%	0
Mark A. Partington	400,000	400,000	0%	0
Mark and Nadia Crandall	700,000	700,000	0%	0
Matthew Heysel	559,467	529,367	0.03%	30,100
Maxim Topper	200,000	200,000	0%	0
MH Financial Management Limited (7)	2,759,910	2,752,410	0.07%	7,500
Oxford Management Ltd.	416,000	416,000	0%	0
Pangea Advisors Limited	800,000	800,000	0%	0
Perinvest Special Situations Fund	300,000	300,000	0%	0
Royal Trust Corporation of Canada as custodian for ARC Energy Venture Fund 4	8,000,000	8,000,000	0%	0
Roytor/US Global Investors/T18144017	500,000	500,000	0%	0
Roytor/US Global Investors/T18144024	1,000,000	1,000,000	0%	0
Roytor/US Global Investors/T18144099	100,000	100,000	0%	0
Shagwell S.A. (8)	148,000	148,000	0%	0
Société Priveé Gestion de Patrimonie	6,760,000	6,000,000	0.77%	760,000
Westwind Partners	1,020,000	1,020,000	0%	0
TOTAL	48,372,720	43,710,370
(1)

Unless otherwise annotated in this column, all percentages are based on 97,438,660 shares of common stock issued and outstanding on May 6, 2005.  Assumes that all shares registered for resale by this prospectus have been sold.  Does not include shares underlying issued stock options.

(2)	240,000 of these shares underlie a warrant
(3)	108,000 of these shares underlie a warrant
(4)	Big Sky Holdings Inc. is a company over which Mr. Matthew Heysel has control.
(5)	108,000 of these shares underlie a warrant.
(6)	432,000 of these shares underlie a warrant
(7)	MH Financial Management Limited is a company over which Mr. Matthew Heysel has control.
(8)	48,000 of these shares underlie a warrant.

This table assumes that each shareholder will sell all of its shares available for sale during the effectiveness of the registration statement that includes this prospectus.  Securityholders are not required to sell their shares.  See "Plan of Distribution".  No other selling shareholder has held any position or office or had any material relationship with Big Sky Energy Corporation during the past three years.

Based on information provided to us, none of the selling securityholders are or are affiliated with any broker-dealer in the United States.

PLAN OF DISTRIBUTION

We are registering the shares on behalf of the selling securityholders.  All costs, expenses and fees in connection with the registration of the shares offered under this registration statement will be borne by us.  Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling securityholders.  Sales of shares may be effected by selling securityholders from time to time in one or more types of transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices.  Such transactions may or may not involve brokers or dealers.  The selling securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling securityholders.

The selling securityholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals.  Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling securityholders and/or purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling securityholders and any broker-dealers that act in connection with the sale of shares will  be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of shares sold by them while acting as principals will be deemed to be underwriting discounts or commissions under the Securities Act.  The selling securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against some liabilities arising under the Securities Act.

Because selling securityholders will be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling securityholders will be subject to the prospectus delivery requirements of the Securities Act.  We have informed the selling securityholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

LEGAL PROCEEDINGS

We are not a party to any material legal proceeding or litigation and we know of no material legal proceeding or contemplated or threatened litigation.

We are subject to potential litigation in the normal course of operations.  There are no claims currently pending that we consider would materially affect our operations.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

We employ our executive officers as consultants under the terms of individual consulting agreements.  See “Employment and Consulting Agreements”.  Each member of the board of directors serves until their successor is appointed at a duly called Annual Meeting of Shareholders of Big Sky.

The following table sets forth information, as of May 6, 2005, regarding our directors, executive officers and key employees:

Name	Age	Position	Since
Nurlan Balgimbayev	57	Director	March 31, 2005
Bruce Gaston	40	Director and Chief Financial Officer	Director -December 3, 2004 Chief Financial Officer - April 18, 2005
Matthew Heysel	49	Chairman of the Board, Chief Executive Officer & Director	April 14, 2000
Thomas Milne	58	Director	April 14, 2000
Philip Pardo	49	Director	December 3, 2004
S.A. (Al) Sehsuvaroglu	50	President & Director	March 9, 2005
Barry Swersky	66	Co-Chairman, Director & Vice President, New Developments	December 3, 2004
Ruslan Tsarni	34	Vice President, Business Development & Corporate Secretary	March 29, 2005
Daming Yang	47	Director	April 14, 2000

Nurlan Utebovich Balgimbayev- Director

Mr. Nurlan Balgimbayev has been a Director of our Board since March 29, 2005. Mr. Balgimbayev is a former Prime Minister of the Republic of Kazakhstan, (October 1997-October 1999), a former Minister of Oil and Gas (1994-1997), and a former President of the government-owned National Oil and Gas Company “Kazakhoil” (October 1999-February 2002). Mr. Balgimbayev served as a director of Nelson Resources Limited (April 2002- May 2004) and currently is a director of Herson Oil Refinery System (Ukraine) since November 1999.  He is also a Member of the Kazakhstan Board for the Stable Development of the Republic of Kazakhstan.

Bruce Hill Gaston – Director, Chief Financial Officer

Mr. Gaston has been a Director of our Board since December 3, 2004, and was appointed Chief Financial Officer on April 18, 2005. Before joining the Company, during the period from June 1999 to March 2002 and January 2003 to December 2004, Mr. Gaston has been a consultant (through his own company “Independent Consulting Partnership”) with a boutique Eurasian corporate finance and risk management consultancy, supporting clients including the Royal Bank of Scotland Asia, Barclays Capital and an advisor to Eastern European governments on privatization, oil and gas clients on Financial Control Process Engineering.  He was a Senior Associate Director of Deutsche Morgan Grenfell based initially in London and then in Tokyo from March 2002 to December 2002. Mr. Gaston has also served as a Director of Deloitte & Touche Central Asia through 2002 and prior to that as a head of Russian Equities for Commerzbank AG in 1998 and 1999.

Matthew Heysel –Chairman of the Board, Chief Executive Officer, Director

Mr. Heysel has served as Chairman of the Board of Directors and Chief Executive Officer of Big Sky from April 14, 2000 to the present.  Mr. Heysel has been the Chairman of Big Sky Energy Kazakhstan Ltd. since July 2003 and Vice-Chairman of KoZhaN LLP since August 2003. From April 1999 to November 2001, he was the President of New Energy West Corporation. Prior to this, he served as an Investment Banker at Yorkton Securities, a Canadian independent securities firm, where he was responsible for corporate finance in the oil and gas sector from April 1997 through April 1999.

Thomas Milne - Director

Mr. Milne has served on our Board of Directors and as Vice President of Finance and Chief Financial Officer since April 14, 2000. He resigned as Chief Financial Officer on April 18, 2005. He has also served as the Chief Financial Officer of Big Sky Network Canada Ltd., our subsidiary, since May of 1999.  From September 2002 to February 2004, Mr. Milne was the Regional Advisory Services Partner for Meyers Norris Penny LLP, a chartered accountancy and business advisory firm located in Calgary, Alberta.  From 2000 to 2002 Mr. Milne was employed by Big Sky. Since March 1998, Mr. Milne has served as Chief Executive Officer of Precise Details, Inc., a consulting, investment management, real estate and automotive services company. Mr. Milne also currently serves as a director of the Alberta Performing Arts Stabilization Fund and the Investment Committee of the University of Calgary Pension and Endowment Funds.

Philip Dean Pardo – Director

Mr. Pardo has been a Director of our Board since December 3, 2004. Mr. Pardo is Vice Rector on Academic Affairs and Director of Business School of Kazakh British Technical University. Previously (September 2000 to September 2004), he held the post of Associate Dean of the College of Continuing Education for the Kazakhstan Institute of Management, Economics and Strategic Research (KIMEP) where he taught courses in Small Business, Franchising, Public Administration and Finance.  He was Director, Business Valuation for the Rice Group, Central Asia LLP from July 2000 to January 2003. Mr. Pardo served as Strategic Planning Manager with Maverick Development Corp. and Golden Eagle Services from July 2003 to December 2003 on a part-time basis. He has worked for Deloitte & Touche as Tax Director as well as LeBoeuf, Lamb, Greene & MacRae, from August 1997 till June 2000. Mr. Pardo serves as an independent director and is Chairman of the Audit Committee and Chairman of the Nominating & Compensation Committee.

S.A .(Al) Sehsuvaroglu – President & Director

Mr. Sehsuvaroglu has been serving as our President and Director of the Board since March 9, 2005. He is a Registered Professional Engineer in Texas since 1990. Commencing his 20-year with Halliburton Energy Services in 1978 through June 2000, he had increasing levels of responsibility in engineering in Algeria, France, Netherlands, United States, United Kingdom and Kazakhstan. In June 2000 till November 2001, he is Country Director for Kellogg Brown & Root Energy Services in Kazakhstan. In 2001, Mr. Sehsuvaroglu became Senior Vice-President of Operations with Nelson Resources, and up to February 2005, he led a team, which grew daily oil production from zero to 40,000 barrels per day in Kazakhstan.

Barry Raymond Swersky – Director, Co-Chairman  & Vice-President, New Developments

Mr. Swersky has been serving on our Board of Directors and as Co-Chairman & Vice-President since December 3, 2005. Mr. Swersky, with many years of experience as international attorney, has consulted on technology investments in Israel together with the Meitav group since 2000. He has been on the board and is currently Chairman of Netline Communications Technologies (NCT) since December 2000. In Israel he is also serving on various other boards, including Suntree Ltd. (since 1993), where he acts as Chairman and CEO and MACS Ltd. (since 1990). He served on the board of Ongas Limited in England from January 2000 to March 2004). Previously, and within the framework of his activities in energy in Kazakhstan, Mr. Swersky served on the board of AES Suntree Power Limited. He is engaged in an oil and oil products transport logistics project between Kazakhstan and China.  He is on the board of the Israel Festival, Jerusalem and, from October 2000 he serves as a Board Member of Tel-Aviv University's Jaffee Center for Strategic Studies.

Ruslan Z. Tsarni – Vice President, Business Development & Corporate Secretary

Mr. Ruslan Z. Tsarni has been serving as our Vice-President & Corporate Secretary since March 29, 2005. Before joining the Company, Mr. Tsarni served as Corporate Counsel of Nelson Resources Limited Group of companies, as well as Managing Director of several of its operating subsidiaries from February 2001 to March 2005. Prior to this, Mr. Tsarni was the Head of Legal Affairs of Golden Eagle Partners LLC from May 1999 to February 2000, where he developed downstream and upstream oil and gas businesses in Kazakhstan and served as Managing Director of its wholly owned subsidiary Tobe LLP. From July 1998 to May 1999 he was a Senior Associate with Salans Hertzfeld & Heilbronn Ltd.

Daming Yang - Director

Mr. Yang served as our President from April 14, 2000 until March 9, 2005. He continues to sit as a Director on our Board of Directors He also served as the President and a member of the board of directors of both Big Sky Network Canada Ltd. and Chengdu Big Sky Technology Services Ltd.  Mr. Yang was a director of Sichuan Huayu Big Sky Network Ltd.  Mr. Yang has been the President of Big Sky Energy Kazakhstan Ltd. since July 2003 and Chairman of KoZhaN LLP since August 2003. From 1995 through 1998, Mr. Yang served as Vice President and then President of Tongli Energy Technical Service Co. Ltd.

Within the last five years, none of our executive officers or directors have been involved in any bankruptcy proceedings filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.  None of our officers or directors been convicted in or has pending any criminal proceeding, been subject to any order, judgment or decree enjoining, barring, suspending or otherwise limiting involvement in any type of business, securities or banking activity or been found to have violated any federal, state or provincial securities or commodities laws.  None of our officers or directors have been found by any court of competent jurisdiction to have violated any federal or state securities or commodities law. There are no judgments, orders, or decrees against us or our officers or directors that limit in any manner our involvement or that of our officers or directors in any type of business, securities or banking activities. None of our officers or directors has been convicted of a felony or misdemeanor relating to securities or performance in corporate office.

BOARD AND COMMITTEES

Our board members are elected annually by our securityholders and hold office until the next annual securityholders meeting or until a successor is duly elected and qualified.  During 2004, the board of directors met five times including participants by telephone. All directors attended the board meetings.  Our board of directors also approved eleven additional corporate matters during 2004 through unanimous written consents.

The Board of Directors has an Audit Committee and a Nominating and Compensation Committee, currently consisting of an  independent director, Mr. Philip Pardo.

The Audit Committee oversees the actions taken by our independent registered chartered accountants and reviews our internal financial and accounting controls and policies. The Audit Committee also holds responsibility for our corporate governance and internal controls. In 2005, Mr. Philip Pardo was designated as the Audit Committee financial expert and chairman.

The Nominating and Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for our officers, employees and consultants and administers our incentive compensation and benefit plans. The Nominating and Compensation Committee also holds responsibility for director selection and governance with respect to the conduct of our Board.  Our Nominating and Compensation Committee Chairman is Mr. Philip Pardo.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.

The following table sets forth information concerning the beneficial ownership of our outstanding common stock as of May 6, 2005 for:

-	each of our directors and executive officers individually;
-	each person or group that we know owns beneficially more than 5% of our common stock; and
-	all directors and executive officers as a group.

Rule 13d-3 under the Securities Exchange Act defines the term "beneficial ownership". Under this rule, the term includes shares over which the indicated beneficial owner exercises voting and/or investment power.  The rule also deems common stock subject to options currently exercisable, or exercisable within 60 days, to be outstanding for purposes of computing the percentage ownership of the person holding the options but do not deem such stock to be outstanding for purposes of computing the percentage ownership of any other person.  The applicable percentage of ownership for each shareholder is based on 97,438,660 shares of common stock outstanding as of May 6, 2005, together with applicable options for that shareholder.  Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power over the number of shares listed opposite their names.

14

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Outstanding

Officers and Directors
Matthew Heysel 963 Pacific Heights Tower Apartments, Oriental Plaza #1 East Chang An Avenue Dong Cheng District Beijing, China, 100738	3,913,799(1)	4.01%
Daming Yang #4, Mou Gate 25 Baiwanzhuang Xicheng District Beijing, China, 100037	4,023,750 (2)	4.13%
Thomas Milne 224 Sienna Hills Drive SW Calgary, AB, Canada, T3H 2Z1	1,583,002 (3)	1.62%
Bruce Gaston La Rieulle Plenee Jugon 22640, Bretagne France	0	0%
Philip Pardo c/o KIMEP Almaty, Kazakhstan	0	0%
Barry Swersky Box 110, 47100 Ramat Hasharon Israel	0	0%
A.S. Sehsuvaroglu 67 Promenade des Anglais 06000 Nice France	0	0%
N. U. Balgimbayev 5 Chaykina Street Almaty, Kazakhstan	5,000,000	5.1%
Ruslan Z. Tsarni 6150 Glacier Place Ferndale, Washington 98248	0	0%
Officers and Directors as a Group	14,520,551(4)	14.9%

5% Shareholders
Societe Privee de Gestion de Patrimonie 17 Avenue Matignon Paris 78008 France	6,760,000	6.93%
Wei Yang Room 837, China Merchant Building Shenzhen, Guong Dong, China 518067	6,653,750 (4)	6.82%(4)

ARC Energy Fund C/o Royal Trust Corporation of Canada 200 Bay Street Toronto, Ontario M5J 2J5	8,000,000	8.2%
(1)

Includes 3,057,772 shares of common stock of which 594,422 shares are owned by Big Sky Holdings, a company over which Mr. Heysel has control, 2,719,910 shares are owned by MH Financial Management Ltd., a company over which Mr. Heysel has control and 559,467 shares which Mr. Heysel owns directly.

(2)	Includes 1,923,750 shares of common stock which Mr. Yang owns directly and options exercisable within 60 days of March 29, 2005 to acquire 2,100,000 shares of common stock.
(3)

Includes 983,002 shares of common stock of which 692,802 shares are owned by Precise Details, Inc., a company over which Mr. Milne has control, 285,200 shares owned directly by Mr. Milne and 5,000 shares owned by Mr. Milne indirectly through his spouse; and options exercisable within 60 days of May 6, 2005 to acquire 600,000 shares of common stock.

(4)

Includes 6,653,750 shares of common stock of which, 4,250,000 shares are owned by Big Sky Energy Canada Ltd., of which Mr. Wei Yang is a director.  The board of Big Sky Energy Canada has given him sole voting and dispositive powers over all equity investments.  The total also includes 1,923,750 shares which are owned directly by Mr. Wei Yang and options exercisable within 60 days of December 31, 2004 to acquire 500,000 shares of common stock.

As of the filing date of this Prospectus, there are no arrangements that may result in a change in control.

DESCRIPTION OF SECURITIES

The following is a summary of provisions of the common stock.

We are authorized to issue 150,000,000 shares of common stock, of which 97,438,660 shares were issued and outstanding held by approximately 131 securityholders of record as of May 6, 2005.  This public offering consists solely of shares of common stock being resold by selling securityholders.  Therefore, this offering will not affect the total number of shares of common stock issued and outstanding.  This offering, however, includes shares that are underlying warrants held by certain Selling Securityholders that have not yet been exercised.  The exercise of any of such warrants would increase the total number of shares that are issued and outstanding.

A quorum for a general meeting of shareholders is one shareholder entitled to attend and vote at the meeting who may be represented by proxy and other proper authority, holding at least a majority of the outstanding shares of common stock.  Holders of shares of common stock are entitled to one vote per share on all matters to be voted on by the shareholders.  Action by the shareholders requires a vote by holders of a majority of the shareholders present, in person or by proxy, at a meeting of the shareholders.  The holders of shares of common stock are entitled to receive any dividends the board of directors declares out of funds legally available for the payment of dividends.  There are no limitations on the payment of dividends.

In addition, there are no pre-emptive rights, no subscription rights, no sinking fund provisions, no conversion rights, no redemption provisions, no voting as a class, and no restrictions on alienability relating to the shares of common stock and none of the shares of common stock carry any liability for further calls.  There are no provisions discriminating against any existing or prospective holder of common stock as a result of such shareholder owning a substantial amount of securities.

Upon any liquidation, dissolution, or winding up of our business, if any, after payment or provision for payment of all of our debts, obligations, or liabilities, the proceeds will be distributed to the holders of shares of common stock.

The rights of holders of shares of common stock may not be modified other than by vote of majority of the shares of common stock voting on the modification.  Because a quorum for a general meeting of shareholders can exist with less than all of the shareholders (or proxy holders) personally present at a meeting of the shareholders, the rights of holders of shares of common stock may be modified by less than a majority of the issued shares of common stock.

There are no change of control provisions contained in our articles of incorporation or bylaws.

INTEREST OF NAMED EXPERTS AND COUNSEL

None of the experts named herein was hired on a contingent basis nor were any such experts a promoter, underwriter, voting trustee, director, officer or employee of Big Sky Energy Corporation.

LEGAL MATTERS

Certain legal matters will be passed upon for us by our U.S. securities counsel, W. Scott Lawler, Esq. of Lawler & Associates, 1530-9 Avenue SE, Calgary, Alberta, T2G 0T7.

ACCOUNTING MATTERS

The consolidated financial statements of Big Sky Energy Corporation  as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 and for the period from February 1, 2000 (date of incorporation) to December 31, 2004 included in this prospectus have been audited by Deloitte & Touche LLP, independent registered chartered accountants, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to substantial doubt about Big Sky Energy Corporation’s  ability to continue as a going concern) and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Big Sky Energy Kazakhstan Ltd. as of December 31, 2003 and the period from August 11, 2003 (date of inception) to December 31, 2003, and the cumulative period from April 28, 2001 (date of incorporation of the Predecessor)  to December 31, 2003 (except for the cumulative period from April 28, 2001) to August 11, 2003 not separately presented herein)  included in this prospectus have been audited by Deloitte & Touche LLP, independent registered chartered accountants, as stated in their report appearing herein (which report expresses an unqualified opinion and includes explanatory paragraphs referring to substantial doubt about Big Sky Energy Kazakhstan Ltd.’s ability to continue as a going concern and status as a development stage enterprise), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of KoZhaN LLP as of December 31, 2002 and the period from January 1, 2003 to August 11, 2003, for the year ended December 31, 2002, and the period from April 28, 2001 to August 11, 2003 (not separately presented herein) included in this prospectus,  have been audited by TOO Deloitte & Touche, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to KoZhaN LLP’s status as a development stage enterprise), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Vector Energy West LLP as of and for the years ended December 31, 2003 and 2002, the period from July 4, 2001 to December 31, 2001, and the cumulative period from July 4, 2001 to December 31, 2003 included in this prospectus have been audited by TOO Deloitte & Touche, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes explanatory paragraphs referring to substantial doubt about Vector Energy West LLP’s ability to continue as a going concern and status as a development stage enterprise), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

DESCRIPTION OF BUSINESS

OVERVIEW OF CORPORATE STRUCTURE

We were incorporated in February 1993 as Institute for Counseling, Inc. under the laws of the State of Nevada.  On April 14, 2000, we acquired China Broadband (BVI) Corp., a British Virgin Islands company incorporated in February 2000, by issuing 13,500,000 shares of our common stock in exchange for all of the issued and outstanding common stock of China Broadband (BVI) Corp.  The former shareholders of China Broadband (BVI) Corp. became our controlling shareholders.  On April 14, 2000, subsequent to the above acquisition, we changed our name to "China Broadband Corp." and merged China Broadband (BVI) Corp. into China Broadband Corp. Our principal executive office is located at Suite 750, 440 – 2nd Avenue SW, Calgary,

Alberta, Canada T2P 5E9, and our phone number there is 403-234-8282. Our principal business office, in Kazakhstan, is located in a recently constructed office tower in central Almaty at Suite 3, 132 Dostyk Avenue, Almaty, Kazakhstan 650051, and our phone number there is 7 3272 628 394.

We maintain a representative office in China at 1003 W2 Oriental Plaza, #1 East Chang An Avenue, Beijing, Peoples Republic of China 100738 and our phone number there is 86 10 8518 2686.

We maintain a World Wide Web site address at www.bigskycanada.com. Information on our web site is not part of this document.

On July 8, 2000, Big Sky Network and Chengdu Huayu Information Co. Ltd. entered into a cooperative joint venture contract to form a joint venture company, Sichuan Huayu Big Sky Network Ltd., referred to as our Chengdu joint venture, under the laws of the People's Republic of China on Cooperative Joint Ventures using Chinese Foreign Investment.  We had agreed to provide up to $5,500,000 in financing for the joint venture, in the form of cash and equipment.  The Chengdu joint venture was granted the exclusive right to provide equipment and technical services to our Chinese joint venture partner’s subscribers to enable these subscribers to access the Internet. Our Chinese joint venture partner failed to meet its obligations under the joint venture agreement. As we were unable to achieve a successful working partnership, the business of the joint venture was discontinued. After discussions and negotiations with the joint venture partner failed to achieve a satisfactory alternative, we commenced arbitration to seek damages. To date, such arbitration has not been successful. Although we sold this business in December 2004, we retain a 25% interest in any favorable settlement of this action. As the outcome of this arbitration is uncertain, we attribute no value to this residual interest.

We, through Big Sky Networks Canada Ltd, referred to as Big Sky Canada, held a 100% interest in Chengdu Big Sky Network Technology Services Ltd., referred to as Chengdu Technology Services, which resells high-speed broadband Internet service to companies and residents in the section of Chengdu designated as a high technology park. As noted above, we sold our shareholding in Big Sky Network Canada Ltd. on December 9, 2004 for $ 175,793.

Late in October 2003, we began investing in oil and gas assets, an area in which our management has knowledge and experience. We believed that it was the right time to diversify into the oil and natural gas industry using our management’s knowledge and experience.  We considered that this diversification would provide us with a revenue stream and financial stability, which would sustain our operations so that we could concentrate on growing our business in the oil and gas sector.

 On October 27, 2003, Big Sky entered into a Share Exchange Agreement with Big Sky Energy Kazakhstan Ltd., (“BSEK”) a private company incorporated in Alberta, Canada, and all its shareholders of record.  Under the terms of the Agreement, we were required to issue up to a maximum of 8,000,000 common shares in a share exchange offer with the shareholders of record of BSEK as of October 27, 2003.  Management determined the net asset value per share and the number of shares to be issued based upon various criteria including a third party valuation.   On January 12, 2004, we issued 8,000,000 of our common shares to the shareholders of BSEK in exchange for their shares in BSEK.  BSEK has a 90% interest in KoZhaN LLP, a Republic of Kazakhstan limited liability partnership, which has three petroleum licenses in the Atyrau region of Kazakhstan.

On December 29, 2003, we changed out name from China Broadband Corp. to China Energy Ventures Corp. On December 3, 2004 shareholders approved another name change to Big Sky Energy Corporation.

On May 6, 2004, Big Sky Energy Atyrau Ltd., at that time a 75% owned subsidiary, (“BSEA”), purchased 100% of Vector Energy West LLP, a Kazakhstan limited liability partnership,  for $4,430,000 which was determined by a valuation of Vector’s Atyrau and Liman-2 licenses which was performed by PetroGlobe (Canada) Ltd., an independent third party. On the same date, pursuant to the terms of an Agreement for Assignment of the Creditor’s Rights, BSEA paid $570,000 to Lorgate Management Inc.

On July 6, 2004, we closed a private placement of $8,050,000 and issued 16,100,000 shares.

Initially, we estimated that our cash requirements for all five contract areas would be approximately $35 million for 2005.  Considering that the minimum capital investments required by the respective hydrocarbon contracts in 2005 amount to approximately $16 million, we may decrease the original amount filed with the Kazakh regulatory authorities for 2005 work commitment programs, to the expenditure level established by the five hydrocarbon contracts. In that case, we will re-file our annual work programs with the Kazakh authorities, to reflect this adjustment in our annual work programs.. Under applicable law, such adjustments in the work programs will require prior approval of the Kazakh regulatory authorities, which we believe can be obtained.

We currently have enough cash on hand to cover the expected level of general and administrative and other overhead costs throughout 2006.

We had originally assumed work commitments on our licenses in Kazakhstan, which would require expenditures estimated at up to $35 million, which may be decreased upon prior approval of the Kazakhstan competent authority to the commitments defined in the respective five hydrocarbon contracts to a total amount of approximately $16 million. Our commitments are measured in actual work completed, not in money expended. We can successfully meet our work commitments for a lesser expenditure of money if we can perform the work more efficiently. Work commitments consist of well drilling, seismic shoots, data processing, workover and re-entry of existing wells and general business activity that serves to further develop, explore, produce and sell hydrocarbons in Kazakhstan.

Work program commitments for 2004 have been completed only in part. To satisfy of the Kazakh  regulatory authorities the work commitment not completed in 2004 have to be completed in 2005.

On April 19, 2005, Big Sky executed a Letter of Intent with Sun Drilling LLP wherein Sun Drilling LLP agreed to provide turnkey drilling services for a minimum of two wells in the Morskoe Field and a minimum of 10 wells in the Atyrau Block.  The drilling schedule for Morskoe is set to commence in May 2005 with the Atryau block drilling schedule to start in July/August 2005.

The following figure sets forth our corporate structure as at December 31, 2004.

Big Sky Energy Corporation (formerly China Energy Ventures Corp.) (the “Corporation”) a Nevada corporation
	100%	100%
Big Sky Energy Atyrau Ltd. (“BSEA”) an Alberta Corporation		Big Sky Energy Kazakhstan Ltd. (“BSEK”) An Alberta corporation
100%		90%
Vector Energy West LLP (“Vector”) a Kazakhstan limited liability partnership		KoZhaN LLP (“KoZhaN”) A Kazakhstan limited liability partnership

Neither we nor any of our subsidiaries have been subject to any bankruptcy, receivership or similar proceedings.

OVERVIEW OF BUSINESS STRATEGY

Oil and Gas Business

During the last half of 2003, we commenced the diversification of our efforts towards the exploration and exploitation of oil and gas in selected countries.  Our objective is to find fields with proven reserves that justify exploration and that require some enhanced recovery, workover, additional drilling or stimulation, and that have an exploration upside, located near infrastructure and markets, in countries with favorable fiscal and tax regimes and well developed commercial laws, including adequate environmental regulations. We determined that Kazakhstan was one country that meets these criteria and commenced efforts to locate acquisition opportunities there.

Big Sky Energy Kazakhstan Ltd.

Big Sky Energy Kazakhstan Ltd. was incorporated on July 29, 2003 in Alberta, Canada and holds a 90% interest in KoZhaN, which has three petroleum licenses in the Atyrau region of Kazakhstan.

In late 2003 and early 2004, BSEK entered into various share purchase agreements with Shengli Oilfield Junwei Petroleum-Tech Development Co. Ltd., a wholly owned subsidiary of Sinopec Corp. for an investment into BSEK of $10,000,000.  We decided to pursue this project ourselves and on July 1, 2004, a Severance Agreement was completed by BSEK and Shengli that terminated all of the various share purchase agreements and BSEK repaid funds that had been received from Shengli. Management will consider other farm out options to third parties as opportunities arise.On October 27, 2003, Big Sky entered into a Share Exchange Agreement with BSEK and all its shareholders of record.  Under the terms of the Agreement, we forwarded $500,000 to BSEK as a short-term loan, which was to be repaid within 60 days.  As well, we were required to issue up to a maximum of 8,000,000 common shares in a share exchange offer with the shareholders of record of BSEK as of October 27, 2003.  Management determined the net asset value per share and the number of shares to be issued based upon various criteria including a valuation performed by PetroGlobe (Canada) Ltd., a third party independent petroleum engineering firm. In December 2003, we forwarded an additional $625,000 to BSEK as a short-term loan, which was to be repaid within 60 days. On January 12, 2004, we issued 8,000,000 of our common shares to the shareholders of BSEK in exchange for their shares in BSEK thereby giving us 100% ownership of BSEK.  On January 14, 2004, BSEK made a payment of $250,000 on the initial loan made in October 2003. On January 20, 2004, we extended the repayment terms on both loans to BSEK to June 1, 2004 and set the interest rate at 5% per annum.  As of December 31, 2004, these loans had not been repaid.  BSEK will repay them once it has started production.

Mr. Matthew Heysel, who is a shareholder, Chairman and Chief Executive Officer of Big Sky was Chairman and Chief Executive Officer of BSEK and also the Vice-Chairman of KoZhaN at the time of the Share Exchange Agreement with BSEK.  Mr. Heysel, as a board member of Big Sky and BSEK, voluntarily abstained from voting on the transaction with BSEK.  Mr. Heysel continues to hold his directorships with these entities, but has relinquished his Chief Executive Officer Designation to Mr. Sehsuvaroglu.

Mr. Daming Yang, who is a shareholder and director of Big Sky, was the President and a director of BSEK and also the Chairman of KoZhaN at the time of the Share Exchange Agreement with BSEK.  Mr. Yang, as a board member of Big Sky and BSEK, voluntarily abstained from voting on the transaction with BSEK. Mr. Yang continues to hold his directorships and offices with these entities.

Mr. Kai Yang, at the time of the Share Exchange Agreement with BSEK, was a major shareholder of Big Sky, the sole shareholder of Big Sky Energy Canada Ltd., which held 80% of the stock of BSEK and Mr. Daming Yang’s brother.

 On February 27, 2004, Big Sky entered into an Asset Purchase Agreement with IbrizOil Inc., an Alberta corporation, hereinafter referred to as Ibriz.  Under the terms of the agreement, Ibriz assigned its 5% over-riding royalty in BSEK’s interest in KoZhaN in exchange for common stock of Big Sky.  The value of the royalty was determined using the results of the valuation report performed by PetroGlobe (Canada) Ltd., an independent third party, in connection with the Share Purchase Agreement entered into by Big Sky and BSEK on October 27, 2003.  The amount of common stock issued was determined using the average closing price of our common stock for the five days prior to February 27, 2004.  On March 4, 2004, we issued 681,475 common shares to Ibriz in connection with the agreement. At the time of this transaction, Mr. Van Doorne was our Executive Vice President, the Managing Director of BSEK and a shareholder of Big Sky, as well as, the Chief Executive Officer, a director and a shareholder of Ibriz. On March 18, 2005, Mr. Van Doorne resigned as Chief Executive Officer and a director of Ibriz.

KoZhaN

KoZhaN was incorporated as a limited liability partnership on April 28, 2001 in the Republic of Kazakhstan by five Kazakhstani nationals unrelated to us.

On February 17, 2003, KoZhaN entered into agreements with the Government of Kazakhstan for the exploration and development of three petroleum licenses in the Atyrau region of western Kazakhstan.

-

The Morskoe license covers an area of 18,434 acres.  The Morskoe field was discovered in 1965 and has proved undeveloped reserves of 3 million barrels, as determined by PetroGlobe (Canada) Ltd., an independent engineering company based in Calgary, Canada (the Government of Kazakhstan established proven recoverable reserves of 506kt (4.2 million barrels).  In 1965, five wells were drilled in the field, resulting in four oil wells.  One well tested a combined oil flow of 1300 barrels of oil per day (“bopd”).  The wells were shut-in and have never produced oil. A development well was started in the fourth quarter, 2004. Adverse weather conditions and mechanical problems have delayed the completion of this well.  On March 30, 2004, Big Sky announced that it had finished drilling and logging of its Well No. 10 which was drilled to a total depth of 1308 m and encountered 22 m of total oil pay in two principal sands at 1168 to 1173 and 1243 to 1260 m KB, respectively. Big Sky is currently completing Well No. 10 in preparation of a flow test through facilities which have been assembled on lease.

-

The Karatal license, which covers an area of 103,982 acres.  Several wells drilled in the late 1960s on the property tested small oil flows. The Government of Kazakhstan has established proven recoverable reserves of 337kt (2.8 million barrels).

-

The Dauletaly license covers an area of 33,359 acres.  No reserves have been established on the license, which is adjacent to the Krykmyltyk field, which is currently producing approximately 2,000 bopd.

In August 2003, in an arms-length transaction, the five shareholders of KoZhaN, each holding a 20% interest in KoZhaN, entered into a Sale and Purchase Agreement with BSEK whereby BSEK purchased a 90% interest in KoZhaN for future consideration based upon the achievement of KoZhaN production milestones.  BSEK entered into this agreement in order to obtain the contractual rights for exploration and development for the Morskoe, Karatal and Dauletaly fields owned by KoZhaN. BSEK currently owns a 90% interest in KoZhaN and the remaining five shareholders each own a 2% interest.  BSEK is required to make the following payments to the five shareholders, as a group, upon KoZhaN achieving the following milestones:

-

$100,000 after the receipt by KoZhaN of payment in full for two sales of a commercial quantity of oil produced, saved, marketed and sold by KoZhaN.  Each sale shall not be of less than 4,000 tonnes of oil and shall be calculated after deducting the government’s share of production, if any.

-

$300,000 after the receipt by KoZhaN of payment in full for a cumulative production of 40,000 tonnes of a commercial quantity of oil produced, saved, marketed and sold by KoZhaN.  The 40,000 tonnes shall be calculated after deducting the government’s share of production, if any.

-

$400,000 after the receipt by KoZhaN of payment in full for a cumulative production of 150,000 tonnes of a commercial quantity of oil produced, saved, marketed and sold by KoZhaN.  The 150,000 tonnes shall be calculated after deducting the government’s share of production, if any.

-

$500,000 after the receipt by KoZhaN of payment in full for a cumulative production of 250,000 tonnes of a commercial quantity of oil produced, saved, marketed and sold by KoZhaN.  The 250,000 tonnes shall be calculated after deducting the government’s share of production, if any.

-

A quarterly payment per barrel of oil produced, saved, marketed and sold by KoZhaN (“Production Payment”).  Such production is to be calculated after deducting the government’s share of production, if any. The Production Payment shall equal $0.35 per barrel if the price of oil is equal to or less than $14.00, $0.75 per barrel if the price of oil is greater than $14.00 and less than or equal to $18.00, $1.00 per barrel if the price of oil is greater than $18.00 and less than or equal to $22.00, or $1.50 per barrel if the price of oil is greater than $22.00.  The price of oil shall be determined as a quarterly average based on a calendar year and calculated based on the actual value of oil realized by sale of the oil, net of transportation and tariff costs.

-

Upon awarding of a new tender for subsurface use rights outside the Contract Territories, KoZhaN shall pay a bonus of $0.05 multiplied by the number of barrels of oil attributed to the oilfield reserves associated with that award as defined in State Balance of Reserves (Oil) of Kazakhstan as of January 1, 2000.  Payment of the bonus shall be made within 30 days of the tender being awarded.

-	Under the terms of the Sale and Purchase Agreement, 1 tonne equals 7 barrels.

Big Sky Energy Atyrau Ltd.

Big Sky Energy Atyrau Ltd. was incorporated on April 8, 2004 in Alberta, Canada.  Initially, Big Sky owned 75% of this subsidiary and Fullup Limited, a Cypriot registered corporation, owned 25%.   We entered into this corporate arrangement with Fullup Limited based upon representations from it that it would be able to present us with oil and gas opportunities in the Atyrau area of western Kazakhstan.

As consideration for facilitation of the successful acquisition of Vector, BSEA granted a royalty to Fullup Limited of $1.00 per barrel on oil sold by Vector from the Atyrau and Liman-2 licenses. On November 10, 2004, BSEA and Fullup Limited, entered into a Share Exchange Agreement whereby Fullup Limited agreed to exchange its 25% interest in BSEA for 3,500,000 common shares of Big Sky.

Vector Energy West

Vector was incorporated as a limited liability partnership in the Republic of Kazakhstan on July 4, 2001.

On December 28, 2002, Vector entered into agreements with the Government of Kazakhstan for the exploration and development of two petroleum licenses in western Kazakhstan.

-

The Atyrau license covers an area of 2,599,044 acres.  The Atyrau field is located on the north shore of the Caspian Sea, near the city of Atyrau.  This block has some 33 salt domes identified by seismic. Of these, 8 post salt prospects have been identified and drilled.  The Kazakh government has assigned 172 million barrels of potential reserves to these post salt prospects on this block.

-

The Liman-2 license covers an area of 1,015,599 acres.  The Liman-2 field is located immediately west of the Atyrau license on the north shore of the Caspian Sea.  This block has some 10 un-drilled salt domes.  The Kazakh government has assigned 167 million barrels of potential reserves to 4 of these prospects.

On June 1, 2004, Vector granted a royalty of $1.00 per barrel of oil sold by Vector from the Atyrau and Liman-2 licenses to the former President of Vector. This royalty expires June 1, 2005.

Big Sky Energy Ltd.

Big Sky Energy Ltd. was incorporated on May 31, 2004 in Alberta, Canada in order to have a representative oil and natural gas office in China.  We own 100% of this subsidiary, which is currently inactive.

Oil and Gas Business

In Kazakhstan, producers have the right to negotiate sales contracts directly with purchasers, allowing the market to determine the price of oil.  Under the terms of the three Contracts for Exploration and Production of Hydrocarbons (“Hydrocarbon Contracts”) entered into by the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan and KoZhaN on the Morskoe, Karatal and Dauletaly Fields, referred to as the Hydrocarbon Contracts, all production has to be sold into the domestic market during the Exploration Phase of the Hydrocarbon Contracts. The Exploration Phase has a maximum term of 6 years.  We have the right to accelerate the exploration activities and thus shorten the exploration phase.  During the Exploitation Phase we can sell up to 80% of our production on the international markets.  Currently domestic prices are approximately US$145 per tonne. If the domestic market cannot absorb the produced hydrocarbons we can sell our product on the international market.

Competition

Oil and Gas Business

Several domestic and international companies operate in Kazakhstan.  The Government of Kazakhstan issues licenses on a regular basis through bidding rounds.  Shares in existing licenses can be freely sold and purchased, subject to the terms of the individual Charter and Foundation Agreements in place.  Late in 2004, the Government of Kazakhstan passed legislation providing certain pre-emptive rights whereby the government has the right to acquire interests in fields if there is an intention of the license holder to sell or farm out to a third party. However, there is little competition from foreign companies for the assets targeted in Kazakhstan by us.  Major international companies target the large high-risk offshore blocks in the Caspian Sea.

Local refineries are generally amply supplied by existing producers.  Although we are required to sell our crude into the local markets, we can sell our produced hydrocarbons into the international markets if the refineries are not capable of accepting our production.  There are no restrictions to access the pipelines exporting crude from Kazakhstan, except that a transportation agreement has to be signed with KazTransOil and export quotes have to be obtained from the Ministry of Energy.

Employees and Consultants

As the focus of business of Big Sky centers in Kazakhstan, more of the officers and management will be located in the Almaty office. Beginning with our President, we expect to operate our business from Almaty. Field operations personnel will work from an office in Atyrau or will be located at various field work sites.

Vector and KoZhaN engage local staff as required to manage their business.  We anticipate that we and our subsidiaries on an as-needed basis will hire additional employees over the next fiscal year. We are consolidating our two offices in Almaty. Set forth below is an indication of current operations and the numbers of employees and consultants required by our subsidiaries and us to maintain current operations, as at March 31, 2005:

	Number of Employees/Consultants
	Management	Sales	Technical	Administrative
Kazakhstan	4	0	5	7
China	1	0	0	1
Canada	1	0	0	2
Other	1	0	0	0

Should our development necessitate, we will hire additional employees and consultants in sales, marketing, and administration over the current fiscal year and will hire additional management and employees on an as-needed basis.  If the need arises for additional technical employees and we are unable to hire qualified employees in a timely manner, we may outsource projects to third parties.

MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

The following summary financial data should be read in conjunction with the remainder of "Management's Discussion and Analysis or Plan of Operation" and the consolidated financial statements and notes to such consolidated financial statements included in this Prospectus.  The selected historical financial as at December 31, 2004 and 2003 and for the years ended December 31, 2004, 2003, 2002 and from inception date (February 1, 2000) to December 31, 2004 has been derived from our audited consolidated financial statements.

SUMMARY FINANCIAL DATA

Statement of Operations Data:

	YEAR ENDED DECEMBER 31, 2004	YEAR ENDED DECEMBER 31, 2003	YEAR ENDED DECEMBER 31, 2002	PERIOD FROM FEBRUARY 1, 2000 TO DECEMBER 31, 2004
Loss from continuing operations	$6,816,252	$3,194,368	$2,215,324	$20,071,119
Income (Loss) from Discontinued operations	$24,204	$64,606	($376,156)	($10,114,016)
Net loss	$6,792,048	$3,129,762	$2,591,480	$30,185,135
Basic loss per share	($0.13)	($0.13)	($0.12)	-
Basic weighted average
Common Shares Outstanding	51,585,004	23,536,537	21,774,775

Balance Sheet Data:

	December 31, 2004	December 31, 2003
Cash and cash equivalents	$983,734	$1,068,451
Working capital (deficiency)	($1,705,240)	$2,241,254
Total assets	$24,583,455	$2,790,706
Total stockholders’ equity	$13,397,829	$2,528,393

NATURE OF OPERATIONS

Late in 2003, Big Sky began investing in oil and gas assets in addition to its Internet service business in China, a transition which concluded December 9, 2004 from selling Big Sky Network Canada Ltd., to become an oil and gas exploration and production company. We acquired KoZhaN and Vector.  By acquiring these companies Big Sky gained a significant acreage position in the prolific pre-Caspian basin of western Kazakhstan, located close to infrastructure and transportation.

In the fourth quarter, Big Sky spudded its first well, Morskoe # 10. Our near term objectives include the drilling completion and testing of Morskoe #10, followed by the drilling or working over of additional wells offsetting Morskoe #10, should we have positive test results.

We are also intent on farming out selected high risk exploration targets.  Initially, Big Sky focused its partnership initiatives on China’s major national oil and gas production and service companies and since has expanded its farm out discussions to include established multinational energy companies.  We believe that these activities will lead to a sustainable platform on which to build Big Sky in Kazakhstan. In addition to building a base in Kazakhstan, Big Sky is trying to secure additional licenses in other countries, using the diverse expertise of its officers and consultants.

Big Sky raised over US$12 million of new common equity in 2004. Big Sky is basing its growth strategies on attaining a sustainable level of cash flow from low risk energy development of existing licenses while securing additional licenses subject to available financing on economic terms.  Big Sky raised an additional $13.7 million in equity capital in February/March  2005.

RESULTS OF OPERATIONS

Revenues

For 2004 and 2003, Big Sky did not earn revenues. We have added oil and gas properties through the acquisition of KoZhaN and Vector; however these properties are currently undeveloped and consequently did not provide revenue during the period.

Expenses

During 2004 and 2003, we incurred operating expenses of $6,591,615 and $3,208,603 respectively. The following table provides a breakdown of operating expenses by category.

General Operating Expenses

	YEAR ENDED DECEMBER 31, 2004 $	YEAR ENDED DECEMBER 31, 2003 $	PERIOD FROM FEBRUARY 1, 2000 TO DECEMBER 31, 2004 $
Office Costs	5,586,469	3,073,825	17,330,204
Professional Services	759,984	122,672	2,724,450
Investor Relations	245,162	12,106	1,415,251
Extinguishment of debt	-	-	(1,422,225)
Miscellaneous	-	-	212,114
TOTAL	6,591,615	3,208,603	20,259,794

Office costs include the costs of executive management, administrative consultants, rent, insurance, travel and general offices costs associated with maintaining our business offices and operation in Canada and Kazakhstan. The increase in office costs from 2003 is due to acquisition of additional subsidiaries during the year and their related costs.  There is $385,690 (2003 – $455,000) of office costs related to maintaining an office in Beijing. These costs decreased as a result of Big Sky’s change in focus to oil and gas operations.  Professional services include accounting, audit and legal advisory costs.  Professional costs have increased in 2004 compared to 2003.  The overall increase in professional services was due to increased legal, audit and accounting fees due to the increased activity of the oil and gas operations in the subsidiaries.

The financial statements of Big Sky’s two subsidiaries have been translated into US Dollars from Kazakhstan Tenge.  The subsidiaries maintain their accounting records in Tenge.  A majority of KoZhaN’s and Vector’s capitalized costs, expenses, liabilities, loans and cash flows are denominated in US Dollars.  Accordingly, KoZhaN and Vector have determined that the US Dollars is its functional currency.  KoZhaN’s and Vector’s long-lived assets and equity are translated using historic exchange rates.  Gains and losses arising from these translations are reported in the consolidated statement of operations.  The foreign currency loss related to this translation was $193,130.  Big Sky maintains offices in Canada and China and may incur foreign exchange losses in meeting its operating expenses in local currencies relative to the US dollar. In 2004, foreign exchange losses for operations in China and Canada were $33,808. The Kazakhstan Tenge is not a fully convertible currency outside of the Republic of Kazakhstan. The translation of Tenge denominated assets and liabilities into US Dollars for the purpose of these financial statements does not indicate that Big Sky could realize or settle in US Dollars the reported values of the assets and liabilities.

We record the fluctuations in the fair value of certain unexercised stock options as a deferred compensation asset (reported as a reduction of stockholders’ equity on the balance sheet). This asset is amortized over the life of the stock options as non-cash compensation expense. The non-cash compensation expense in 2004 was $758,264 (2003 – $1,541,174).

Summary of Non-cash Compensation Expense since inception:

	Expense	Unamortized Deferred Compensation
Options
Options granted June 29, 2001	3,841	-
Options granted November 13, 2001	-	-
Options granted October 21, 2002	-	-
Options granted October 21, 2002	707,006	-
Options granted April 26, 2003	14,749	4,594
Options granted June 24, 2004	32,668	23,332
Total	$758,264	$27,926

Losses

Since we are in the development stage, all losses accumulated since inception is considered as part of our development stage activities.

Discontinued Operations

In December 2004, we sold our 100% shareholding in Big Sky Network Canada Ltd., which held our remaining assets in China, Big Sky Chengdu Technology Services Ltd, 100% owned, and our interest in the Sichuan Huayu Big Sky Network Ltd. joint venture, 50% owned. With this sale, we exited the Internet business in China. The sale of Big Sky Network Canada is presented as a discontinued operation in our financial statements.

CAPITAL EXPENDITURES AND INVESTMENTS

Big Sky sold all of its Internet assets in China on December 9, 2004.  Collaterally to this initiative, Big Sky began investing in oil and gas assets in addition to its Internet service business in China, with the intent to become an international oil and gas exploration and production company. Our first acquisition was of KoZhaN and continued with Vector.  By acquiring these companies Big Sky gained a significant acreage position in the prolific pre-Caspian basin of western Kazakhstan located close to infrastructure and transportation.

In the fourth quarter of 2004, Big Sky spudded its first well, Morskoe # 10.  We farmed out 45% of out interest in the Morskoe license in exchange for a turnkey completion of the Morskoe # 10 well with cost of completing the well to be paid by the farmee.   On May 6, 2005, Big Sky announced that it has signed a term sheet relating to a convertible debenture to secure a US$17.5 million facility from Sun Drilling LLP ("Sun Drilling") to finance the 2005 drilling program of its two subsidiaries, KoZhaN LLP and Vector Energy West LLP. Sun Drilling has agreed to provide full well construction services for these wells on a turnkey basis, specified under a formal drilling contract, finalized on May 5th.

Material Commitments for Capital Expenditures

As a result of the acquisition of KoZhaN and Vector, we have acquired significant commitments for future capital expenditure. The majority or these commitments are not required to be settled until we are in the production phase, at which time we expect to have sufficient cash-flows from production to meet these commitments and will rely primarily on production cash-flows to meet future capital expenditures. If the future cash flows from production are insufficient to meet these commitments, we will likely have to rely on additional equity financing.

Certain commitments relating to KoZhaN require capital expenditure prior to the production phase. These include investment commitments of $16.43 million.  We anticipate we will be able to meet these capital costs through a number of financing alternatives. The investment commitment of $16.43 million is required to be spent in exploration phase in the Republic of Kazakhstan during the exploration phase, which is expected to last until approximately 2009.  We plan to finance this commitment through a combination of the sale of exploration related production and future equity financing.   The governments’ objective in setting minimum work commitments is to ensure certain types of exploratory work is carried out by the license holder, including drilling new wells and seismic activity. The government will measure the degree to which Big Sky has met its commitments in terms of work completed. The government estimates the work commitment in terms of expected spending amounts. The government measures the performance of Big Sky towards meeting its work commitment by evaluating the actual work performed in comparison with the agreed requirements. Actual spending is not a performance measure.

Commercial discovery bonuses will be equal to 0.1% of the value of proved reserves if found.  We anticipate that any commercial discovery bonus will be small enough to be financed out of our working capital.

 For 2004, we have partially met the work commitments expected of Vector and KoZhaN. For 2005, we defined work commitments as follows:

•

KoZhaN – Expected Capital Expenditures are $5.2 million of which $1.6 million is allocated for 3 work-over wells in Karatal; $0.5 million is allocated to new drilling in Dauletaly. We expect to spend an additional $1.4 million developing the Morskoe area, subject to results of drilling Morskoe #10. The balance of spending will be made up from administration, training and related business activities.

•

Vector – Expected Capital Expenditures $29.4 million of which $9.0 million is allocated for seismic work and $17.0 million allocated for drilling 10 wells. The balance will be made up of administration, training and related business activities. The Vector and KoZhaN work commitments are measure by actual work undertaken and completed. The cost to complete the work can be lower, or higher, than the estimated cost. Actual cost is not the determining factor in meeting work commitment obligations. As the undertaken work commitments in 2005 are higher than those defined in the Hydrocarbon Contracts, Vector and KoZhaN expects to apply to the government to amend the commitment to the lesser amounts defined in the Hydrocarbon Contracts.

LIQUIDITY AND CAPITAL RESOURCES

During 2004, Big Sky utilized cash for management and corporate administrative activities of approximately $200,000 per month. Management anticipates that Big Sky currently has sufficient working capital to fund this minimum level of operations through December 2006. However, Big Sky may require additional financing to continue as a going concern beyond December. Current cash resources are not anticipated to be sufficient to fund the work commitment for existing licenses, acquire producing properties or additional licenses. It will consider seeking additional private equity or debt financing. There can be no assurances that any such funds will be available, and if funds are raised, that they will be sufficient to achieve Big Sky’s objective, or result in commercial success. Big Sky cannot assure you that it will be able to obtain sufficient capital to satisfy all of its obligations or that its operating subsidiaries will be commercially successful. In February 2005, we raised an additional $13.7 million of common equity from institutional investors and accredited private investors in Europe, Russia, USA and Canada.

The ability of Big Sky to continue operations will depend on its ability to finance, acquire, explore for and produce oil and natural gas on a profitable basis.

As of December 31, 2004, we had cash and cash equivalents of $983,734 that were included in the working capital deficit of $1,705,240.  This compared to a working capital surplus of $2,241,254 at December 31, 2003.  The decrease largely reflects the working capital deficit acquired on the acquisition of BSEK and Vector that occurred during the year. We closed on the first tranche of a private placement and issued 13,483,750 shares for proceeds of $6,741,875. .  A second tranche was closed July 6, 2004, raising an additional $1,308,125 by issuing an additional 2,616,250 shares.   The third tranche was closed September 20, 2004, raising an additional $1,220,000 by issuing an additional 2,440,000 shares. The fourth tranche was closed November 17, 2004 raising $2,900,000 by issuing an additional 5,800,000 shares.  Costs associated with all tranches of the private placement include a finder’s fee equal to 6% of the gross proceeds received by us and warrants to be issued to the finders that equal 6% of the shares issued under the private placement totaling to $1,116,041 of share issuance costs.  As well, Canaccord Capital (Europe) Limited exercised a warrant for 299,716 shares for proceeds of $74,929.  $4,430,000 of these funds was directed towards the purchase of Vector and $570,000 was directed towards the acquisition of creditor’s rights from Lorgate Management Inc.

On February 11, 2004 we issued 66,666 shares for proceeds of $3,333 on the exercise of non-employee options. As part of the exercise agreement, the remaining 33,334 unvested options outstanding to the option holder were cancelled and returned to the stock option plan.  On June 24, 2004, the Nominating and Compensation Committee granted 100,000 options to a consultant.

On November 10, 2004 we issued 3,500,000 shares in exchange for the 25% minority interest in BSEA at a deemed price of $0.73 per share, being the closing market price for Big Sky’s Common Shares on November 10, 2004 for total proceeds of $2,555,000.

On November 15, 2004 we issued 35,000 shares for proceeds of $1,750 on the exercise of non-employee options.

On a consolidated basis, our minimum cash requirement for maintenance of operations, without conducting a drilling program or acquisitions of other potential fields, is estimated at approximately $400, 000 per month in 2005.  With the acquisition of BSEK, Vector and our diversification into oil and natural gas exploration and production, we anticipate that we will be required to raise additional capital to fund future exploration and development programs or farm out some of our interest in various higher risk/cost projects to third parties.  Such farm-outs would be intended to cover up to 100% of project costs in return for a percentage interest in the project. Big Sky decided to enter into such a farm out with a local civil construction firm to defray expenses associated with higher than expected lease construction costs of the Morskoe #10 well. On October 12, 2004 KoZhaN signed a farm out agreement under which KoZhaN transfers 45% of the subsurface rights of the Morskoe license to ABT Limited LLP (“ABT”).  This transfer of these rights is subject to the approval by the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan. ABT, in turn, paid for the cost of lease access and lease construction (Construction Works) and pay up to $650,000 towards the cost of drilling, completion and testing of Morskoe #10 well (Drilling Works).  KoZhaN will contribute $150,000 to the Drilling Works.  Both companies equally share future costs associated with the development of the Morskoe license. At December 31, 2004 there is $166,000 of the ABT fund remaining to be spent.

Cash Requirements

The following aggregated information about our contractual obligations and other commitments aim to provide insight into our short and long-term liquidity and capital resource need and demands as at December 31, 2004.

		Exploration phase			Production phase
Time period	Total	Within 1 year	1 - 3 years	3 - 5 years	Over 5 years
Estimated dates		2005	2006 – 08	2009 - 10	2011	2012	2013	2014	2014-2030
Production levels (tonnes of oil) (One tonne of oil equals approximately 7.4 barrels)					4,000t	40,000t	150,000t	250,000t	Over 250,000t

Operating leases	348,800	174,900	173,900	Nil	Nil	Nil	Nil	Nil	Nil
Historical costs (Owed to Kazakhstan Government)	11,424,278					182,012	182,012	700,948	10,359,306
Social sphere development liability (Astana and Atyrau)	3,030,000					151,500	151,500	151,500	2,575,500
Social development commitment (Astana and Atyrau)	1,389,000					69,450	69,450	69,450	1,180,650
Investment commitment (Including investment in local personnel)	121,900,000	1,500,000*	3,000,000*	8,500,000*		5,445,000	5,445,000	5,445,000	92,565,000
Liquidation fund (Obligations incurred to date)	40,000								40,000
Commercial production milestone payments	1,300,000				100,000	300,000	400,000	500,000	-

Total	$139,432,078	$1,674,900	$3,173,900	$8,500,000	$100,000	$6,147,962	$6,247,962	$6,866,898	$106,720,456

* As disclosed in note 13 g) to the consolidated financial statements, we are obliged to spend $14,000,000 during the exploration phase, which is expected to end in 2009. As we are entitled to make these payments at any point over the exploration period, the timing of payments presented in the table reflects management’s estimate as to when these expenditures will be incurred by us.

On May 6, 2005, Big Sky announced it had entered into a Convertible Debenture in the principal amount of US$17,500,000 at an interest rate of LIBOR plus 4.0% with Sun Drilling LLP to finance our 2005 drilling program.   This Convertible Debenture is part of a payment arrangement with Sun Drilling LLP which calls for Big Sky to pay 20% of Sun Drilling LLP’s pre-agreed well construction costs in cash as each well is completed.  The balance of 80%, due within one year of the completion of each well, is secured by the Convertible Debenture which provides, in part, for Sun Drilling LLP to have the right to convert to common shares of Big Sky at a rate of the daily average of high and low quotation of each common share, during the 30 days preceding, and inclusive of the Conversion date, less 20%, but not to exceed US$2.00 per common share.

The following commitments have been excluded based on the inability to estimate the timing

* As disclosed in Note 24 to the consolidated financial statements, we are obliged to spend $16.43 million during the exploration phase, which is expected to end in 2009. As we are entitled to make these payments at any point over the exploration period, the timing of payments presented in the table reflects management’s estimate as to when these expenditures will be incurred by us.

The following commitments have been excluded based on the inability to estimate the timing of payment and or the dollar amount of the future payments:

1.

Quarterly payments to the non-controlling partners in KoZhaN – these payments will be charged based net sales of oil, in accordance with the following schedule:

-	$0.35 per barrel if the price of oil is equal to or less than $14.00;
-	$0.75 per barrel if the price of oil is greater than $14.00 and less than or equal to $18.00;
-	$1.00 per barrel if the price of oil is greater than $18.00 and less than or equal to $22.00; or
-	$1.50 per barrel if the price of oil is greater than $22.00

2.

Commercial discovery bonus – these payments to the government are required within 30 days of the approval by the State Committee of Kazakhstan of proved commercial hydrocarbon reserves. Payments amounts are currently set at 0.1% of the value assigned to the proved commercial reserves.

3.

A royalty of $1 per barrel for oil produced

PLAN OF OPERATION

As of December 31, 2004, our management anticipates that we currently have sufficient working capital to fund our operations, without conducting a drilling program or acquisitions of other potential fields, through December 2006.  As at March 31, 2005, after raising an additional $13.7 million in new common equity, we had sufficient working capital to fund our operations and carry out a significant portion of our annual work commitments.

With the acquisition of BSEK, Vector and our diversification into oil and natural gas exploration and production, we anticipate that we will be required to raise additional capital to fund future exploration and development programs or farm-out some of our interest in higher risk exploration projects to third parties.  Such farm-outs would be intended to cover up to 100% of project costs in return for a percentage interest in the project.

Meeting our future financing requirements will be dependent on our ability to develop oil and gas farm outs or joint venture partnerships on favourable terms, our ability to access equity capital markets and, after achieving or acquiring sustainable production, our ability to maintain credit facilities from institutional lenders. We may not be able to raise additional equity when required, or we may raise the equity on terms that are dilutive to existing shareholders.

OFF-BALANCE SHEET ARRANGEMENTS

We did not have any off-balance sheet arrangements at December 31, 2004.

SUBSEQUENT EVENTS

In February 2005, Big Sky raised additional common equity in a series of private placement transactions, which raised $13,625,000. Big Sky issued 27, 250,000 common shares at a price of $0.50 per share.

Big Sky paid a finders fee of 6% in cash and warrants equal to 6% of the common shares issued. Finders fees of $817,140. were paid and 1,634,280 Warrants to purchase additional 1,634,280 common shares at $0.50 per share were issued.

On March 7, 2005, Big Sky entered into a contract with Matrix-Regent and Matrix-Regent Securities Limited, carrying on business as Matrix Corporate Finance) for the provision of corporate financial advice and services as a financial adviser to Big Sky. The terms of the agreement provide that if Big Sky is admitted to the Alternative Investment Market of the London Stock Exchange, Big Sky will appoint Matrix Corporate Finance as its Nominating Advisor (“NOMAD”)

On March 9, 2005, Big Sky awarded 8,050,000 stock options to officers, directors and consultants under the terms of Big Sky's 2000 Stock Award Plan. The options have an exercise price of $0.50 per share and an expiry date of March 8, 2008. The options vest in four annual increments beginning March 9, 2006.  In addition, Big Sky granted stock awards to the Chief Executive Officer and the Chief Financial Officer of 500,000 and 250,000 shares respectively, for prior period service with reduced compensation.

In March 2005 Big Sky issued 1,750,000 common shares to four option holders who exercised their options   under Big Sky’s 2000 Stock Award Plan. Big Sky realized proceeds of $ 87,500.

On March 29, 2005, Big Sky appointed Mr. Nurlan U. Balgimbayev to its Board of Directors. Mr. Balgimbayev will receive options to purchase 5,000,000 common shares of Big Sky under the 2000 Stock Award Plan. Options for 1,000,000 have been issued to Mr. Balgimbayev in accordance with the terms of the Plan and the remaining 4,000,000 options will be issued subsequent to amendments to the plan increasing the available shares and the vesting provisions, such amendments subject to shareholder approval at the next Annual Meeting of Shareholders.

In March 2005, Big Sky paid $80,000 to a company affiliated with Mr. Bruce Gaston, a director since December 3, 2004, for introductions to potential investors. Certain of these potential investors subsequently participated in the private placement of $13.7 million raised by Big Sky in February 2005.

NEW ACCOUNTING PRONOUNCMENTS

In December 2003, the Financial Accounting Standards Board (“FASB”) revised FIN No. 46, “Consolidation of Variable Interest Entities”, which clarifies the application of Accounting Research Bulletin No. 51 “Consolidated Financial Statements” to those entities (defined as VIEs) in which either the equity at risk is not sufficient to permit that entity to finance its activities without additional subordinated financial support from other parties, or equity investors lack voting control, an obligation to absorb expected losses or the right to receive expected residual returns. FIN No. 46(R) requires consolidation by a business of VIEs in which it is the primary beneficiary. The primary beneficiary is defined as the party that has exposure to the majority of the expected losses and/or expected residual returns of the VIE. Big Sky does not have an interest in any VIE, and therefore there is no impact on the Company's financial position, results of operations or cash flows from adoption.

In June 2004, the FASB issued an exposure draft of a proposed statement, “Fair Value Measurements” to provide guidance on how to measure the fair value of financial and non-financial assets and liabilities when required by other authoritative accounting pronouncements. The proposed statement attempts to address concerns about the ability to develop reliable estimates of fair value and inconsistencies in fair value guidance provided by current U.S. GAAP, by creating a framework that clarifies the fair value objective and its application in GAAP. In addition, the proposal expands disclosures required about the use of fair value to re-measure assets and liabilities. The standard would be effective for financial statements issued for fiscal years beginning after June 15, 2005. Big Sky is reviewing The Exposure Draft to determine the potential impact, if any, on its consolidated financial statements.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs”, to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) should be recognized as current-period charges, and to require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted. Big Sky does not believe there will be a material impact on it’s financial position, results of operations or cash flow from operations.

In December 2004, the FASB issued Statement 153, Exchanges of Non-monetary Assets, an amendment of APB Opinion 29, Accounting for Non-monetary Transactions. This amendment eliminates the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. Under Statement 153, if a non-monetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss. This statement is effective for non-monetary transactions in fiscal periods that begin after June 15, 2005. Big Sky is reviewing the guidance to determine the potential impact, if any, on its consolidated financial statements.

In November 2004, the EITF ratified Issue No. 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No.144, Accounting for the Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued Operations”. The EITF reached a consensus that classification of a disposed of or held-for-sale component as a discontinued operation is only appropriate if the ongoing entity (i) expects to have no continuing “direct” cash flows, and (ii) does not retain or expect to retain an interest, contract or other arrangement sufficient to enable it to exert significant influence over the disposed component’s operating and financial policies after the disposal transaction. Application of this consensus did not have a material impact on Big Sky’s consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment”, that will require compensation costs related to share-based payment transactions to be recognized in financial statements. With limited exceptions, the amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. In addition, liability awards will be re-measured each reporting period. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. The standard replaces SFAS No. 123, “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”. It is effective for small business issuers for the first interim or annual reporting period beginning after December 15, 2005, meaning that Big Sky will apply the guidance to all employee awards of share-based payment granted, modified or settled in the first quarter of 2006. Big Sky is reviewing the standard to determine the potential impact, if any, on its consolidated financial statements.

CRITICAL ACCOUNTING POLICIES

Oil and Gas Properties

Big Sky follows the successful efforts method of accounting for its oil and gas operations, whereby expenditures for property acquisitions and all development costs (including development dry holes) and support equipment and facilities are capitalized. The costs of unsuccessful exploratory wells are charged to expense at the time the wells or other exploration activities are determined to be non-productive. Production costs, overheads and all exploration costs other than exploratory drilling are expensed as incurred.

Costs incurred for acquisition of rights to explore and develop the Morskoe, Karatal, Dauletaly, Atyrau and Liman-2 oilfields, including but not limited to payment for geological information use, payment to participate in tender, signature bonuses, obligations on professional training of personnel, obligations on social programs and programs on infrastructure development are capitalized and classified as a right to subsurface use. Payroll and related costs incurred during the acquisition and exploration phases and directly related to oil and gas operations are capitalized as part of oil and gas properties.

Impairment of Oil and Gas Properties

Big Sky evaluates its long-lived assets, including oil and gas properties, for possible impairment by comparing the carrying values with the undiscounted future net before-tax cash flows. Among other things, this might be caused by falling oil and gas prices, a significant revision to reserve estimates, adverse changes in operating costs, tax or political environment. Asset impairment may occur if a field discovers lower than anticipated reserves, write downs of proved reserves based on field performance, significant changes in commodity prices, significant decreases in the market value of an asset, and significant change in the extent or manner of use or physical change in an asset. Impaired assets will be written down to their estimated fair values, generally their discounted future net before-tax cash flows. For proved oil and gas properties, Big Sky performs the impairment test on an individual field basis. Unproved properties are reviewed periodically to determine if there has been impairment of the carrying value with any such impairment charged to expense in the current period. We assessed our oil and gas properties for impairment at the end of 2004 and found no impairments were required based on our assumptions.

Stock Based Compensation

We account for stock-based awards to employees using the intrinsic method in accordance with Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees”.  Under APB 25, compensation expense is accounted for in accordance with the intrinsic method where the expense is recognized upon exercise of the option as being the difference between the quoted market price and the exercise price, or if resulting from awards under variable plans, the expense is measured at each reporting period as the difference between the quoted market price and the exercise price.  We account for stock-based awards to non-employees in accordance with the Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation”.  SFAS No. 123 requires that stock options awarded to non-employees be valued at fair value on the date of the award.  Management estimates the fair value of the stock options using the Black-Scholes option-pricing model and makes assumptions for the applicable interest rates, volatility and dividend yield.  In all cases, the calculated compensation is recognized as an expense over the period that the employee performs the related services.  For the year ended December 31, 2004, an amount of $758,264 was recorded as non-cash stock compensation expense in respect of employee and non-employee-stock based compensation (2003 - $489,654)

OUTLOOK

We have focused our operations on oil and natural gas exploration and production, an area in which our management has extensive experience. Our primary business operations are in Kazakhstan, although we continue to seek opportunities in other countries. To complete our transition to oil and gas business, we have engaged a new President and Vice President, Business Development.

 The oil and natural gas industry is cyclical in nature. During peaks in this cycle, oil prices are higher, exploration activities are more prolific and the costs associated with investing are generally lower that during the downward phase of the cycle.  Commodity prices have been relatively high for at least three years and the industry is very active.  Many companies have instigated exploration programs or are interested in investing in exploration.

Our objective is to find shallow (less than approximately 3000 feet) oil and gas fields with proven reserves that require some enhanced recovery, work over, additional drilling or stimulation, and that have an exploration upside and are located near infrastructure and markets.   The strategy for our entry into the oil business is to act as the principal in researching, negotiating and acquiring licensees to explore and produce hydrocarbons and then to partner with the other oil companies and have these companies provide the initial funding that is required to establish production at the selected oil and gas fields.

Our current capital resources are limited.  There can be no assurances that we will have sufficient financial, technical and human resources to undertake new opportunities or maintain our current operations. We have consistently been able to raise new capital, attract experienced management and operating people and locate new opportunities. In the current environment of energy prices at higher levels than in the past, we expect to continue to be able to develop our business.

Our focus is on finding or acquiring oil production to ensure sustainable cash flows and ongoing operations.

DESCRIPTION OF PROPERTY

Our principal Kazakhstan business office is located at Suite 3, 132 Dostyk Avenue, Almaty, Kazakhstan 650051. The office consists of approximately 4,000 square feet of office space held under a lease that expires November 30, 2005. We intend to renew this lease for the foreseeable future. Monthly rental cost for this space is approximately 1 million Tenge, approximately US$7,700. This is also the registered office for Vector.

Our principal executive office and our offices of BSEK and BSEA are located at Suite 750, 440 – 2nd Avenue SW., Calgary, Alberta, Canada, T2P 5E9 and consists of approximately 4,000 square feet of office space held under a lease that expires on May 30, 2007 subject to certain early termination provisions after one year.  The monthly rental cost of this space is Cdn.$10,308, plus variable operating costs.

KoZhaN has an office located at 1/1 Dzhandosov Street, Almaty, 480008, Kazakhstan and consists of approximately 590 square feet of office space held under a lease that expires on June 30, 2005 at a monthly rental cost of $3,000. The lease is renewable for consecutive three-month periods.  We plan to discontinue this lease in the near future.

Our Beijing representative office is located at 1003 W2 Oriental Plaza, #1 East Chang An Avenue, Beijing, Peoples Republic of China 100738. The office consists of 197 square metres, approximately 1200 square feet, held under a lease that expires February 28, 2006 at a monthly rent of $4,925 plus management fees.

OIL AND GAS PROPERTIES

Morskoe License

The Morskoe License is located near Tengiz in western Kazakhstan, about 90 kilometers southwest of Kulsary railway station.  Neighboring producing oilfields include Tengiz 10 miles to the northeast and Prorva, 10 miles to the south.  The field was identified by seismic investigation in 1963 and proven through drilling in 1965.  It shows the anticlinal structures draped over the top of the salt dome and delineated to the northwest by a fault.  The oil-bearing horizons belong to the Lower Cretaceous Series at a depth of 4,000 feet.

The oil has been trapped in sandstones with a porosity exceeding 20%.  Net pays of over 20 feet have been established.  Three wells are prime candidates for re-completion, having tested oil at combined rates of over 1,000 bopd.  The quality of the crude ranges from 35° to 25° American Petroleum Institute (“API”).  An independent consultant established a fair market value of $7.l7 million using a Discount rate of 15% for the Morskoe reserves. An independent consultant has established proved undeveloped reserves of 3 million barrels.

The License has an area of 18,434 acres.  We have the rights from surface to the Lower Permian.

Karatal License

The Karatal License is located near Makat in western Kazakhstan, about 50 miles north of Atyrau, western Kazakhstan’s major city.  All large North American and European service companies are operating out of Atyrau.  Neighboring producing oilfields include Daraimola 10 miles to the northwest and Tanatar, 5 miles to the east.  The field was identified by seismic investigation in 1958 and proven through drilling in 1959.  It shows several anticlinal structures draped over the top of salt domes and delineated by faults.  The oil-bearing horizons belong to the Lower Cretaceous Series at depths between 300 and 3,000 feet.  The oil has been trapped in sandstones with a porosity exceeding 20%.  Two wells are prime candidates for re-completion, having tested small amounts of oil.  Although some oil production has been established, the license is considered an exploration block.

The License has an area of 103,982 acres.  We have the rights from surface to the basement.

Dauletaly License

The Dauletaly License is located near Emba in western Kazakhstan, about 60 miles northeast of Kulsary.  Neighboring producing oilfields include Krykmyltyk 1 mile to the north and Zhubantam, 10 miles to the east.    It shows several typical anticlinal structures draped over the top of salt domes and delineated by faults.  The license is considered an exploration block, with substantial deep potential, based on regional maps.  The License has an area of 33,359 acres.  We have the rights from surface to the basement.

Atyrau and Liman-2 Licenses

On December 28, 2002, Vector entered into a Hydrocarbon Contractor contract with the Government of the Republic of Kazakhstan to explore for and produce hydrocarbons in the Atyrau and Liman-2 oilfields in the Atyrau region. From that date to December 31, 2003, no major exploration activities have been carried out. In accordance with the Hydrocarbon Contract  #1077, dated December 28, 2002. Vector received the right to perform exploration activities on the Atyrau oilfield during 6 years from 2003 to 2008. In accordance with the Hydrocarbon Contract dated December 28, 2002, Vector received the right to perform exploration activities on the Liman-2 oilfield during 5 years from, 2003 to 2007 inclusive and to perform production activities during the subsequent 20 years.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

1)

On September 4, 2003 the board of directors approved the issuance of 300,000 options to three new directors, Messrs. Feng, Jia and Qu with each person receiving 100,000 options.  These options were priced at fair market value on the date of the grant with an exercise price of $0.15 per share.  One third of the options vested immediately upon issuance with one third vesting one year from the date of grant and the last third vesting two years from the date of grant.  All unexercised options expire on September 4, 2008. Although these individuals have left the Board of Directors effective December 3, 2004, we have permitted them to retain these options in consideration of their otherwise unpaid service to Big Sky.

2)

In March 2005, Big Sky paid $80,000 to a company affiliated with Mr. Bruce Gaston, a director since December 3, 2004, for introduction to potential investors.  Certain of these potential investors subsequently participated in the private placement of $13.7 million raised by Big Sky in February 2005

MARKET PRICE FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Our common stock, par value $0.001 per share is traded in the over-the-counter market and is quoted on the Over-the-Counter Bulletin Board (“OTC-BB”), under the symbol "BSKO".  The following information was obtained from http://finance.yahoo.com:

Period	High	Low
2003:
First Quarter	$0.08	$0.04
Second Quarter	$0.39	$0.01
Third Quarter	$0.45	$0.14
Fourth Quarter	$1.06	$0.16
2004:
First Quarter	$0.91	$0.58
Second Quarter	$0.65	$0.53
Third Quarter	$0.64	$0.45
Fourth Quarter	$0.79	$0.49
2005:
January 1 – March 31	$1.16	$0.47

Quotations commenced on the OTC-BB on September 25, 2000.  These over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

We have never paid dividends on our common shares.  There are no restrictions that may limit our ability to pay dividends currently or in the future.  We do not anticipate paying any dividends in the foreseeable future.  As of May 6, 2005 we had approximately 131securityholders of record and  97,438,660 common shares issued and outstanding.

EXECUTIVE COMPENSATION

We employ our executive officers as consultants.  The following table sets forth the compensation paid to our Chief Executive Officer and two other most highly compensated executive officers for the years indicated.  No other executive officer of Big Sky earned a salary and bonus for such fiscal year in excess of $100,000.

Summary Compensation Table
	Annual Compensation				Long Term Compensation
						Awards	Payouts
Name and Principal Position	Fiscal Year Ended (1)	Salary (US$)	Bonus (US$)	Other Annual Compen-sation (Shares)	Securities under Option/SAR Granted (#)	Restricted Shares or Restricted Share Units (US$)	LTIP Payouts (US$)	All Other Compensa tion
Matthew Heysel, Chief Executive Officer	2004 2003 2002	160,748 140,865 72,956 (2)	0 0 0	0 0 856,027 (2)	0 0 0	0 0 0	0 0 0	0 0 0
Daming Yang, President	2004 2003 2002	55,000 64,915 72,860	0 0 0	0 0 0	0 0 3,100,000(5)	0 0 0	0 0 0	0 0 0
Thomas Milne, Chief Financial Officer (8)	2004 2003 2002	30,000(7) 4,114 (7) 29,426 (3)	0 0 0	0 0 682,802(3)	0 0 950,000(6)	0 0 0	0 0 0	0 0 0
Barry Swersky Co-chairman & Vice-President, New Developments	2004	20,000	0	0	0	0	0	0
(1)								December 31
(2)

During 2002, Mr. Heysel took a voluntary deferral in his salary.  As of December 31, 2002, Mr. Heysel was owed $75,654 in salary, which he indicated he intended to convert to our common stock under the terms of the Alternative Compensation Plan.  On April 28, 2005, Mr. Heysel has converted his salary owing and 856,027 shares issued accordingly.  Mr. Heysel’s services are provided through his personal management company M.H. Financial Management Ltd.

(3)

During 2002, Mr. Milne took a voluntary deferral in his salary.  As of December 31, 2002, Mr. Milne was owed $60,443 in salary, which he had indicated he would convert to our common stock under the terms of the Alternative Compensation Plan.  On August 27, 2003, Mr. Milne elected to convert all salary owing to him to our common stock under the terms of the Alternative Compensation Plan and we issued 682,802 shares to Precise Details, Inc., a company over which Mr. Milne has control.

(4)

Mr. Heysel surrendered these options to Big Sky on July 23, 2002 and they were subsequently cancelled on October 21, 2002 by our board of directors.  Mr. Heysel currently holds 2,000,000 options granted on March 9, 2005.

(5)

Mr. Yang surrendered 1,050,000 of these options to Big Sky on July 23, 2002 and they were subsequently cancelled on October 21, 2002 by our board of directors.  Mr. Yang holds 2,100,000 options at December 31, 2004.

(6)

Mr. Milne surrendered a further 500,000 of these options to Big Sky on July 23, 2002 and they were subsequently cancelled on October 21, 2002 by our board of directors.  Mr. Milne holds 600,000 options at December 31, 2004.

(7)								During 2002, 2003 and early 2004, Mr. Milne provided services on a part-time basis.
(8)								Mr. Milne resigned as Chief Financial Officer as of April 18, 2005.

Option Grants

The following table sets forth information regarding stock option grants to our officers and directors as of December 31, 2004 under Big Sky’s 2000 Stock Award Plan, as amended by a vote of the Shareholders on December 3, 2004:

Individual Grants
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted (1)	Exercise or Base Price ($/Share)(2)	Expiration Date
Daming Yang	2,100,000	20.3	$0.05	October 21, 2007
Thomas Milne	600,000	5.8	$0.05	October 21, 2007
Richard Wing Kit Lam (3)	250,000	2.4	$0.05	October 21, 2007

(1)

Based on options exercisable to acquire a total 10,350,000 shares to executive officers, directors and employees as at December 31, 2004. An additional 450,000 options were outstanding to former directors and an employee of the Chinese Internet business, which was sold on December 9, 2004.

(2)

The exercise price per share was equal to or greater than the fair market value of the common stock on the date of grant as determined by the Board of Directors.  Each option expires five years from the date of grant and is fully vested.

(3)	Mr. Lam resigned on January 16, 2005 to return to the United States. He continues to provide service, under contract, as our webmaster.

On March 9, 2005, Big Sky issued the following additional stock options and common shares to Officers, Directors and Consultants:

Option	Amount	Exercise Price	Expiry
S.A. (Al) Sehsuvaroglu	4,000,000	$0.50	March 8, 2008
Bruce Gaston	1,000,000	$0.50	March 8, 2008
Barry Swersky	200,000	$0.50	March 8, 2008
Philip Pardo	200,000	$0.50	March 8, 2008
Ruslan Tsarni	600,000	$0.50	March 8, 2008
Matthew Heysel	2,000,000	$0.50	March 8, 2008
Zaure Makhembetova	100,000	$0.50	March 8, 2008

These Options vest in full over the course of four years from date of grant as follows:  twenty five percent (25%) of the total number of Shares granted under the Option shall vest after one (1) year of Continuous Status as an Employee or Consultant; and the remaining seventy-five percent (75%) of the Shares granted under the Option shall vest pro-rata monthly, on the same date of the month as the date of grant of the option, over the following thirty-six (36) months of Continuous Status as an Employee or Consultant.

On March 9, 2005, Big Sky issued the following shares to Officers and Directors under the provisions of the 2000 Stock Option Plan:

Shares	Amount
Matthew Heysel	500,000
Thomas Milne	250,000

On March 29, 2005, Big Sky issued the following options:

Option	Amount	Exercise Price	Expiry
Nurlan U. Balgimbayev	5,000,000 (1)	$0.89	March 28, 2008

(1)

The 2000 Stock Award Plan was amended by a vote of the Shareholders at the Annual Meeting of Shareholders on December 3, 2004 wherein the maximum number of options which Big Sky could issue under the 2000 Stock Award Plan was increased from 8,000,000 to 15,000,000.  This grant of 5,000,000 options to Mr. Balgimbayev exceeds the maximum number of share options available. Therefore, Big Sky issued 1,000,000 options to Mr. Balgimbayev on March 29, 2005, with a further 4,000,000 options to be issued further to amendment to the Plan to increase the maximum number of options as well as amendments to the vesting provisions, such amendments  to be presented to the Shareholders at the next Annual Meeting of Shareholders.

Option Exercises

The following table sets forth details of each exercise of stock options as of  May 6, 2005 by any of the Named Executive Officers, and the May 6, 2005 value of unexercised options on an aggregate basis.

None of the Named Executive Officers have exercised options to purchase shares of our common stock as of May 6, 2005

Aggregated Options Exercised

Name	Securities Acquired on Exercise (#)	Aggregate Value Realized ($)	Unexercised Options as of May 6, 2005 Exercisable (2)/ Unexercisable	Value of Unexercised in the Money-Options at May 6, 2005 Exercisable/ Unexercisable (1)
Matthew Heysel	Nil	Nil	0 (exercisable) $2,000,000 (unexercisable)	$0 (exercisable) $2,228,000(unexercisable
Bruce Gaston	Nil	Nil	0 (exercisable) 1,000,000 (unexercisable)	0 (exercisable) $1,119,000 (unexercisable)
(1)	Based on closing price of $1.19 on May 6, 2005.
(2)	Includes Options to purchase common shares within 60 days after May 6, 2005.

Director Compensation

Prior to December 31, 2004, we did not pay our directors any cash or stock compensation. Independent directors received stock options as compensation for their services to Big Sky. In 2005, we have begun to pay independent directors a cash amount of $4,000 per calendar quarter. Directors who are executive officers do not receive this cash payment. In addition, independent directors receive stock options for their service to Big Sky. Big Sky made this change in recognition that qualified independent directors are a valuable, scarce resource to Big Sky. We wish to remain competitive in our ability to attract qualified independent directors.

We reimburse directors for out-of-pocket expenses for attending board and committee meetings.  Our independent directors receive stock options to purchase shares of our common stock as compensation for their service as directors.  The terms of stock option grants made to independent directors are determined by the board of directors.  See “Option Grants”.  We do not provide additional compensation for committee participation or special assignments of the board of directors.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

We either directly or through our subsidiaries, have entered into consulting agreements with key individuals, including our executive officers, who perform services for us, as specified in the agreements.  We use a standard form of consulting agreement, which defines terms of the agreement, services to be performed, compensation and benefits, confidentiality and individual specific benefits based on the requirements of the position.  The following contracts are in place at March 31, 2005.

Mathew Heysel Consulting Agreement: Mathew Heysel provides services as our Chief Executive Officer on a full-time basis through his company, M. H. Financial Management Ltd. under a consulting agreement, which expires December 31, 2005.  M. H. Financial Management is paid at a rate of $1,500 per day to a minimum of $25,000 per month exclusive of travel expenses and Goods and Services Tax for Mr. Heysel’s services.  The agreement contains non-compete provisions that restrict Mr. Heysel from doing any business whatsoever with our clients or doing substantially similar work for a period of one year in the event Mr. Heysel is no longer contracted by us for any reason.  Mr. Matthew Heysel’s consulting contract provides that should we terminate the agreement, Mr. Heysel would be paid $300,000 at the time of termination. The agreement provides that in the event of a change of control, Mr. Heysel is to be paid five percent (5%) of the value of the sale of our assets or the value of the transaction which would constitute a takeover of Big Sky.  This amount is to be paid within 10 days of the transaction.  A takeover of Big Sky is defined as:

-

any change in the holding, either direct or indirect, of shares of Big Sky, or any reconstruction, reorganization, recapitalization, consolidation, amalgamation, merger, arrangement or other transaction, that results in a person who was, or a group of persons acting in concert who were, not previously in a position to exercise effective control of Big Sky, in excess of the number that would entitle the holders thereof to cast twenty (25%) percent or more of the votes attaching to all shares of Big Sky, and

-

the exercise of such effective control to cause or result in the election or appointment of two or more directors of Big Sky, or of the successor to Big Sky, who were not previously directors of Big Sky

Daming Yang Consulting Agreement:  Daming Yang provided Big Sky services as our President on a full-time basis under a consulting agreement, which expires in December 15, 2005.  We pay a consulting fee in the monthly amount of $5,000, subject to annual adjustments at the discretion of our board of directors, for Mr. Yang’s services. The agreement contains non-competition provisions that restrict Mr. Yang from doing any business whatsoever with our clients or doing substantially similar work for a period of one year in the event Mr. Yang is no longer contracted by us for any reason.  Mr. Yang resigned as President, effective March 1, 2005 to make way for Mr. Sehsuvaroglu to join the executive team. He remains as a director.

Thomas Milne Consulting Agreement:  During 2002 and 2003, Thomas Milne provided services as our Chief Financial Officer on a part-time basis through his company, Precise Details Inc.  From April 2003 until January 1, 2005, Precise Details Inc. had no contract and received no compensation. Since January 1, 2005, Precise Details Inc. has operated under a consulting agreement, which expires June 30, 2005, at a rate of $600 per day, with a minimum of Cdn.$15,000 per month.  On April 18, 2005, Mr Milne resigned as Chief Financial Officer, he remains a director of Big Sky.  No compensation relative to this resignation was paid to Mr Milne.,

Barry Raymond Swersky Consulting Agreement:  Mr. Swersky provides consulting services to Big Sky through his company, Suntree Ltd.  Big Sky and Suntree Ltd. executed a consulting agreement as of October 1, 2004 terminating on March 31, 2006.  Suntree Ltd. is compensated at a rate of $10,000 per month, plus expenses other than travel.

A.S. Sehsuvaroglu Employment Agreement:  Mr. Sehsuvaroglu commenced providing services as President of Big Sky on March 1, 2005.  A consulting agreement was entered into as of that date for a term to continue until February 29, 2008.  The compensation under this agreement was initially set at the rate of $395,000 per annum, paid monthly, together with stock options for 3,250,000 share of common stock of Big Sky.   By resolution of the Board of Directors dated March 29, 2005, the number of stock options was increased to 4,000,000.

Ruslan Z Tsarni Employment Agreement:  Mr. Tsarni provides service to Big Sky as Vice President, Business Development and a Corporate Secretary. A consulting agreement for his services commenced on March 14, 2005 until March 14, 2008. His compensation is set at $216,000 annually, paid monthly, together with stock options to acquire 600,000 common shares of Big Sky under the terms of Big Sky’s 2000 Stock Award Plan.

FINANCIAL STATEMENTS

The information required by this item is included in pages 52 through 137 attached hereto. The index to the consolidated financial statements can be found on page 51.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On April 18, 2005, Deloitte & Touche LLP (“Deloitte & Touche”), the principal accountant previously engaged to audit our financial statements, resigned as our independent registered chartered accountants. Deloitte & Touche audited our  consolidated financial statements for two most recent fiscal years ended December 31, 2004.

The report of Deloitte & Touche accompanying the audit for our two most recent fiscal years ended December 31, 2004 was not qualified or qualified as to audit scope or accounting principles. However, such report did contain a modification with regards to substantial doubt about our ability to continue as a going concern.

During our two most recent fiscal years ended December 31, 2004, preceding the date of resignation there were no disagreements between us and Deloitte & Touche on any matter of accounting principles or practices, financial statements disclosure, or auditing scope or procedure.

We are in the process of searching for a new independent registered public accounting firm.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Nevada Revised Statutes Section 78.7502 and 78.751, mandatory indemnification is required for present and former directors.  However, the director must have conducted himself in good faith and reasonably believes that his conduct was in, or not opposed to, our best interests.  In a criminal action he must not have had a reasonable cause to believe his conduct was unlawful.  Advances for expenses may be made if the director affirms in writing that he believes he has met the standards and that he will personally repay the expense if it is determined he did not meet the standards.  We provide permissive indemnification for officers, employees or agents.  Our Board must approve such indemnification and the standards and limitations are the same as for a director.

We will not indemnify a director or officer adjudged liable due to his negligence or willful misconduct toward us, adjudged liable to us, or if he improperly received personal benefit.  Indemnification in a derivative action is limited to reasonable expenses incurred in connection with the proceeding.  Also, we are authorized to purchase insurance on behalf of an individual for liabilities incurred whether or not we would have the power or obligation to indemnify him under our bylaws.

On June 29, 2001, we entered into an Indemnity Agreement with Matthew Heysel.  Under this agreement, we indemnified Mr. Heysel, our Chairman and Chief Executive Officer, against any and all damages, costs, liabilities, charges and expenses arising from a claim against Mr. Heysel and us which was subsequently discontinued.

On August 8, 2001, we amended our By-laws to provide that, to the fullest extent permitted by law, we may indemnify our directors, officers and others who were or are a party to, or are threatened to be made a party to, any threatened, pending or completed action, suit or proceeding.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We have agreed to pay all expenses associated with the preparation and filing of this registration statement, including registration fees, transfer agent's fees, printing and engraving fees and legal and accounting fees.  The Selling Securityholders shall be responsible for any commissions or selling fees incurred in connection with the sale of the securities registered under this registration statement.

The following table sets forth the estimated costs and expenses we will pay in connection with the offering described in this registration statement:

Amount (1)
SEC Registration Fee	$
Blue Sky Fees and Expenses	2,000.00
Printing and Shipping Expenses	400.00
Accounting Fees and Expenses	90,000.00
Legal Fees	30,000.00
Transfer and Miscellaneous Expenses	500.00
TOTAL	$100,244.91

(1)	All expenses, except the SEC registration fee, are estimates.

RECENT SALES OF UNREGISTERED SECURITIES

Issuances pursuant to Regulation S

During 2004, we granted 100,000 options exercisable to acquire common shares to a consultant.  These options were priced above the fair market value on the date of grant with an exercise price of $0.56 per share. The options were subject to vesting conditions based upon continued performance of services, pursuant to which one-third of the granted options vested on the date of grant, and one-third of the granted options would prospectively vest on each of the first and second anniversaries of the date of grant, respectively.  The Option grant expires on June 24, 2009.

On January 26, 2004, we issued 100,000 shares to an accredited investor at $0.25 per share for gross proceeds of $25,000.  These securities were issued to a non-U.S. person outside the United States.

On February 11, 2004, we issued 66,666 shares upon a Stock Option Award being exercised at a price of $0.05 per share for gross proceeds of $3,333.30.  These securities were issued to a non-U.S. person outside the United States.

On March 4, 2004, Big Sky issued 681,475 common shares to Ibriz in connection with an Asset Purchase Agreement that we entered into with Ibriz.  The amount of common stock issued was determined using the average closing price of our common stock for the five days prior to February 27, 2004, which resulted in a share price of $0.61 per share.  These securities were issued to a non-U.S. entity outside the United States.

On January 12, 2004, Big Sky completed the acquisition of 100% of the issued and outstanding share capital of BSEK.  Big Sky issued 8,000,000 common shares at a deemed price of $0.286 per share, being the trading price of Big Sky’s shares at the date of announcing the transaction, for total consideration including transaction costs of $2,288,000 as described in Note 5.

On April 12, 2004, Big Sky issued 299,716 common shares to Canaccord Capital (Europe) Limited for total proceeds of $74,929 in connection with the exercise of a warrant issued on April 3, 2002.  The warrant was for a total of 299,716 common shares with an exercise price of $0.25.

On May 7, 2004, Big Sky closed on the first tranche of a private placement and issued 13,483,750 shares for gross proceeds of $6,741,875. The costs associated with the private placement includes a finders fee equal to 6% of the gross proceeds received by Big Sky and warrants to be issued to the finders that equal 6% of the shares issued under the private placement. The total share issuance costs for this tranche were $373,537.

On July 6, 2004, an additional 2,616,250 shares of Big Sky’s common stock was issued at $0.50 per share, totaling $1,308,125.  The private placements were expressly subject to BSEA closing on the acquisition of Vector.  Costs associated with this private placement included a finders fee equal to 6% of the gross proceeds received by Big Sky and warrants to be issued to the finders that equal 6% of the shares issued under the private placement. The total share issuance costs were $97,193.

On September 20, 2004 Big Sky closed on the third tranche of a private placement and issued 2,440,000 shares for gross proceeds of $1,220,000.  The costs associated with this private placement included a finders fee equal to 6% of the gross proceeds received by Big Sky and warrants to be issued to the finders that equal 6% of the shares issued under the private placement. The total share issuance costs for this tranche were $208,070.

On November 15, 2004 Big Sky issued 35,000 shares on the exercise of stock options for total proceeds of $1,750.

On November 17, 2004 Big Sky closed on the fourth tranche of a private placement and issued 5,800,000 shares for gross proceeds of $2,900,000. The costs associated with this private placement include a finders fee equal to 6% of the gross proceeds received by Big Sky and warrants to be issued to the finders that equal 6% of the shares issued under the private placement. The total share issuance costs for this tranche were $437,241.

On November 10, 2004 Big Sky entered into an agreement to issue 3,500,000 common shares in exchange for the 25% minority interests in BSEA at a deemed price of $0.73 per share, which represents the closing market price for Big Sky’s Common Shares on November 10, 2004 for total proceeds of $2,555,000.  Big Sky applies the fair value method in accounting for warrants issued as a finder fee. The fair value is measured using a Black-Scholes valuation model and is netted as a cost of share issuance.

On November 19, 2004, Big Sky issued 5,800,000 shares of our common stock at $0.50 per share for proceeds of $4,250,000.  Following is a list of the subscribers of this offering under Regulation D.

Aran Asset Management S.A.
SPGP- Société Priveé Gestion de Patrimonie
SPGP - Société Priveé Gestion de Patrimonie

In February and March, 2005, Big Sky issued 27,250,000 shares subsequent to a private placement for gross proceeds of $13,625,000.  The costs associated with this private placement include fees equal to 6% of the gross proceeds received by Big Sky and warrants issued to the finders that equal 6% of the shares issued under this private placement.  The total warrants issued for this private placement equaled 1,611,000.

In March 2005, Big Sky issued 1,750,000 shares to four option holders who exercised options previously granted, at an exercise price of $0.05 per common share for proceeds of $87,500.

In April, 2005, Big Sky issued 150,000 shares to an option holder who exercised options previously granted and fully vested at an exercise price of $0.05 per common share for proceeds of $7,500.

Each of the foregoing issuances of securities was exempt from registration due to the exemption found in Regulation S promulgated by the Securities and Exchange Commission under the Securities Act of 1933. These sales were offshore transactions since all of the offerees were not in the United States and the purchasers were outside the United States at the time of the purchase. Moreover, there were no directed selling efforts of any kind made in the Untied States neither by us nor by any affiliate or any person acting on our behalf in connection with any of these offerings. All offering materials and documents used in connection with the offers and sales of the securities included statements to the effect that the securities have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to U.S. persons unless the securities are registered under the Act or an exemption therefrom is available and that hedging transactions involving those securities may not be conducted unless in compliance with the Act. Each purchaser under Regulation S certified that it is not a U.S. person and is not acquiring the securities for the account or benefit of any U.S. person and agreed to resell such securities only in accordance with the provisions of Regulation S, pursuant to registration under the Act or pursuant to an available exemption from registration. The shares sold are restricted securities and the certificates representing these shares have been affixed with a standard restrictive legend, which states that the securities cannot be sold without registration under the Securities Act of 1933 or an exemption there from and we are required to refuse to register any transfer that does not comply with such requirements.

Issuances Pursuant to Regulation D

The following described issuances were conducted pursuant to Regulation D promulgated by the SEC under the Securities Act of 1933 (“Regulation D”).

On December 1, 2003, we issued 3,000,000 shares of our common stock at $0.25 per share for proceeds of $750,000.  Following is a list of the subscribers of this offering under Regulation D:

US Global Investors, China Region Opportunity Fund
US Global Investors, Global Resources Fund

On May 13, 2004, we issued 8,000,000 shares of our common stock at $0.50 per share for proceeds of $4,000,000.  Following is a list of the subscribers of this offering under Regulation D:

L-R Global Fund Ltd.
L-R Global Partners LP
US Global Investors – World Precious Minerals
JP Morgan Chase Bank – Cudd & Co.

Between February 25, 2005 and March 31, 2005, we issued  27,250,000 shares of our common stock at $0.50 for proceeds of $13,625,000.00.  The following is a list of the subscribers to this offering under Regulation D.

Egger & Co. Acct S98720
Credit Suisse First Boston LLC
Perinvest Special Situations Fund
Societe Privee de Gestion de Patrimonie (SPGP)
Jeffrey R. Costello – 477486
Domenic Gualtieri
Shagwell SA
Kiril Surikov
Lombard Odier Darier Hentsch & Cie
Royal Trust Corporation of Canada as custodian for ARC Energy Fund 4
Roytor & Co – US Global Investors
GMP Securities Ltd
Edward S. Kaufman
AS Capital Partners LLC
Kazimir Russia Master Fund LP
Maxim Topper
Mark A. Partington
Haywood Securities, in Trust, for Berwick Capital Ltd.
Oxford Management Ltd.
Barclay St James Capital Group
Mark and Nadia Crandall
Pangea Advisors Limited.

Each of the foregoing issuances of securities were exempt from registration pursuant to Rule 506 of Regulation D. Neither we nor any person acting on our behalf offered or sold these securities by any form of general solicitation or general advertising. The shares sold are restricted securities and the certificates representing these shares have been affixed with a standard restrictive legend, which states that the securities cannot be sold without registration under the Securities Act of 1933 or an exemption therefrom. Each purchaser represented to us that he was purchasing the securities for his own account and not for the account of any other persons. Each purchaser was provided with written disclosure that the securities have not been registered under the Securities Act of 1933 and therefore cannot be sold without registration under the Securities Act of 1933 or an exemption therefrom.

EXHIBITS

EXHIBIT INDEX

Except for contracts made in the ordinary course of business, the following are the material contracts that have been entered into by Big Sky:

Exhibit No.	Description
3.1 (1)	Certificate of Amendment to Articles of Incorporation of China Broadband Corp. filed with the Secretary of State of Nevada on December 29, 2003
3.2 (1)	Amended and Restated By-Laws of Big Sky, dated December 3, 2004.

5.1	Opinion of Counsel re: Legality - filed herewith

10.1(2)	Share Exchange Agreement, dated October 27, 2003, between China Broadband Corp., Big Sky Energy Kazakhstan Ltd. and its shareholders.
10.2 (3)	Consulting Agreement dated January 15, 2004, between China Energy Ventures Corp. and Richard Lam
10.3 (3)	Consulting Agreement dated January 15, 2004, between China Energy Ventures Corp. and Daming Yang
10.4 (3)	Consulting Agreement dated January 15, 2004, between China Energy Ventures Corp. and M.H. Financial Management Ltd.
10.5 (3)	Consulting Agreement dated January 1, 2004, between China Energy Ventures Corp. and Wei Yang
10.6 (4)	Share Purchase Agreement dated October 7, 2003 between Big Sky Energy Kazakhstan Ltd. and Shengli Oilfield Junwei Petroleum-Tech Development Co. Ltd. – English Translation
10.7 (4)	Frame Agreement of Jointly Cooperation dated November 6, 2003 between Big Sky Energy Kazakhstan Ltd. and Shengli Oilfield Junwei Petroleum-Tech Development Co. Ltd. – English Translation
10.8 (4)	Escrow Agreement dated January 30, 2004 between Big Sky Energy Kazakhstan Ltd., Shengli Oilfield Junwei Petroleum-Tech Development Co. Ltd. and W. Scott Lawler
10.9 (5)	Asset Purchase Agreement dated February 27, 2004 between IbrizOil Inc. and China Energy Ventures Corp.
10.10 (6)	Contract for exploration and production of hydrocarbons at Dauletaly Field dated February 17, 2003 between KoZhaN LLP and the Ministry of Energy and Mineral Resources of Kazakhstan
10.11 (6)	Contract for exploration and production of hydrocarbons at Karatal Field dated February 17, 2003 between KoZhaN LLP and the Ministry of Energy and Mineral Resources of Kazakhstan
10.12 (6)	Contract for exploration and production of hydrocarbons at Morskoe Field dated February 17, 2003 between KoZhaN LLP and the Ministry of Energy and Mineral Resources of Kazakhstan
10.13 (7)	Audit Committee Charter, amended November 12, 2003
10.14 (8)	Sale and Purchase Agreement between Big Sky Energy Atyrau Ltd., Batys Petroleum LLP and Glushich Victor Petrovich dated April 10, 2004
10.15 (8)	Amendment Agreement No. 1 to the Sale and Purchase Agreement Dated April 10, 2004 between Big Sky Energy Atyrau Ltd., Batys Petroleum LLP and Glushich Victor Petrovich dated April 12, 2004
10.16 ()	Agreement for Assignment of the Creditor’s Rights between Vector Energy West LLP, Lorgate Management Inc. and Big Sky Energy Atyrau Ltd. dated April 10, 2004
10.19 (11)	Share Purchase Agreement dated December 9, 2004, by and between Big Sky Energy Corporation and Big Sky Energy Canada Ltd.
10.20 (10)	Consulting Agreement dated December 1, 2004, between Big Sky Energy Corporation and M.H. Financial Management Ltd.
10.21 (10)	Consulting Agreement dated June 30, 2004, between Big Sky Energy Corporation and Daming Yang.
10.22 (10)	Consulting Agreement dated December 1, 2004, between Big Sky Energy Corporation and Precise Details, Inc.
10.23 (10)	Consulting Agreement dated October 1, 2004, between Big Sky Energy Corporation and Suntree Ltd.
10.24 (12)	Consulting Agreement dated January 19, 2005, between Big Sky Energy Corporation and A.S. Sehsuvaroglu, together with amendment.

10.25 (9)

Terms of Business Agreement dated 24 February, 2005 and executed on behalf of the Company, 7 March 2005,  between Big Sky Energy Corporation and Matrix-Regent/Matrix-Securities Limited, trading as Matrix Corporate Finance

10.26 (11)	2000 Stock Award Plan, as amended by the shareholders, December 3, 2004
10.28	Consent of W. Scott Lawler, Attorney and Counselor at Law (See Exhibit 5.1)
10.29	Consent of Deloitte & Touche LLP - filed herewith
10.30	Consent of TOO Deloitte & Touche - filed herewith
10.31	Master contract - Vector Energy West LLP and Sun Drilling - filed herewith
10.32	Power of Attorney for William Duncan - English translation - filed herewith
10.33	Master contract - KoZhaN LLP and Sun Drilling - filed herewith

(1)	Previously filed on Form 10-QSB on May 21, 2004
(2)	Previously filed on Form 8-K on October 31, 2003.
(3)	Previously filed on Form SB-2 on February 19, 2004
(4)	Previously filed on Form 10-KSB on March 30, 2004.
(5)	Previously filed on Form 8-K on May 18, 2004
(6)	Previously filed on Form 10-QSB on May 21, 2004
(7)	Previously filed on Form SB-2 on July 28, 2004.
(8)	Previously filed on Form 8-K on December 14, 2004
(9)	Previously reported on Form 8-K on March 9, 2005 - exhibit not attached to such filing
(10)	Previously filed on Form 8-K on March 10, 2005
(11)	Previously filed on Form 14C on October 27, 2004
(12)	Previously filed on Form 8-K on February 3, 2005

UNDERTAKINGS

Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, we hereby undertake to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to our Articles of Incorporation or provisions of the Nevada Business Corporations Act, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether or not such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We hereby undertake to:

(1)	File, during any period in which we offer or sell securities, a post-effective amendment to this registration statement to:
	(a)	Include any prospectus required by section 10(a)(3) of the Securities Act;
(b)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

	(c)	Include any additional or changed material information on the plan of distribution.
(2)

For determining liability under the Securities Act treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned on May 10, 2005.

BIG SKY ENERGY CORPORATION
By:	/s/ Matthew Heysel Name: Matthew Heysel Title: Chief Executive Officer (Principal Executive Officer)
By:	/s/ Bruce H Gaston Name: Bruce H. Gaston Title: Chief Financial Officer (Principal Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date
/s/ Matthew Heysel		May 12, 2005
Matthew Heysel /s/ Daming Yang	Chief Executive Officer and Director (Principal Executive Officer)	May 12, 2005
Daming Yang /s/ Thomas Milne	Director	May 12, 2005
Thomas Milne /s/ Bruce Gaston	Director	May 12, 2005
Bruce Gaston /s/ Philip Pardo	Chief Financial Officer and Director (Principal Accounting Officer)	May 12, 2005
Philip Pardo /s/ Barry Swersky	Director	May 12, 2005
Barry Swersky	Vice-President – New Development and Director

/s/ Al Sehsuvaroglu		May 12, 2005
SA. (Al) Sehsuvaroglu /s/ Nurlan Balgimbayev	President and Director
Nurlan U. Balgimbayev	Director	May 12, 2005

Index to Financial Statements

BIG SKY ENERGY CORPORATION (as at December 31, 2004)	PAGE

Report of Independent Registered Chartered Accountants
Consolidated Balance Sheets
Consolidated Statements of Operations
Consolidated Statements of Stockholders’ Equity
Consolidated Statements of Cash Flows
Notes to Consolidated Financial Statements

CONSOLIDATED FINANCIAL STATEMENTS
BIG SKY ENERGY KAZAKHSTAN LTD. (Successor) and KOZHAN LLP (Predecessor)

Report of Independent Registered Chartered Accountants – Big Sky Energy Kazakhstan Ltd.
Independent Auditors’ Report – KoZhaN LLP

Consolidated Statements of Operations for the period from August 11, 2003 (date of inception of the Successor) to December 31, 2003, the period from January 1, 2003 to August 11, 2003, the year ended December 31, 2002, the period from April 28, 2001 (date of inception of the Predecessor) to December 31, 2001, and the cumulative period from April 28, 2001 to December 31, 2003

Consolidated Balance Sheets as at December 31, 2003 and 2002
Consolidated Statements of Partners’ Deficit/Shareholders’ Equity for the period from April 28, 2001 to December 31, 2003

Consolidated Statements of Cash Flows for the period from August 11, 2003 (date of inception of the Successor) to December 31, 2003, the period from January 1, 2003 to August 11, 2003, the year ended December 31, 2002, the period from April 28, 2001 (date of inception of the Predecessor) to December 31, 2001, and the cumulative period from April 28, 2001 to December 31, 2003

Notes to Consolidated Financial Statements

VECTOR ENERGY WEST LLP (as at December 31, 2003)

Independent Auditors’ Report
Statements of Loss
Balance Sheets
Statements of Changes in Parnters’ Deficit
Statements of Cash Flow
Notes to the Financial Statements

VECTOR ENERGY WEST LLP (as at March 31, 2004) (unaudited)

Interim Statements of Loss
Balance Sheets
Interim Statements of Changes in Partners’ Deficit
Interim Statements of Cash Flows
Notes to the Interim Financial Statements

REPORT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

To the Board of Directors and Stockholders of

Big Sky Energy Corp. (formerly China Energy Ventures Corp.):

We have audited the consolidated balance sheets of Big Sky Energy Corp. and subsidiaries (a development stage enterprise) (“the Corporation”) as of December 31, 2004 and 2003 and the related consolidated statements of operations and deficit, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2004 and for the period from February 1, 2000 (date of incorporation) to December 31, 2004.  These financial statements are the responsibility of the Corporation’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Corporation  is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Big Sky Energy Corp. and subsidiaries as of December 31, 2004 and 2003 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 and for the period from February 1, 2000 (date of incorporation) to December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Big Sky will continue as a going concern.  The Corporation is a development stage enterprise engaged in oil and gas exploration in the Republic of Kazakhstan.  As discussed in Note 2 to the financial statements, the Corporation’s operating losses since inception raise substantial doubt about its ability to continue as a going concern.  Management’s plans concerning these matters are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants

Calgary, Alberta, Canada

March 18, 2005  (except as to the fifth paragraph of Note 25 which is as of March 29, 2005.)

Big Sky Energy Corporation (formerly China Energy Ventures Corp.)
(a Development Stage Enterprise)
Consolidated Balance Sheets
(Expressed in United States Dollars)

	December 31, 2004	December 31, 2003
ASSETS
CURRENT
Cash and cash equivalents	$ 983,734	$ 1,068,451
Restricted cash	63,040	30,000
Advances to related parties	21,351	1,154,941
Interest and other receivables	142,865	87,158
Prepaid expenses	484,983	163,017
	1,695,973	2,503,567
LONG-TERM
Long-term advances	320,885	-
Advances to related parties	24,439	-
Property and equipment (Note 6)	384,077	287,139
Oil and gas properties (Note 5, 7)	22,158,082	-
TOTAL ASSETS	24,583,455	2,790,706
LIABILITIES
CURRENT
Obligations for social sphere development (Note 11)	1,401,000	-
Obligations for professional training of personnel (Note 12)	289,200	-
Obligations for acquisition of the right for geological information use (Note 13)	758,265	-
Accounts payable and accrued liabilities (Note 8)	761,158	262,313
Short-term interest free loan from ABT LTD (Note 9)	166,000	-
Due to related parties (Note 19)	25,590	-
	3,401,213	262,313
LONG-TERM
Obligations for social sphere development (Note11)	1,255,325	-
Obligations for professional training of personnel (Note 12)	304,641	-
Obligations for historical cost reimbursement (Note 20)	981,674	-
Asset retirement obligation (Note 21)	435,868	-
Deferred income tax liability (Note 22)	4,806,906	-
TOTAL LIABILITIES	11,185,627	262,313

CONTINUING OPERATIONS (NOTE 2)
COMMITMENTS AND CONTINGENCIES (NOTE 24)

STOCKHOLDERS' EQUITY
Common stock (Note 15)	126,538	89,516
$0.001 par value, shares authorized: 150,000,000;
shares issued and outstanding: 68,119,460 (December
31, 2003 – 31,096,603)
Additional paid in capital	43,484,352	26,840,474
Deferred compensation	(27,926)	(1,008,510)
Deficit accumulated during development stage	(30,185,135)	(23,393,087)
	13,397,829	2,528,393
	$ 24,583,455	$ 2,790,706

Big Sky Energy Corporation (formerly China Energy Ventures Corp.)
(a Development Stage Enterprise)
Consolidated Statements of Operations and Deficit
(Expressed in United States Dollars)
				Cumulative Period From
				Date of
				Incorporation
	Year Ended December 31			Feb 1, 2000 to
	2004	2003	2002	Dec 31, 2004
General and administrative
Expenses (including non-cash
Compensation of $758,264 (2003-
$1,541,174, 2002-$489,654)	(6,217,720)	(3,038,170)	(2,004,663)	(16,482,519)
Depreciation and amortization	(126,507)	(170,433)	(213,162)	(3,529,887)
Accretion	(247,388)			(247,388)
	(6,591,615)	(3,208,603)	(2,217,825)	(20,259.794)
Foreign exchange gain (loss)	(226,938)	-	-	(226,938)
Interest income	2,301	14,235	2,501	415,613
Loss from continuing operations	(6,816,252)	(3,194,368)	(2,215,324)	(20,071,119)

DISCONTINUED OPERATIONS (Note 4)
Impairment of assets (note 10)	-	-	(400,000)	(8,628,623)
Loss in Big Sky Network Canada Ltd	-	-	-	(181,471)
Loss in Shekou Joint Venture (Note 10)	-	-	(123,504)	(609,607)
Loss in Chengdu Joint Venture (Note 10)	-	-	-	(1,141,793)
Gain on sale of Shekou Joint Venture (Note 10)	-	-	125,798	125,798
Gain on sale of Big Sky Network Canada	179,935	-	-	179,935
Income (loss) on discontinued operation	(155,731)	64,606	21,550	141,745
Income (loss) from discontinued operations	24,204	64,606	(376,156)	(10,114,016)
NET LOSS	(6,792,048)	(3,129,762)	(2,591,480)	(30,185,135)

DEFICIT, BEGINNING OF PERIOD	(23,393,087)	(20,263,325)	(17,671,845)	-

DEFICIT, END OF PERIOD	$(30,185,135)	(23,393,087)	(20,263,325)	$(30,185,135)
LOSS PER SHARE
Basic and diluted loss from continuing
operations	$(0.132)	(0.136)	(0.102)
Basic and diluted on discontinued
operations	$0.001	0.003	(0.017)
Basic and diluted – net loss	$(0.131)	(0.133)	(0.119)
SHARES USED IN COMPUTATION
Basic and diluted	51,585,004	23,536,537	21,774,775

The accompanying notes are an integral part of this consolidated financial statement.

51

51

51

51

Big Sky Energy Corporation (formerly China Energy Ventures Corp.) (a Development Stage Enterprise) Consolidated Statements of Stockholders’ Equity (Expressed in United States Dollars)
			Additional			Total
	Common Stock		Paid-in	Deferred	Accumulated	Stockholders’
	Shares	Amount	Capital	Compensation	Deficit	Equity
		$	$	$	$	$

Balance,	1,509,850	59,971	-	-	-	59,971
February 1, 2000

Issue of common stock
for the outstanding shares
of China Broadband
(BVI) Corp.	13,500,000	13,500	696,529	-	-	710,029

Stock issued pursuant to
private placement agreements at $0.20
per share	500,000	500	98,835	-	-	99,335

Stock issued pursuant to
private placement agreements at $1.00
per share	1,530,000	1,530	1,518,289	-	-	1,519,819

Stock issued pursuant to private placement agreement at $7.50 per share
	1,301,667	1,302	9,696,236	-	-	9,697,538

Acquisition of the shares
of Big Sky Network
Canada Ltd.	1,133,000	1,133	8,496,367	-	-	8,497,500

Issuance of warrants	-	-	44,472	-	-	44,472

Non-cash compensation	-	-	15,235	-	-	15,235

Deferred compensation	-	-	65,381	(65,381)	-	-

Amortization of deferred
compensation	-	-	-	7,386	-	7,386

Net loss	-	-	-	-	(3,597,180)	(3,597,180)

Balance,
December 31, 2000	19,474,517	77,936	20,631,344	(57,995)	(3,597,180)	17,054,105
Deferred compensation	-	-	1,030,708	(1,030,708)	-	-

Issuance of warrants	-	-	277,775	-	-	277,775

Amortization of deferred
compensation	-	-	-	369,037	-	369,037

Net loss	-	-	-	-	(14,074,665)	(14,074,665)

Balance,
December 31, 2001	19,474,517	77,936	21,939,827	(719,666)	(17,671,845)	3,626,252

Amortization of deferred
compensation (Note 16)	-	-	-	326,191	-	326,191

Deferred compensation	-	-	139,289	(139,289)	-	-

Alternative
Compensation Plan
(Note 18)	-	-	163,463	-	-	163,463

Issuance of common
stock to settle legal
fees	42,124	-	21,062	-	-	21,062

Stock issued pursuant to
private placement
agreements at $0.25
per share	2,997,160	2,997	644,364	-	-	647,361

Net loss	-	-	-	-	(2,591,480)	(2,591,480)

Balance,
December 31, 2002	22,513,801	80,933	22,908,005	(532,764)	(20,263,325)	2,192,849

Amortization of deferred
compensation (Note 16)	-	-	-	1,541,174	-	1,541,174

Deferred compensation	-	-	2,016,920	(2,016,920)	-	-

Alternative
Compensation Plan
(Note 18)	682,802	683	(683)	-	-	-

Stock issued pursuant to
private placement
agreements at $0.25
per share	7,900,000	7,900	1,916,232	-	-	1,924,132

Net loss	-	-	-	-	(3,129,762)	(3,129,762)

Balance,
December 31, 2003	31,096,603	89,516	26,840,474	(1,008,510)	(23,393,087)	2,528,393

Amortization of deferred
compensation (Note 16)	-	-	-	758,264	-	758,264

Deferred compensation	-	-	(46,500)	46,500	-	-

Stock issued pursuant to
private placement
agreements at $0.25
per share	100,000	100	24,900	-	-	25,000

Stock issued pursuant to
private placement
agreement at $0.50	24,340,000	24,340	11,515,168	-	-	11,539,508

Stock issued pursuant to
purchase of BSEK	8,000,000	8,000	2,280,000	-	-	2,288,000

Stock issued pursuant to
acquisition of BSEK
royalty interest	681,475	681	415,019	-	-	415,700

Stock issued pursuant to
purchase of BSEA
minority interests	3,500,000	3,500	2,551,500	-	-	2,555,000

Options exercised	101,666	102	4,982	-	-	5,084
Options cancelled	-	-	(175,820)	175,820	-	-
Warrants exercised	299,716	299	74,629	-	-	74,928

Net loss	-	-	-	-	(6,792,048)	(6,792,048)

Balance,
December 31, 2004	68,119,460	126,538	43,484,352	(27,926)	(30,185,135)	13,397,829

The accompanying notes are an integral part of this consolidated financial statement

Big Sky Energy Corporation (formerly China Energy Ventures Corp.)
(a Development Stage Enterprise)
Consolidated Statements of Cash Flows
(Expressed in United States Dollars)
				Cumulative
				Period From
				Date of
				Incorporation
	Year ended December 31			February 1, 2000 to
	2004	2003	2002	December 31, 2004
CASH FLOWS RELATED TO
THE FOLLOWING ACTIVITIES

OPERATIONS
Loss from Continuing Operations	$(6,816,252)	(3,194,368)	(2,215,324)	$(20,071,119)
Income from Discontinued Operations	24,204	64,606	(376,156)	(10,114,016)
Adjustment for:
Extinguishment of Debt		-	-	(1,422,225)
Depreciation and amortization	126,507	170,433	213,162	3,529,887
Accretion	247,388	-	-	247,388
Unrealized Foreign Exchange Gain	70,831	-	-	70,831
Loss From Big Sky Network Canada	155,731			155,731
Impairment of assets	-	-	400,000	8,628,623
Loss in Big Sky Network
Canada Ltd.	-	-	-	181,471
Loss in Shekou joint
venture (Note 10)	-	-	123,504	609,607
Loss in Chengdu joint
venture (Note 10)	--	-	-	1,141,793
Gain on Sale of Big Sky Network Canada	(179,935)			(179,935)
Gain on Sale of Shekou
joint venture	-	-	(125,798)	(125,798)
Non-cash stock
compensation (Notes 16)	758,264	1,541,174	489,654	3,225,221
Issuance of Common Shares
for settlement of legal fees		-	21,062	21,062
Changes in operating assets and liabilities-
net of the effect of acquisitions
Restricted cash	(33,040)	-	-	(63,040)
Interest and other receivable	(54,229)	(6,219)	37,703	(147,328)
Prepaid expenses	(316,292)	(150,465)	156,722	(479,309)
Accounts payable and
accrued liabilities	266,773	116,421	(159,614)	(166,797)
	(5,750,050)	(1,458,418)	(1,435,085)	(14,957,953)

FINANCING
Issue of common stock for cash (Note 15)	12,275,166	1,975,000	749,290	26,891,959
Stock issuance costs (Note15)	(630,646)	(8,785)	(101,929)	(817,171)
Repayment of advances for share subscriptions	(250,000)	-	-	(250,000)
Repayment of Debt	(570,000)	-	-	(570,000)
Proceeds from ABT Ltd.	166,000	-	-	166,000
	10,990,520	1,966,215	647,361	25,420,788

INVESTING
Fixed asset additions	(346,194)	(1,319)	(172,599)	(1,048,890)
Capital Expenditure-oil & gas properties	(303,203)	-	-	(303,203)
Advances Paid	(320,885)	-	-	(320,885)
Proceeds from the sale of the
Shekou joint venture (net of costs)	-	22,800	2,006,400	2,029,200
Investment in Chengdu joint venture	-	-	-	(1,935,590)
Acquisition of Big Sky Network
Canada Ltd. (net of cash acquired)		-	-	(2,395,828)
Acquisition of Vector Energy West LLP	(4,506,502)	-	-	(4,506,502)
Acquisition of BSEK (net of cash acquired)	339,353	-	-	339,353
Advances to related company	(187,756)	(1,149,000)	-	(1,336,756)
	(5,325,187)	(1,127,519)	1,833,801	(9,479,101)

NET DECREASE (INCREASE) IN CASH AND CASH EQUIVALENTS	(84,717)	(619,722)	1,046,077	983,734

CASH AND CASH EQUIVALENTS,
BEGINNING OF PERIOD	1,068,451	1,688,173	642,096	-

CASH AND CASH EQUIVALENTS,
END OF PERIOD	$983,734	1,068,451	1,688,173	$983,734

SUPPLEMENTAL CASH FLOW
INFORMATION:
Cash paid for income taxes	$-	-	-
Cash paid for interest	$-	-	-

The accompanying notes are an integral part of this consolidated financial statement.

Big Sky Energy Corporation (formerly China Energy Ventures Corp.)

1

(a Development Stage Enterprise)

Period From Date of Incorporation,

February 1, 2000 to December 31, 2004

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

1.

INCORPORATION AND BACKGROUND

a)

Incorporation and background

Big Sky Energy Corp. (the "Corporation") was incorporated in Nevada in February 1993 under the name "Institute for Counseling, Inc." On April 27, 2000, Institute for Counseling, Inc. changed its name to China Broadband Corp. on December 29, 2003, China Broadband Corp. changed its name to China Energy Ventures Corp. and on December 3, 2004 China Energy Ventures Corp. changed it’s name to Big Sky Energy Corporation. The Corporation is a development stage enterprise that is pursuing the acquisition of oil and gas exploration and production assets.

On April 14, 2000, the Corporation, a public shell company, acquired China Broadband (BVI) Corp. ("CBB - BVI") through a reverse acquisition, which was accounted for as a recapitalization. As a result of the application of the accounting principles governing recapitalization, CBB - BVI (incorporated on February 1, 2000) is treated as the acquiring or continuing entity for financial accounting purposes.  The consolidated financial statements are deemed to be a continuation of CBB - BVI's historical financial statements.

b)

Investment in Big Sky Network Canada Ltd.

CBB - BVI acquired Big Sky Network Ltd. ("BSN") on February 1, 2000.  Between February 22 and April 25, 2000 BSN issued 10,000,000 shares to a third party for cash so that the Corporation only held 50% of the issued share capital of BSN.  The Corporation purchased the other 50% on September 29, 2000.  BSN owned a 50% interest in the joint venture, Shenzhen China Merchants Big Sky Network Ltd. ("Shekou JV"), which provided Internet access to residential and business customers through the cable television infrastructure. On September 13, 2002, the Corporation sold its 50% interest in the Shekou JV.

On July 8, 2000, BSN acquired a 50% interest in a 20-year joint venture, Sichuan Huayu Big Sky Network Ltd. ("Chengdu JV"), which provides Internet access to residential and business customers through the cable television infrastructure in the Sichuan Province, the PRC. BSN agreed to contribute a maximum of $5,500,000 to the Chengdu JV in cash or equipment and is entitled to receive 65% of the profits earned between 2001 and 2007, 50% of the profits earned between 2008 and 2013 and 35% of the profits earned between 2014 and 2020. As at December 31, 2003, the Corporation has contributed $1,935,590 to this joint venture.  The Chengdu JV has incurred losses since inception. In 2002, the Corporation ceased making capital contributions to the Chengdu JV because of the partners’ lack of performance of its commitments under the joint venture agreement. The Corporation is pursuing remedies from its joint venture partner to recover its investment.  (See Note 4 – Discontinued Operations)

c)

Chengdu Big Sky Network Technology Services Ltd.

The Corporation established a wholly owned subsidiary to provide high speed Internet access in the sector of Chengdu, Sichuan Province designated as a development zone for technology based companies. Chengdu Big Sky Network Technology Services Ltd. provides its own Internet fibre link, principally to commercial subscribers and government offices with secondary emphasis placed on residential customers. On December 9, 2004 the Corporation sold its interest in Big Sky Network Canada Ltd. See Note 4 – Discontinued Operations.

a)

Investment in Oil and Gas properties

Late in 2003, the Corporation began investing in oil and gas assets in addition to its Internet service business in China, a transition which concluded December 9, 2004, by selling Big Sky Network Canada Ltd., which held all of the Corporation’s Chinese investments, to become an oil and gas exploration and production company. This began with the acquisition of KoZhaN LLP, described below, and continued with the acquisition of Vector Energy West LLP also described below.  By acquiring such companies the Corporation gained a significant acreage position in the prolific pre-Caspian basin of western Kazakhstan located close to infrastructure and transportation.

On January 12, 2004, the Corporation completed the acquisition of 100% of the issued and outstanding share capital of Big Sky Energy Kazakhstan Ltd (“BSEK”) thereby acquiring a 90% interest in KoZhaN LLP, a Kazakhstan Limited Liability Partnership (“KoZhaN”) and on May 11, 2004, the Corporation completed the acquisition of 100% of the outstanding share capital of Vector Energy West LLP, a Kazakhstan Limited Liability Partnership, (“Vector”) through its 75% owned subsidiary, Big Sky Energy Atyrau Ltd. (“BSEA”) and on December 10, 2004 completed the acquisition of the remaining 25% of BSEA.  See note 5 “Business Combination”.

The Corporation through KoZhaN and Vector entered into Subsurface Use Contracts with the Government of the Republic of Kazakhstan (the “Government”) to explore for and produce hydrocarbons in the Morskoe, Karatal and Dauletaly blocks and the Atyrau and Liman-2 blocks, respectively, all located in the Atyrau region of western Kazakhstan (the “Subsurface Use Contracts”).

As a result of these acquisitions, the nature of operations for the Corporation has changed.  The Corporation intends to direct the majority of future capital investment towards oil and gas exploration within the acquired properties. At present the Corporation is in the exploration phase with regards to its oil and gas properties. This phase is expected to last until the Corporation finds economically profitable oil reserves.

On October 12, 2004 KoZhaN signed a farm out Agreement which transfers 45% of the subsurface rights of the Morskoe license to ABT Limited LLP (ABT).  This transfer of rights is subject to the approval by the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan. ABT, in turn, will pay for the cost of lease access and lease construction (Construction Works) and pay up to $650,000 towards the cost of drilling, completion and testing of Morskoe #10 well (Drilling Works).  KoZhaN will contribute $150,000 to the Drilling Works.  Both companies will equally share future costs associated with the development of the Morskoe license.

Meeting the Corporation’s future financing requirements for all other projects will be dependent on the success of the Morskoe well and any follow up wells, with resulting cash flow from operations, its ability to develop further oil and gas joint venture partnerships on favorable terms, its ability to access equity capital markets and, after achieving or acquiring sustainable production, credit facilities from institutional lenders. The Corporation will maintain its exploration and development activities at sustainable levels. While there can be no assurances that any such funds will be available, and if funds are raised, that they will be sufficient to achieve the Corporation’s objective, or result in commercial success, management believes that it has a well developed network of institutional investors who understand the risk of investing in exploration companies. The Corporation cannot assure you that it will be able to obtain sufficient capital, develop joint venture partnerships or achieve or acquire sustainable production to satisfy all of its obligations or that its operating subsidiaries will be commercially successful. (See Note 25)

Should the Corporation be unable to meet its obligation under the Subsurface Use Contracts due to a lack of capital, the Competent Body has the right to terminate the contracts after giving the Corporation 90 day’s written notice.

1.

CONTINUING OPERATIONS

These consolidated financial statements have been prepared on a going concern basis. The Corporation has acquired an oil and gas business and must make certain capital expenditures during the course of the next year and future years (see Note 24). The Corporation's ability to continue as a going concern is dependent upon its ability to generate profitable operations in the future and to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. The outcome of these matters cannot be predicted with any certainty at this time. These consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Corporation be unable to continue as a going concern.

During 2004, the Corporation utilized cash for management and corporate administrative activities of approximately $200,000 per month. In 2005, corporate and administrative costs will be higher due to increased business activity in Kazakhstan. Taking into account prepaid lease rentals for office space, monthly expenditures for corporate and administrative costs are estimated at $400,000 per month. Management anticipates that the Corporation currently has sufficient working capital to fund this level of operations through December 2006. Current cash resources are not anticipated to be sufficient to fund the next phase of the Corporation’s development, including its expansion in the oil and gas business, and it will consider seeking additional private equity or debt financing. There can be no assurances that any such funds will be available, and if funds are raised, that they will be sufficient to achieve the Corporation’s objective, or result in commercial success. The Corporation cannot assure you that it will be able to obtain sufficient capital to satisfy all of its obligations or that its operating subsidiaries will be commercially successful. In February 2005, we raised an additional $13.7 million of common equity from institutional investors and accredited private investors (see Note 25).

The ability of the Corporation to survive will depend on its ability to finance, acquire, explore for and produce oil and natural gas on a profitable basis.

The Corporation's operations may also be adversely affected by significant political, economic and social uncertainties in Kazakhstan and in other countries in which it may acquire oil and gas operations. Kazakhstan has emerged from the former Soviet Union with a viable, independent economy and is open to foreign investment. Kazakhstan is rich in a variety of minerals and raw materials. The economy is evolving from centrally planned towards a free market. Government policies favoring foreign investment may change, commodity prices may decline and political disruptions may occur in the region. These factors may impact the Corporation’s ability to conduct its business, the results of its operations and its financial condition and its right to pay dividends.

3.

ACCOUNTING POLICIES

Basis of Presentation

These consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiaries, BSEK and BSEA.

The equity method of accounting is used for companies in which the Corporation has significant influence, which generally means common stock ownership of at least 20% and not more than 50%. The Corporation used the equity method to account for its joint venture investments in the Shekou JV (which was sold in 2002) and the Chengdu JV (sold in 2004). BSN was accounted for as a majority-controlled subsidiary until April 25, 2000. For the period April 26, 2000 to September 28, 2000, while the Corporation owned 50% of BSN, BSN was accounted for using the equity method.  For the period since September 29, 2000, BSN has been accounted for as a wholly owned subsidiary and all material inter-company accounts and transactions have been eliminated. On December 9, 2004 BSN was sold.

Cash and cash equivalents

The Corporation considers all highly liquid debt instruments with maturities at the date of purchase of three months or less to be cash equivalents.

Restricted cash

The amount of $63,040 is maintained on deposit to secure corporate credit card balances and as a deposit on oil and gas operations (2003 - $30,000).

Property and equipment

Property and equipment are stated at cost. Depreciation is computed using the declining balance method as follows:

Furniture and fixtures	20%
Computer hardware	30%

Amortization of leasehold improvements and assets recorded under capital lease agreements are computed using the straight-line method over the shorter of the lease term or the estimated useful lives of the related assets, currently over 5 years.

Oil and gas properties

The Corporation follows the successful efforts method of accounting for its oil and gas operations, whereby expenditures for property acquisitions and all development costs (including development dry holes) and support equipment and facilities are capitalized. The costs of unsuccessful exploratory wells are charged to expense at the time the wells or other exploration activities are determined to be non-productive. Production costs, overheads and all exploration costs other than exploratory drilling are expensed as incurred. Costs incurred for acquisition of rights to explore and develop the Corporation’s oilfields, including but not limited to payment for geological information, payment to participate in tender, signature bonuses, obligations on social sphere development, are capitalized and classified as a right to subsurface use. Payroll and related costs incurred during the acquisition and exploration phases and directly related to oil and gas operations are capitalized as part of oil and gas properties.

Impairment of oil and gas properties

The Corporation reviews its long-lived assets, including oil and gas properties, for possible impairment by comparing the carrying values with the undiscounted future net before-tax cash flows. Asset impairment may occur if a field discovers lower than anticipated reserves, write downs of proved reserves based on field performance, significant changes in commodity prices, significant decreases in the market value of an asset, and significant change in the extent or manner of use or physical change in an asset. Impaired assets will be written down to their estimated fair values, generally their discounted future net before-tax cash flows. For proved oil and gas properties, the Corporation performs the impairment test on an individual field basis. Unproved properties are reviewed periodically to determine if there has been impairment of the carrying value with any such impairment charged to expense in the current period.

Borrowing costs

Interest costs related to financing the acquisition of the subsurface use rights, conducting exploration activities and financing major oil and gas development projects are capitalized as part of related assets until the projects are evaluated, or until the projects are substantially complete and ready for their intended use if the projects are evaluated as successful.

Goodwill and other intangible assets

The Corporation prospectively adopted SFAS No. 142 effective January 1, 2002. SFAS No. 142 eliminates the requirement to amortize goodwill and indefinite-lived intangible assets, extends the allowable useful lives of certain intangible assets, and requires recognition for goodwill and intangible assets and impairment testing, which must be performed at least annually.

Long-lived assets

The carrying value of long-lived assets, which includes goodwill, is evaluated whenever events or changes in circumstances indicate that the carrying value of the asset may be impaired. An impairment loss is recognized when the estimated undiscounted future cash flow expected to result from the use and disposition of the asset, is less than the carrying value of the asset. (See Note 10)

Income taxes

 Income taxes are accounted for under the liability method in accordance with Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes”.  Tax on the income or loss for the period comprises current tax and any change in deferred tax. Current tax comprises tax payable calculated on the basis of the expected taxable income for the year, and any adjustment of tax payable for previous years.

Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period when the change is realized.

The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income in the reporting periods in which the originating expenditure becomes deductible. In assessing the recoverability of deferred income tax assets, management considers whether it is more likely than not that the deferred income tax assets will be realized. In making this assessment, management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies.

Foreign currency translation

In accordance with the Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation" the financial statements of two subsidiaries of the Corporation, KoZhaN LLP, a Kazakhstan limited liability partnership (“KoZhaN”) and Vector Energy West LLP, a Kazakhstan limited liability partnership, have been translated into United States Dollars (“US Dollars”) from Kazakhstan TengeTenge (“TengeTenge”). KoZhaN and Vector maintain their accounting records in TengeTenge. A majority of KoZhaN’s and Vector’s capitalized costs, expenses, liabilities, loans and cash flows are denominated in US Dollars. Accordingly, KoZhaN and Vector have determined that the US Dollars is its functional currency.

KoZhaN’s and Vector’s long-lived assets and equity are translated using historic exchange rates. Gains and losses arising from these translations are reported in the consolidated statement of operations.

The Kazakhstan Tenge is not a fully convertible currency outside of the Republic of Kazakhstan. The translation of Tenge denominated assets and liabilities into US Dollars for the purpose of these financial statements does not indicate that the Corporation could realize or settle in US Dollars the reported values of the assets and liabilities. Likewise, it does not indicate that the Corporation could return or distribute the reported US Dollars values of capital and retained earnings to the partners.

Employee Benefits

Pension Payments - The Corporation pays into an employee accumulated pension fund an amount equivalent to 10% of employees’ salaries for employees of its Kazakhstani operations. These amounts are expensed when they are incurred.

Social tax - The Corporation makes payments of mandatory social tax in the amount of 21% of employee salaries for employees of their Kazakhstani operations. These costs are recorded in the period when they are incurred and capitalized as part of oil and gas properties or included with general and administrative expenses in the consolidated statement of operations.

Stock-based compensation

The Corporation applies the intrinsic value method allowed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") in accounting for its stock option plans. Under APB 25, compensation expense resulting from awards under variable plans is measured at each reporting period as the difference between the quoted market price and the exercise price; the cost is recognized over the period the employee performs related services.

The following table illustrates the effect on net loss and loss per share if the Corporation had applied the fair value recognition provisions of Statement of Financial Accounting Standard ("SFAS") No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	Year Ended December 31,
	2004	2003	2002
	$	$	$
Net loss, as reported	(6,792,048)	(3,129,762)	(2,591,480)
Add: Stock-based employee compensation
expense included in reported net loss,
net of related tax effects	697,946	1,187,055	-
Deduct: Total stock-based employee
compensation expense determined under fair
value-based method for all awards, net of
related tax effects	26,735	94,078	278,432

Pro-forma net loss	(6,120,837)	(2,036,785)	(2,869,912)

Net loss per share:
Basic and diluted – as reported	(0.131)	(0.133)	(0.119)
Basic and diluted – pro forma	(0.119)	(0.087)	(0.132)

The fair value of stock options used in computing the pro forma net loss and basic loss per common share was estimated at grant date, determined by the Black-Scholes option pricing model with the following assumptions:

	2004	2003	2002

Dividend yield	0%	0%	0%
Expected volatility	190%	140%	100%
Risk free interest rate	3.93%	3.60%	3.18%
Expected option life	5 years	5 years	3 years

Net loss per share

Basic loss per share ("EPS") excludes dilution and is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (warrants to purchase common stock and common stock options) were exercised or converted into common stock, using the treasury stock method.  Potential common shares in the diluted EPS computation are excluded in net loss periods, as their effect would be anti-dilutive. In 2004, 7,267,315 options and warrants were excluded in the calculation of net loss per share. In  2003, 7,659,716 options and warrants and in 2002, 7,810,506 options and warrants were excluded from the diluted EPS calculation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates could include the allowance for potentially uncollectible accounts receivable and a valuation allowance for deferred tax assets. Actual results could differ from those estimates.

Impact of Recent and Pending Accounting Pronouncements

In December 2003, the Financial Accounting Standards Board (“FASB”) revised FIN No. 46, “Consolidation of Variable Interest Entities”, which clarifies the application of Accounting Research Bulletin No. 51 “Consolidated Financial Statements” to those entities (defined as VIEs) in which either the equity at risk is not sufficient to permit that entity to finance its activities without additional subordinated financial support from other parties, or equity investors lack voting control, an obligation to absorb expected losses or the right to receive expected residual returns. FIN No. 46(R) requires consolidation by a business of VIEs in which it is the primary beneficiary. The primary beneficiary is defined as the party that has exposure to the majority of the expected losses and/or expected residual returns of the VIE. The Corporation does not have an interest in any VIE, and therefore there is no impact on the Company's financial position, results of operations or cash flows from adoption.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment”, that will require compensation costs related to share-based payment transactions to be recognized in financial statements. With limited exceptions, the amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. In addition, liability awards will be re-measured each reporting period. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. The standard replaces SFAS No. 123, “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”. It is effective for small business issuers for the first interim or annual reporting period beginning after December 15, 2005, meaning that the Corporation will apply the guidance to all employee awards of share-based payment granted, modified or settled in the first quarter of 2006. The Corporation is reviewing the standard to determine the potential impact, if any, on its consolidated financial statements.

In June 2004, the FASB issued an exposure draft of a proposed statement, “Fair Value Measurements” to provide guidance on how to measure the fair value of financial and non-financial assets and liabilities when required by other authoritative accounting pronouncements. The proposed statement attempts to address concerns about the ability to develop reliable estimates of fair value and inconsistencies in fair value guidance provided by current U.S. GAAP, by creating a framework that clarifies the fair value objective and its application in GAAP. In addition, the proposal expands disclosures required about the use of fair value to re-measure assets and liabilities. The standard would be effective for financial statements issued for fiscal years beginning after June 15, 2005. The Corporation is reviewing The Exposure Draft to determine the potential impact, if any, on its consolidated financial statements.

In November 2004, the EITF ratified Issue No. 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No.144, Accounting for the Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued Operations”. The EITF reached a consensus that classification of a disposed of or held-for-sale component as a discontinued operation is only appropriate if the ongoing entity (i) expects to have no continuing “direct” cash flows, and (ii) does not retain or expect to retain an interest, contract or other arrangement sufficient to enable it to exert significant influence over the disposed component’s operating and financial policies after the disposal transaction. Application of this consensus did not have a material impact on the Corporation’s consolidated financial statements.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs”, to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) should be recognized as current-period charges, and to require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted. The Corporation does not believe there will be a material impact on it’s financial position, results of operations or cash flow from operations.

In December 2004, the FASB issued Statement 153, Exchanges of Non-monetary Assets, an amendment of APB Opinion 29, Accounting for Non-monetary Transactions. This amendment eliminates the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. Under Statement 153, if a non-monetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss. This statement is effective for non-monetary transactions in fiscal periods that begin after June 15, 2005. The Corporation is reviewing the guidance to determine the potential impact, if any, on its consolidated financial statements.

DISCONTINUED OPERATIONS

Big Sky Network Canada Ltd., a wholly owned subsidiary of the Corporation, was sold in December of 2004 for a net gain of $179,935. Big Sky Network Canada Ltd. held all of the Corporation’s investments in China.

5.

BUSINESS COMBINATION

Big Sky Energy Kazakhstan Ltd.

On January 12, 2004, the Corporation completed the acquisition of 100% of the issued and outstanding share capital of BSEK.  The Corporation issued 8,000,000 common shares at a deemed price of $0.286 per share, being the trading price of the Corporation’s shares at the date of announcing the transaction, for total consideration including transaction costs of $2,288,000. Among the sellers of the BSEK shares, was a company which held 80% of those shares and which was wholly-owned by Kai Yang, the brother of the Corporation’s President, and of which Matthew Heysel, the Chairman and Chief Executive Officer of the Corporation, and Daming Yang, President of the Corporation, were directors and senior officers of BSEK at the time.  BSEK holds a 90% interest in KoZhaN, which holds the rights to explore for and produce oil and natural gas from three properties in the Republic of Kazakhstan.  The acquired net assets of BSEK and consideration given were as follows:

Oil and gas properties	$6,341,710
Other capital assets	3,424
Current assets, including cash of $339,353	342,431
Loan receivable from BSEK	(1,154,941)
Other current liabilities	(968,753)
Non-current liabilities	(2,275,871)
Net assets acquired	$2,288,000

Consideration, 8,000,000 common shares issued	$2,288,000

The oil and gas properties consist of subsurface use rights to previously-discovered proved non-producing oil reserves.

At December 31, 2003, the Corporation had advanced $1,154,941, including accrued interest of $5,941, to BSEK.  This amount is reflected on the consolidated balance sheet as an advance to related parties. At December 31, 2004, the loan balance was $4,185,500 including $95,602 of accrued interest and is eliminated in these consolidated financial statements. The amount is unsecured, bears interest at the rate of 5% per annum and is repayable on demand.

Results of operations of BSEK have been included in the consolidated statement of operations of the Corporation from the period January 12, 2004 to December 31, 2004.

On January 30, 2004, BSEK entered into a subscription and escrow agreement with a third-party to issue common shares from treasury to this third-party.  The shares were being held in escrow pending receipt of the full amount of the subscription proceeds totaling $2,300,000.  On June 28, 2004, the subscription agreement was cancelled and the $250,000 deposit, which had been received in the third quarter of 2003, was refunded.

Royalty Interest

On March 4, 2004, the Corporation issued 681,475 common shares to IbrizOil Inc. (“Ibriz”), an Alberta corporation, as consideration for the purchase of a royalty interest in the net revenues of BSEK at a cost of $415,700. These shares were valued at $415,700 based on an average closing price of $0.61 from February 20 – 26, 2004. The purchase price was determined based on the results of the valuation report performed by an independent, third party petroleum engineering company. The royalty interest amounts to 5% of BSEK’s net share of the earnings of its 90%-held subsidiary company, KoZhaN. At the time of this transaction, Mr. Van Doorne, who is a director and the Chief Executive Officer of Ibriz, was also our Executive Vice President and the Managing Director of BSEK.  The acquisition of the royalty interest has been accounted for as an increase in oil and gas property.

During 2004 $511,612 (2003 – Nil) of BSEK’s expenses were paid by the Corporation.

Vector Energy West LLP

On May 11, 2004, the Corporation, through its 75% owned subsidiary, BSEA, completed the acquisition of 100% of the issued and outstanding charter capital of Vector (a Kazakhstan limited liability partnership). BSEA was incorporated under the laws of Alberta on April 8, 2004 with the Corporation subscribing to 75% of the total shares issued on incorporation. On May 11, 2004, BSEA borrowed $5,000,000 from the Corporation. The funds were paid as follows; $4,506,611 to acquire 100% of the issued and outstanding charter capital of Vector and $570,000 to purchase Vector’s loan from a third party.  At December 31, 2004 the loan balance was $6,434,789 including $177,016 of accrued interest and is eliminated in these consolidated financial statements. The amount is unsecured, bears interest at the rate of 5% per annum and is repayable on demand.   The acquired net assets of Vector and consideration given would be as follows:

Oil and gas properties	$11,112,756
Current assets, including cash of $109	5,123
Loan payable	(548,076)
Other current liabilities	(1,308,250)
Non-current liabilities	(4,754,942)
Net assets acquired	$4,506,611

Consideration, paid in cash	$4,506,611

The oil and gas properties include previously discovered proved non-producing oil reserves as well as subsurface use rights over the remainder of the acreage.

As of the acquisition date, May 11, 2004, Vector had a loan outstanding to third parties of $548,076.  In connection with the purchase of Vector, BSEA was required to purchase the loan and settle it for cash of $570,000 representing a premium of $21,924. This premium has been expensed.

Big Sky Energy Atyrau Ltd.

On November 10, 2004 the Corporation purchased the 25% minority interest in BSEA. The Corporation issued 3,500,000 common shares at a deemed price of $0.73 per share, being the trading price of the Corporation’s shares at the date the transaction was announced, for total consideration of $2,550,000. BSEA holds 100% of the charter capital of Vector, a Kazakhstan limited liability partnership. On November 10, 2004, BSEA had an accumulated net deficiency in the fair value of net assets of $2,798,167 of which $699,542 relates to the Minority interest of BSEA. The purchase price of $2,550,000 and a related deferred income tax liability of $894,250 has been ascribed to oil and gas properties.

During 2004,    $2,051,977 (2003 – Nil) of BSEA’s expenses were paid by the Corporation.

Pro-forma disclosure

SFAS 141 requires disclosure on a pro-forma basis as though the business combination had occurred at the beginning of the period.

For the year ended December 31, 2004 and December 31, 2003, the Corporation has determined the following pro-forma information for the BSEK and BSEA business combination:

December 31, 2004 (unaudited)	As reported	Adjustments	Pro-forma
Revenue	$ -	$ -	$ -
Net loss	$ (6,792,048)	$ (80,000)	$ (6,872,048)
Loss per share	$ (0.131)	$-	$ (0.133)

December 31, 2003 (unaudited)	As reported	Adjustments	Pro-forma
Revenue	$ -	$ -	$ -
Net loss	$ (3,129,762)	$ (154,000)	(3,283,762)
Loss per share	$ (0.133)	$ -	$ (0.140)

6.

PROPERTY AND EQUIPMENT

Property and equipment consist of:

	December 31 2004	December 31, 2003
	$	$

Furniture and fixtures	325,297	163,361
Computer hardware and software	46,382	480,300
Leasehold improvements	178,041	59,036
	549,720	702,697
Accumulated amortization	(165,643)	(415,558)
	384,077	287,139

1.

OIL AND GAS PROPERTIES

Oil and gas properties are comprised of the following:

	December 31, 2004	December 31, 2003
	$	$

Subsurface use rights and expenses	21,742,382	-
Royalty interest	415,700	-
Oil and gas properties	22,158,082	-

On October 12, 2004 KoZhaN signed a Farmout Agreement, which transfers 45% of the subsurface rights of the Morskoe license to ABT. This transfer of these rights is subject to the approval by the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan. ABT, in turn, will pay for the cost of lease access and lease construction (Construction Works) and pay up to $650,000 towards the cost of drilling, completion and testing of Morskoe #10 well (Drilling Works).  KoZhaN will contribute $150,000 to the Drilling Works.  Both companies will equally share future costs associated with the development of the Morskoe license.

The payable to ABT for Construction Works of $798,915 and the advance for Drilling Works of an interest free loan of  $500,000 was settled as a result of entering into the above agreement. The amounts paid by ABT have been recorded as oil and gas properties.  It should be noted that this farm out agreement is success based and should no production result from the Morskoe license, the Corporation has no obligation to repay ABT its cost of the Construction and Drilling Works.

8.

ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

The following amounts are included in accounts payable and accrued liabilities:

	December 31 2004	December 31, 2003
	$	$

Trade accounts payable	413,271	74,609
Professional fees	98,802	137,583
Office lease	80,323	46,936
Withholding taxes	114,363	-
Other	54,399	3,185
	761,158	262,313

9.

SHORT-TERM INTEREST FREE LOAN FROM ABT LTD

As at December 31, 2004 the short-term interest free loans due to ABT balance is as follows:

December 31, 2004

Short-term interest free loan for drilling works	$166,000

On October 12, 2004 KoZhaN signed a farm out Agreement, which transfers 45% of the subsurface rights of the Morskoe license to ABT. This transfer of these rights is subject to the approval by the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan. ABT, in turn, will pay for the cost of lease access and lease construction (Construction Works). These funds represent the balance of the funds received from ABT, which have not been spent on the oil and gas properties.

10.

IMPAIRMENT OF LONG-LIVED ASSETS

As part of the review of the December 31, 2001 financial results, management performed an assessment of the carrying value of the long-lived assets recorded as a result of the 2000 acquisition of BSN and from its direct investments in the Shekou and Chengdu JVs.

Economic trends had negatively impacted technology-companies’ market valuations and management's outlook on expected future growth rates for the Internet industry and BSN’s businesses in particular. Based on the review, management concluded that the decline in valuations and expected growth rates within the Internet industry was more than a temporary condition. Consequently, management performed impairment analysis in accordance with its policy as disclosed in Note 3, and as a result, recorded a $7,549,111 write-down of intangible assets and $679,512 write-down of the investment in the Chengdu JV at December 31, 2001, representing the amount by which the carrying values of these assets exceeded their fair values.

Asset	Write Down at December 31, 2001
$

Investment in Chengdu JV	679,512

Intangible Assets
Intellectual property	198,010
Shekou JV	1,911,939
Chengdu JV	3,823,875
Goodwill	1,615,287
7,549,111
Total Write Down	8,228,623

The remaining balance of Intellectual property of $400,000 at December 31, 2001 was written off at December 31, 2002 as the Corporation had sold its interest in the Shekou JV, discontinued its active participation in the Chengdu JV and discontinued pursuing new Internet joint venture opportunities with cable television stations.

On September 13, 2002, BSN sold its 50% interest in Shekou JV for $2,280,000.  Net proceeds, after agent's fees and professional fees, were approximately $2,029,200.  At the time of the sale, the Corporation's investment in Shekou JV, net of its equity share of losses incurred by the joint venture to the date of sale, was approximately $1,903,402, resulting in a gain of $125,798.

On December 9, 2004, the Corporation sold its remaining assets in China. (See Note 4)

11.

OBLIGATIONS FOR SOCIAL SPHERE DEVELOPMENT

In accordance with the Subsurface Use Contracts, the Corporation is committed to contribute to social sphere development of Astana and Atyrau cities in the total amount of $3,030,000 for all oilfields during the exploration phase.  All Subsurface Use Contracts establish the exploration phase as 6 years from 2003 to 2009, and the production phase as 25 years from 2009 to 2034. During the year ended, December 31, 2004, the Corporation had not made any payments. These payments are due over the period from 2003 to 2008.  Management believes that the Corporation will meet this obligation within the exploration phase and payment delay will not terminate or deteriorate terms of the Subsurface Use Contracts.

Payment of these obligations is to be made according to a payment schedule agreed to between the Corporation and the Government. The non-current portion of these obligations is discounted at 15% being the estimated credit-adjusted risk free discount rate, giving a total discounted obligation of $2,492,368. The accretion expense for the year ended December 31, 2004 was $193,243 (2003- $Nil).

12.

OBLIGATIONS FOR PROFESSIONAL TRAINING OF PERSONNEL

	December 31, 2004		December 31, 2003

Within one year	$289,200	$	N/A
In the second to the fifth inclusive	389,800		N/A
Total obligations	679,000		N/A

Less: discount on obligations on professional training of personnel	(85,159)		N/A
Present value of obligations on professional training of personnel	593,841		N/A

Amount due for settlement within one year	289,200		N/A
Amount due for settlement after one year	304,641		N/A

Total	$593,841	$	N/a

Management believes that obligations on professional training of personnel should be recognized for future professional training costs as prescribed by the Subsurface Use Contracts. In accordance with the Subsurface Use Contracts, the Corporation is obliged to finance professional training of Kazakhstani personnel recruited for the Subsurface Use Contract’s operations at the rate of not less than 1% of the total amount of minimal investments. Under the Subsurface Use Contracts, the total amount of minimal investments was established at $53,900,000 during their exploration phase.

These obligations are discounted at 15%, being the estimated credit-adjusted risk free discount rate.  The accretion expense for the year ended December 31, 2004 was $30,041 (2003 - $Nil) was expensed.

13.

OBLIGATIONS FOR ACQUISITION OF THE RIGHT FOR THE GEOLOGICAL INFORMATION USE

In accordance with the Agreements on acquisition of the right on the geological information use # 710 and # 711 dated January 21, 2002, the Corporation is obliged to pay an additional amount for the right of geological information use if KoZhaN attracts foreign investors.

On May 11, 2004, BSEA acquired 100% of the shares in Vector’s charter fund. Accordingly, Vector recognized additional obligations on acquisition of the right on the geological information use as at December 31, 2004 in the amount of $758,265.

14.

SIGNATURE BONUSES AND PENALTY PAYABLE

In accordance with the Subsurface Use Contracts there was an obligation to pay signature bonuses in total of $1,000,000 for acquiring the subsurface use rights for all three fields. These bonuses were due for payment within 30 days after signing the Subsurface Use Contracts.

As at December 31, 2003, $1,000,000 had been paid to the Governments as a signature bonus for Morskoe, Karatal and Dauletaly oilfields. Penalties accrued on delaying the payment of the signature bonuses for those oilfields as at December 31, 2003 amounted to $98,904. These penalties were paid as at December 31, 2004.

15.

COMMON STOCK

The Corporation has issued the following shares in a series of private placement agreements:

i.	On April 14, 2000 the Corporation issued 500,000 common shares at $0.20 per share for total proceeds of $100,000;
ii.	On May 12, 2000 the Corporation issued 1,530,000 common shares at $1.00 per share for total proceeds of $1,530,000;
iii.	On May 12, 2000 the Corporation issued 1,301,667 common shares at $7.50 per share for total proceeds of $9,762,503;
iv.	On April 3, 2002, the Corporation issued 2,997,160 common shares at $0.25 per share for total proceeds of $749,290;
v.	On August 26, 2003, 682,802 common shares were issued pursuant to the Alternative Compensation Plan. Proceeds of the issue were recorded in 2002; and
vi.	In the fourth quarter of 2003, the Corporation issued 7,900,000 common shares at $0.25 per share for total proceeds of $1,975,000.

On January 12, 2004, the Corporation completed the acquisition of 100% of the issued and outstanding share capital of BSEK.  The Corporation issued 8,000,000 common shares at a deemed price of $0.286 per share, being the trading price of the Corporation’s shares at the date of announcing the transaction, for total consideration including transaction costs of $2,288,000 as described in Note 5.

On January 26, 2004, the Corporation issued 100,000 restricted common shares in connection with a private placement conducted in late 2003 for proceeds to $25,000.

On February 11, 2004 we issued 66,666 shares for proceeds of $3,333 on the exercise of non-employee options. As part of the exercise agreement, the remaining 33,334 unvested options outstanding to the option holder were cancelled and returned to the stock option plan.

On March 4, 2004, we issued 681,475 common shares to Ibriz in connection with an Asset Purchase Agreement that we entered into with Ibriz. The amount of common stock issued was determined using the average closing price of our common stock for the five days prior to February 27, 2004, which resulted in a share price of $0.61 per shares.

On March 9, 2004, the Corporation solicited votes from selected stockholders of record and received an affirmative vote of 51% to approve an increase in the number of the Corporation’s authorized shares of common stock from 50,000,000 to 150,000,000, par value $0.001 per share.  On April 20, 2004, the Nevada Secretary of State processed the Corporation’s Certificate of Amendment to adjust the Corporation’s authorized share capital to 150,000,000.

On April 3, 2004, Canaccord Capital (Europe) Limited exercised a warrant for 299,716 shares for proceeds of $74,928.

On April 12, 2004, the Corporation issued 299,716 common shares to Canaccord Capital (Europe) Limited for total proceeds of $74,928 in connection with a warrant issued on April 3, 2002.  The warrant was for a total of 299,716 common shares with an exercise price of $0.25.

On May 7, 2004, the Corporation closed on the first tranche of a private placement and issued 13,483,750 shares for gross proceeds of $6,741,875. The costs associated with the private placement includes a finders fee equal to 6% of the gross proceeds received by the Corporation and warrants to be issued to the finders that equal 6% of the shares issued under the private placement with an exercise price of $0.50. The total share issuance costs for this tranche are $373,537.

On July 6, 2004, an additional 2,616,250 shares of the Corporation’s common stock was issued at $0.50 per share, totaling $1,308,125.  The private placements were expressly subject to BSEA closing on the acquisition of Vector.  Costs associated with this private placement included a finders fee equal to 6% of the gross proceeds received by the Corporation and warrants with an exercise price of $0.50, issued to the finders that equal 6% of the shares issued under the private placement. The total share issuance costs for this tranche were $97,193.

On September 20, 2004 the Corporation closed on the third tranche of a private placement and issued 2,440,000 shares for gross proceeds of $1,220,000.  The costs associated with this private placement included a finders fee equal to 6% of the gross proceeds received by the Corporation and warrants with an exercise price of $0.50, issued to the finders that equal 6% of the shares issued under the private placement. The total share issuance costs for this tranche were $208,070.

On November 15, 2004 the Corporation issued 35,000 shares on the exercise of stock options for total proceeds of $1,750.

On November 17, 2004 the Corporation closed on the fourth tranche of a private placement and issued 5,800,000 shares for gross proceeds of $2,900,000. The costs associated with this private placement include a finders fee equal to 6% of the gross proceeds received by the Corporation and warrants with an exercise price of $0.50, issued to the finders that equal 6% of the shares issued under the private placement. The total share issue costs for this tranche were $437,241.

On November 10, 2004 the Corporation issued 3,500,000 common shares in exchange for the 25% minority interests in BSEA at a deemed price of $0.73 per share, which represents the trading price on November 10, 2004 for total proceeds of $2,555,000.

16.

STOCK OPTION PLAN

(a)

Stock Option Plan

The Board of Directors of the Corporation adopted the 2000 Stock Option Plan (the "Plan") during April 2000.  Shareholders approved the Plan on June 29, 2001. On December 3, 2004 the shareholders approved an increase in the common shares reserved for the option plan to 15,000,000. Under the Plan, the Corporation had reserved 15, 000,000 (2003-8,000,000) common shares for issuance under options granted to eligible persons. As at December 31, 2004, 6,175,000 had been granted and 8,723,334 remained available for granting.

Under the Plan, options to purchase common shares may be granted to employees, directors and certain consultants at prices not less than the fair market value at date of grant for incentive stock options and not less than 110% of fair market value for incentive stock options where the employee who, at the time of grant, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Corporation. These stock options expire three to five years from the date of grant and may be fully exercisable immediately, or may be exercisable according to a schedule or conditions specified by the Board of Directors.

(b)

Option Activity

Option activity under the Plan is as follows:

	2004	2003	2002
	Number of	Number of	Number of
	Options	Options	Shares

Opening Balance - January 1	7,310,000	6,810,000	6,618,333

Granted	100,000	1,100,000	8,610,000
Expired	(200,000)	-	-
Exercised	(101,666)	-	-
Cancelled	(933,334)	(600,000)	(8,418,333)
	6,175,000	7,310,000	6,810,000

Closing Balance, December 31	6,175,000	7,310,000	6,810,000

Options available for granting	8,723,334	690,000	1,190,000

Options exercised	101,666	-	-

Option Plan Total	15,000,000	8,000,000	8,000,000

 (c)

Additional information regarding options outstanding as of December 31, 2004 is as follows:

Options Outstanding and Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price

$1.00	125,000	0.5	$1.00
$0.15	300,000	3.9	$0.15
$0.05	5,650,000	3.1	$0.05
$0.50	100,000	4.7	$0.50
	6,175,000	3.0	$0.08

(d)

As discussed in Note 3, the Corporation accounts for its stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees” and its related interpretations. APB No. 25 does not require any amount to be recorded as a compensation expense for stock options that are issued at market price or above and are exercised, cancelled or allowed to expire under the original terms of the issue.  Where the original terms of the option award are amended, as in an adjustment to the exercise price, the intrinsic value method requires that these stock options be subjected to variable plan accounting. The amount of $Nil (2003 - $1,987,501) was determined to be the increase in the intrinsic value of these amended stock options for 2004 and was recorded as Deferred Compensation.   The Corporation amortized $697,946 (2003 - $1,187,055) as stock compensation expense over the course of 2004, leaving a balance of $Nil (2003 - $800,446) in respect of Deferred Compensation related to employees, on the balance sheet at December 31, 2004.

(e)

The Corporation accounts for stock based awards to non-employees in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation". SFAS 123 requires that stock option grants to non-employees be accounted for at fair value on the date of the grant, determined by the Black Scholes option-pricing model.  This fair value is then amortized over the service life of the stock option.  In 2004, compensation expense of $60,318 (2003 - $354,119, 2002 - $489,645) was recognized in the consolidated financial statements and the amount of $27,926 (2003 - $208,064) was included in Deferred Compensation on the consolidated balance sheet at December 31, 2004 for non-employee stock option grants.

17.

WARRANTS

The Corporation has previously issued the following warrants.  Each warrant can be exchanged for 1 common share at the exercise price noted.

Date of	Number of	Exercise	Expiry
Grant	Warrants	Price	Date

April 2000	50,000	$1.00	April, 2005
May 2004	69,000	$0.50	May 2007
July 2004	491,315	$0.50	January 2006
September 2004	134,000	$0.50	January 2006
November 2004	348,000	$0.50	January 2006

50,000 warrants were granted to a consultant in 2000. The fair value of these warrants was $351 and was expensed in 2000.  299,716 warrants were granted at a price of $0.25 per share were expensed during 2004. 1,042,715 warrants were granted at a price of $0.50 per share under the terms of an agency agreement in connection with a private placement.

18.

ALTERNATIVE COMPENSATION PLAN

On March 22, 2002 our Board of Directors approved the Alternative Compensation Plan to provide opportunities for officers, directors, employees and contractors to receive all or a portion of their compensation in the form of common shares instead of cash. The Alternative Compensation Plan was approved at our Annual Shareholders’ Meeting held on June 14, 2002. The Plan allowed for maximum compensation of 2,000,000 shares.  This maximum was reached in the third quarter of 2002 and an expense in the amount of $163,463, relating to the future issuance of 2,000,000 common shares, was accrued under the Alternative Compensation Plan in 2002.  Shares are issued upon request of the beneficiaries and no further compensation cost is recorded at that time.  During 2004, no shares were issued under the Alternative Compensation Plan, leaving a balance of 1,317,198 shares still to be issued at December 31, 2004.

19.

RELATED PARTY TRANSACTION

On December 31, 2004, the Corporation owed $90,093 to Matthew Heysel, our Chairman and Chief Executive Officer arising from having personally paid for travel expenditures while traveling on the business of the Corporation. The balance at December 31, 2004 was paid to Mr. Heysel in early 2005.  Prepaid expenses on the balance sheet at December 31, 2003 include $23,214 that was paid to Mr. Heysel in December 2003 as a prepayment of his regular compensation for the months of January and February 2004.

On December 31, 2004 the Corporation owed $10,000 to Glenn Van Doorne, our former executive Vice President, for a consulting service contract. The balance was paid on January 2005.

The Corporation has been unable to establish a bank account in Beijing.  Each month, the Corporation transfers funds to Kai Yang, the brother of our President and a consultant to BSN, who is resident in Beijing, to cover the costs of maintaining an office in Beijing.  During 2004, the Corporation advanced $385,689 to Kai Yang and he disbursed the full amount for salaries, office rental, professional fees, travel, and other office administration expenses of the Corporation (2003 - $420,000).  Kai Yang retained no part of these funds.

Big Sky Energy Canada Ltd.

At the time of the acquisition of BSEK, Matthew Heysel and Daming Yang were directors and officers of Big Sky Energy Canada Ltd. and the Corporation and Mr. Kai Yang held all the outstanding shares of Big Sky Energy Canada Ltd.  As at December 31, 2004, Matthew Heysel and Daming Yang were no longer directors nor officers of Big Sky Energy Canada Ltd. On March 10, 2004, Daming Yang’s brother, Wei Yang, was appointed to the board and was given full voting and dispositive control over all shares held by Big Sky Energy Canada Ltd. The loan arose from costs totaling $300,000 that were incurred by Big Sky Energy Canada Ltd. in connection with completing BSEK’s acquisition of KoZhaN, and a payment of $50,000 to Bolat Mukashev, the President of KoZhaN, as a reimbursement of costs incurred by the President prior to the signing the purchase agreement on August 11, 2003. The amount of $350,000 was treated as consideration in the allocation of the purchase price of the assets and liabilities of KoZhaN. The loan is unsecured, bears no interest and is repayable on demand. A balance of $21,351 was outstanding at December 31, 2004.

During the year ended December 31, 2004, the Corporation advanced to Big Sky Energy Canada Ltd. $39,905 net of advances from Big Sky Energy Canada Ltd. towards the balance outstanding.

The Corporation sold the shares in Big Sky Network Canada Ltd. to Big Sky Energy Canada for proceeds of $175,793.

Big Sky Holdings Ltd.

Matthew Heysel controls Big Sky Holdings Ltd.  The loan to the Corporation arose from a cash transfer to BSEK to cover expenses incurred by BSEK.  The loan is unsecured, bears no interest and is repayable on demand. A balance of $25,590 was outstanding at December 31, 2004.

 KoZhaN LLP

KoZhaN is a 90% owned subsidiary of BSEK; the Corporation owns 100% of BSEK.  The loan was made to the President of KoZhaN during 2004.  During the year ended December 31, 2004 various other advances were made to other related parties of KoZhaN.  These loans are unsecured, bear no interest and are repayable on demand. A balance of $24,439 was outstanding at December 31, 2004.

Vector Energy West LLP

Vector Energy West LLP is the wholly-owned subsidiary of BSEA.  The loan was made to a director prior to acquisition of Vector, which was acquired when BSEA purchased Vector on May 11, 2004.  Upon the acquisition of Vector, the director stepped down from the board of directors and remains as an employee of Vector.  In addition, several other advances were made to related parties of Vector.  These loans are unsecured, bear no interest and are repayable on demand.

20.

OBLIGATIONS FOR HISTORICAL COSTS REIMBURSEMENT

The Corporation through its purchase of Vector is unavoidably obliged to reimburse $7,784,034, which represents historical costs incurred by the Republic of Kazakhstan for the Liman-2 oilfield pursuant to the terms of the Subsurface Use Contract # 1076 dated December 28, 2002 and the Agreement on acquisition of the right on the geological information use # 711 dated January 21, 2002. Payment of these obligations should be made according to a payment schedule agreed between Vector and the Government. These payments are due from 2012 to 2027 and should be paid quarterly in equal installments.

These obligations are discounted at 15%, being the estimated credit-adjusted risk free discount rate, giving a present value of obligation of $973,682 as at December 31, 2004.  The accretion expense for the year ended December 31, 2004 was $21,819 (2003 - $Nil).

21.

ASSET RETIREMENT OBLIGATION

Management determined that an asset retirement obligation should be recognized for future abandonment costs of 93 wells drilled at Morskoe, Liman -2 and Atyrau  fields  before the Corporation signed the Subsurface Use Contracts, but which, in management’s opinion were not properly abandoned. Management believes that this obligation is likely to be settled at the end of the exploration phase.

As at December 31, 2004, undiscounted future cash flows that will be required to satisfy the Corporation’s liability by 2009 and 2028 for the Liman-2 field is $930,000. After application of a 15% credit-adjusted risk free discount rate, the present value of the Corporation’s liability at December 31, 2004 is $435,868 (As at January 12, 2004 - $19,872).  During the year ended December 31, 2004, the Corporation recorded an accretion expense of $2,284 (2003 - $Nil).

22.

INCOME TAXES

The Corporation did not provide any current or deferred U.S. federal or foreign income tax provision or benefit because it has experienced operating losses since inception. The Corporation is not liable for any state taxes.

	2004	2003	2002

Loss before income taxes	$6,792,048	$3,129,762	$2,591,480

Composite statutory income tax rate	35.0%	35.0%	35.0%
Expected income tax recovery	$(2,377,000)	$(1,095,417)	$(907,018)
Tax benefit not recognized	2,377,000	1,095,417	907,018

Income tax expense (recovery)	$-	$-	$-

Deferred taxation reflects the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for statutory tax purposes in the respective countries.

The deferred income tax liability is comprised of the following:

	December 31, 2004	December 31, 2003
	$	$

Temporary differences
Oil and gas property values	13,734,017	-
Total temporary differences	13,734,017	-
		-
Statutory tax rate	35%	35%
Total	4,806,906	-

Current portion	-	-
Non-current portion	4,806,906	-
Total	4,806,906

At December 31, 2004, the Corporation had a net operating loss of approximately $15,650,000 (2003 - $15,500,000) for U.S. federal purposes. Utilization of the net operating loss, which expires on various dates starting in 2007, may be subject to certain limitations under Section 382 of the Internal Revenue Code of 1986, as amended.  Due to the uncertainty of utilizing these net operating losses, the Corporation has made a valuation allowance of an amount equal to the related deferred tax asset.

	December 31, 2004	December 31 2003	December 31, 2002
	$	$	$

Net operating loss carry forward balance	15,650,000	15,500,000	14,200,000

Composite statutory tax rate	35.0%	35.0%	35.0%
Deferred tax asset	5,477,800	5,425,000	4,970,000
Valuation allowance	(5,477,800)	(5,425,000)	(4,970,000)
	-	-	-

23.

FAIR VALUE OF FINANCIAL INSTRUMENTS

As at December 31, 2004 the fair value, the related method of determining fair value and carrying value of the Corporation’s financial instruments were as follows: the fair value of current assets and current liabilities approximates their carrying amounts due to the short-term maturity of these instruments. The Corporation is exposed to market, credit and currency risks arises in the normal course of the Corporation’s business. Derivative financial instruments are not used to reduce exposure to the above risks.

Concentration of credit risk – Financial instruments that potentially expose the Corporation to concentrations of credit risk consist primarily of cash and cash equivalent. Management of the Corporation believes the likelihood of incurring material losses due to concentration of credit risk is remote.

Interest rate risk – The Corporation’s potential interest rate risk is minimal and management considers the risk insignificant.

Foreign currency risk – The Corporation undertakes transactions denominated in foreign currencies. Accordingly, these activities may result in foreign currency exposure. The Corporation does not hedge it’s foreign currency risk.

24.

COMMITMENTS AND CONTINGENCIES

In 2004, the Corporation recorded expenses for rental payments under operating leases, net of amounts recovered from sub-lessees, totaling (2004 - $121,348; 2003 - $129,965; 2002 - $42,902). Minimum lease payments under operating leases for the years ending December 31 are as follows:

$
2005	174,900
2006	125,650
2007	48,250
348,800

The Corporation is subject to potential litigation in the normal course of operations.  There are no claims currently pending that management considers would materially affect the Corporation’s financial position or results of operations.

Operating environment – The Corporation’s principal business activities are within the Republic of Kazakhstan. Laws and regulations affecting businesses operating in the Republic of Kazakhstan are subject to rapid changes and KoZhaN’s assets and operations could be at risk due to negative changes in the political and business environment.

Taxation – The taxation system in the Republic of Kazakhstan is constantly changing and subject to inconsistent application, interpretation and enforcement. There have been many new tax and foreign currency laws and related regulations introduced in recent years, which are not always clearly written and whose interpretation and application is subject to the opinions of the local tax authorities. Non-compliance with Kazakhstan laws and regulations can potentially lead to the imposition of penalties and fines, the amounts of which can be significant.

Environmental matters – The Corporation believes it is currently in compliance with all existing Kazakhstan environmental laws and regulations. However, Kazakhstan environmental laws and regulations may change in the future. The Corporation is unable to predict the timing or extent to which these environmental laws and regulations may change. Such change, if it occurs, may require KoZhaN to modernize technology to meet more stringent standards.

Financial Commitments and Contingencies – KoZhaN

The Corporation, through its interest in KoZhaN, has the following commitments and contingencies.  As these commitments and contingencies are subject to the commencement of commercial production and the Corporation can not determine at this time when it will commence commercial oil and gas production operations, the likelihood of payment of the following commitments and contingencies is currently indeterminable. Consequently no amounts have been recorded as provisions in these financial statements for the following commitments and contingencies:

a)

Commitment to repay historical costs of the Government – In accordance with the Subsurface Use Contracts the Corporation is obliged to reimburse to the Government for historical costs incurred during preparation of certain geological information on the Morskoe, Karatal and Dauletaly oilfields.  The total amount reimbursable is $3,756,422. Of this amount, $116,178 was paid in 2002-2003. The remaining amount of $3,640,244 is expected to be settled by equal quarterly installments during 20 years after the Corporation enters into the production phase on these oilfields. If commercial production does not commence no further payments become due in this respect.

b)

Commitments to contribute to social development of Astana and Atyrau – In accordance with the Subsurface Use Contracts, the Corporation is obliged to invest an equivalent of $850,000 during the production phase for the development of the social sector of Atyrau and Astana cities in the Republic of Kazakhstan.

c)

Commitment to develop local personnel– In accordance with the Subsurface Use Contracts, the Corporation is obliged to invest not less than 1% of total investments for professional development of the local personnel involved in works under the Subsurface Use Contracts

d)

Liquidation fund – In accordance with the Subsurface Use Contracts, the Corporation is obliged to establish a liquidation fund to finance the adequate disposal of the Corporation’s oil and gas operations in the amount of 1% of operating costs.  The Corporation is also obliged to apply for approval of this fund with the Government under the contracts, including budget of disposal costs, no later than 2 years before the end of the exploration phase and start of the production phase. Although the Corporation has not yet carried out major exploration activities to date, the Corporation has recorded an asset retirement obligation for certain wells in these financial statements. Upon achieving an agreement with the Government, this asset retirement obligation may be considered as part of the contractually required liquidation fund.

-

Upon awarding of a new tender for subsurface use rights, KoZhaN shall pay a $0.05 bonus based on total oilfield reserves as defined in the State Balance of Reserves (Oil) of Kazakhstan as of January 1, 2000, equivalent to proven recoverable reserves.

e)

Contingencies related to purchase of geological information from the Government – In accordance with the Purchase Agreements concluded with the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan on July 10, 2002, the Corporation may incur a penalty for delaying payment for the geological information purchases from the Government relating to the Morskoe, Karatal and Dauletaly oilfields at a rate of 10% per annum. Payments for the geological information purchase for the Karatal and Dauletaly oilfields were made by the Corporation with a significant delay. Management believes that the obligation for the penalty is not probable and thus no provision has been recognized in the financial statements for this amount.

f)

Commitment to make payments based on production – Arising from BSEK’s acquisition of KoZhaN interest, the Corporation is committed to make the following payments to the non-controlling partners of KoZhaN, as a group, upon achieving the following production milestones, where production is calculated after deducting the government’s share of production, if any, and where one tonne equals seven barrels of oil:

-

$100,000 after the receipt by KoZhaN of payment in full for two sales of a commercial quantity of oil produced, saved, marketed and sold by KoZhaN.  Each sale shall not be less than 4,000 tonnes of oil;

	-	$300,000 after the receipt by KoZhaN of payment in full for a cumulative production of 40,000 tonnes of a commercial quantity of oil produced, saved, marketed and sold by KoZhaN;

	-	$400,000 after the receipt by KoZhaN of payment in full for a cumulative production of 150,000 tonnes of a commercial quantity of oil produced, saved, marketed and sold by KoZhaN;
	-	$500,000 after the receipt by KoZhaN of payment in full for a cumulative production of 250,000 tonnes of a commercial quantity of oil produced, saved, marketed and sold by KoZhaN;
		-	$0.35 per barrel if the price of oil is equal to or less than $14.00;
		-	$0.75 per barrel if the price of oil is greater than $14.00 and less than or equal to $18.00;
		-	$1.00 per barrel if the price of oil is greater than $18.00 and less than or equal to $22.00; or
		-	$1.50 per barrel if the price of oil is greater than $22.00
g)

Investment commitments – In accordance with the Subsurface Use Contracts KoZhaN is obliged to invest a minimum of $69,000,000 over the period covered by the Subsurface Use Contracts. An amount of $14,000,000 should be invested during the exploration phase. All three Subsurface Use Contracts establish the exploration phase as 6 years from 2003 to 2009, and the production phase as 25 years from 2009 to 2034.  The governments’ objective in setting minimum work commitments is to ensure certain types of exploratory work is carried out by the license holder, including drilling new wells and seismic activity. The government will measure the degree to which the Corporation has met its commitments in terms of work completed. The government estimates the work commitment in terms of expected spending amounts. The government measures the performance of the Corporation towards meeting its work commitment by evaluating the actual work performed in comparison with the agreed requirements. Actual spending is not a performance measure.

h)

Commercial discovery bonus – In accordance with the Subsurface Use Contracts, the Corporation is obliged to pay to the Government a commercial discovery bonus in the amount of 0.1% of the value of proved reserves using the market price of the hydrocarbons. This amount is due within 30 days after the hydrocarbon reserves are approved by the State Committee on Reserves of the Republic of Kazakhstan.  As at December 31, 2004, a commercial discovery has not been made as so no accrual for any bonus has been made in these financial statements.

i)

Commitments related to transfer of 45% share in Morskoe oil field – On October 12, 2004 KoZhaN signed Agreement which states that ABT became the owner of 45% of any crude oil, gas and any other mineral resources (including mineral resources produced during the exploration and probation exploitation periods) and have right to dispose such mineral resources at its own discretion. However this agreement is subject to approval of the Ministry of Energy and Mineral Resources of Republic of Kazakhstan. In addition, KoZhaN assumed obligation to provide financing of Drilling Works of $150,000 and 50% of all other costs, not specified as Construction Works and Drilling Works.

Other Contingencies

a)

Non-compliance with the Subsurface Use Contracts – The Government has the right to suspend these contracts or even cancel them if the Corporation is in material breach of obligations and commitments under the Subsurface Use Contracts.

In accordance with the Subsurface Use Contracts signed on February 17, 2003 the Corporation was obliged to commence exploration activities within 60 days after signing the Contracts. However, as at December 31, 2004, the Corporation had not started exploration activities on the Karatal and Dauletaly oilfields. In the case of failure to remedy such violations, these Subsurface Use Contracts can be terminated by the Government, which may affect recoverability of capitalized costs of approximately $1.2 million related to Dauletaly and Karatal oilfields. The Corporation expects to conduct new exploration activities in the two license areas in 2005, and may farmout portions of these licenses to third parties in 2005, in order to fulfill its obligations under the Subsurface Use Contracts.

b)

Commitment to sell produced oil in Kazakhstan – In accordance with the Subsurface Use Contracts, the Corporation is obliged to sell 100% of oil produced during the exploration stage, and 20% of oil produced during the production stage, to oil refineries located in Kazakhstan.

Financial Commitments and Contingencies – Vector Energy West

The Corporation, through its interest in Vector, has the following commitments and contingencies.  As these commitments and contingencies are subject to the commencement of commercial production and the Corporation can not determine at this time when it will commence commercial oil and gas production operations, the likelihood of payment of the following commitments and contingencies is currently indeterminable. Consequently, no amounts have been recorded as provisions in these financial statements for the following commitments and contingencies:

a)

Non-compliance with the Subsurface Use Contracts – The Government has the right to suspend or cancel these Subsurface Use Contracts if KoZhaN is in material breach of the obligations and commitments under the Subsurface Use Contracts.

In accordance with the letter # 14-04-38 27 dated May 26, 2004 the Corporation was notified by the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan (the “Competent Body”) that the Corporation had failed to comply with the terms of the Contract # 1076 dated December 28, 2002 on exploration of hydrocarbons in the Liman-2 oilfield, in the following way:

	-	To carry out the Minimal Work Program during the exploration phase;
	-	To submit the Annual Work Program to the Competent Body and report on the progress of the Minimal Work Program implementation;
	-	To provide professional training to the personnel employed for the Subsurface Use Contract’s operations;
	-	To contribute funds to the Atyrau region for social programs and programs on infrastructure development;
	-	To submit quarterly reports on the Subsurface Use Contract’s activities to the Competent Body;
	-	To develop the Business, Property and Liability Risk Insurance Program and to submit it for approval to the Competent Body; and
	-	To establish and make contributions to the Liquidation Fund.

In accordance with the letter # 14-04-38 28 dated May 26, 2004 the Corporation was notified by the Competent Body that the Corporation had failed to comply with the terms of the Contract # 1077 dated December 28, 2002 on exploration of hydrocarbons in the Atyrau oilfield, in the following way:

-	To carry out the Minimal Work Program during the exploration phase;
-	To submit the Annual Work Program to the Competent Body and report on the progress of the Minimal Work Program implementation;
-	To provide professional training to the personnel employed for the Subsurface Use Contract’s operations;
-	To contribute funds to the Atyrau region for social programs and programs on infrastructure development;
-	To submit quarterly reports on the Subsurface Use Contract’s activities to the Competent Body;
-	To develop the Business, Property and Liability Risk Insurance Program and to submit it for approval to the Competent Body; and

	-	To establish and make contributions to the Liquidation Fund.

Accordingly, under both Notices the Corporation was required by July 31, 2004 to remedy these deficiencies and to submit all required documents as confirmation of fulfillment of its obligations and actions taken to remedy these deficiencies and to report on corrective and preventive actions undertaken against any further breach of contractual obligations.

As at February 12, 2005, Management has remedied the following violations of the Subsurface Use Contracts:

	-	On November 16, 2004 the Corporation has submitted and approved with Competent Body and annual work program for 2004 and annual work program for 2005.
	-	The Corporation provided in September 2004 Petroleum Management training for its Vice President and;
-

The Corporation opened a special account with HSBC bank in Kazakhstan where it deposited an amount of $33, 040 to finance the liquidation of the consequences of its oil and gas operations( See Note 7).

As at February 12, 2005, Management has remedied the following violations of the Subsurface Use Contracts:
	1.	To carry out the Minimal Work Program during the exploration phase;
	2.	Contribute funds to Atyrau region for social programs and programs for infrastructure development;
3.

Develop the Business, Property and Liability Risk Insurance Program and to submit it for approval to the Competent Body. The Corporation has appointed AIG as its Insurance Underwriter but as at the date of these financial statements the Business, Property and Liability Risk Insurance Program has not yet been submitted to the Competent Body;

b)

Investment commitments – In accordance with the Subsurface Use Contracts, the Corporation is obliged to invest a minimum of $53,900,000 over the period covered by the Subsurface Use Contracts. The Subsurface Use Contract # 1076 dated December 28, 2002 establishes the exploration phase as 6 years from 2003 to 2008. The Subsurface Use Contract # 1077 dated December 28, 2002 establishes the exploration phase as 5 years from 2003 to 2007 and the production phase as 20 years from 2008 to 2028.  The governments’ objective in setting minimum work commitments is to ensure certain types of exploratory work is carried out by the licence holder, including drilling new wells and seismic activity. The government will measure the degree to which the Corporation has met its commitments in terms of work completed. The government estimates the work commitment in terms of expected spending amounts. The government measures the performance of the Corporation towards meeting its work commitment by evaluating the actual work performed in comparison with the agreed requirements. Actual spending is not a performance measure.

c)

Commitment to reimburse historical costs of the Government – In accordance with the Subsurface Use Contract, the Corporation is obliged to reimburse to the Government for historical costs incurred at the expense of the Government on the Atyrau oilfield. The total amount reimbursable is $22,507,380. From this amount, $112,537 was paid to the Government in 2003. The remaining amount of $22,394,843 is expected to be settled according to a payment schedule to be agreed between the Corporation and the Government not later than 120 days after approval of the hydrocarbon reserves. However, in the event that no approval of the hydrocarbon reserves is received, there will be no liability upon the Corporation in respect of the remaining amount of $22,394,843. No approval of the hydrocarbon reserves has been applied for or received as at December 31, 2004 and December 31, 2003 and so no provision in respect of the remaining amount has been made in these financial statements.

d)

Commercial discovery bonus – In accordance with the Subsurface Use Contracts, the Corporation is obliged to pay to the Government a commercial discovery bonus in the amount of 0.1% of the value of approved recoverable reserves using the market price of the hydrocarbons. This amount is due within 30 days after the hydrocarbon reserves are approved by the State Committee on Reserves of the Republic of Kazakhstan. However, in the event that no approval of the hydrocarbon reserves is received, there will be no liability upon the Corporation in respect of the commercial discovery bonus. No approval of the hydrocarbon reserves has been applied for or received as at December 31, 2004 and December 31, 2003 and so no provision in respect of the commercial discovery bonus has been made in these financial statements.

1.

SUBSEQUENT EVENTS

In February 2005, the Corporation raised additional common equity in a series of private placement transactions, which raised $13,625,000. The Corporation issued 27, 250,000 common shares at a price of $0.50 per share.

The Corporation paid a finders fee of 6% in cash and warrants equal to 6% of the common shares issued. Finders fees of $817,140 were paid and 1,634,280 Warrants to purchase additional 1,634,280 common shares at $0.50 per share were issued.

On March 7, 2005, the Corporation entered into a contract with Matrix-Regent and Matrix-Regent Securities Limited, carrying on business as Matrix Corporate Finance) for the provision of corporate financial advice and services as a financial adviser to the Corporation. The terms of the agreement provide that if the Corporation is admitted to the Alternative Investment Market of the London Stock Exchange, the Corporation will appoint Matrix Corporate Finance as its Nominating Advisor (“NOMAD”)

On March 9, 2005, the Corporation awarded 8,050,000 stock options to officers, directors and consultants under the terms of the Corporation’s 2000 Stock Award Plan. The options have an exercise price of $0.50 per share and an expiry date of March 8, 2008. The options vest in four annual increments beginning March 9, 2006.  In addition, the Corporation granted stock awards to the Chief Executive Officer and the Chief Financial Officer of 500,000 and 250,000 shares respectively, for prior period service with reduced compensation.

In March 2005 the Corporation issued 1,750,000 common shares to four option holders who exercised their options   under the Corporation’s 2000 Stock Award Plan. The Corporation realized proceeds of $ 87,500.

On March 29, 2005, the Corporation appointed Mr. Nurlan U. Balgimbayev to its Board of Directors. Mr. Balgimbayev will receive options to purchase 5,000,000 common shares of the Corporation under the 2000 Stock Award Plan. Options for 1,000,000 have been issued to Mr. Balgimbayev in accordance with the terms of the Plan and the remaining 4,000,000 options will be issued, subject to shareholder approval at the next Annual Meeting of Shareholders.

In March 2005, the Corporation paid $80,000 to a company affiliated with Mr. Bruce Gaston, a director since December 3, 2004, for introductions to potential investors. Certain of these potential investors subsequently participated in the private placement of $13.7 million raised by the Corporation in February 2005.

26.

SUPPLEMENTAL QUARTERLY FINANCIAL DATA (Unaudited)

Interim Quarter Ended	December 31, 2004	September 30, 2004	June 30, 2004	March 31, 2004
	$	$	$	$
Loss from continuing operations	(3,197,888)	(1,899,381)	(924,040)	(794,943)
Income (loss) from Discontinued Operations	47,102	2,433	(13,315)	(12,016)
Net loss	(3,150,786)	(1,896,948)	(937,355)	(806,959)

Loss per share	(0.06)	(0.03)	(0.02)	(0.02)

Interim Quarter Ended	December 31, 2003	September 30, 2003	June 30, 2003	March 31, 2003
	$	$	$	$
Loss from continuing operations	(1,692,883)	(549,926)	(506,093)	(380,860)
Income (Loss) from Discontinued Operations
	37,055	8,622	13,226	5,703
Net loss	(1,692,883)	(549,926)	(506,093)	(380,860)

Loss per share	(0.06)	(0.02)	(0.02)	(0.02)

REPORT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

To the Shareholders of Big Sky Energy Kazakhstan Ltd.:

We have audited the accompanying consolidated balance sheet of Big Sky Energy Kazakhstan Ltd. (a development stage enterprise) (the “Successor”) as of December 31, 2003, and the related consolidated statements of operations, changes in partners’ deficit/shareholders’ equity, and cash flows for the period from August 11, 2003 (date of inception of the Successor) to December 31, 2003, and for the period from April 28, 2001 (date of inception of the Predecessor) to December 31, 2003.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.  The Predecessor’s financial statements as of December 31, 2002, and for the period from January 1, 2003 to August 11, 2003, for the year ended December 31, 2002, the period from April 28, 2001 (date of inception of the Predecessor) to December 31, 2001, and the period from April 28, 2001 (date of inception of the Predecessor) to August 11, 2003 (not separately presented herein) were audited by other auditors whose report, dated December 23, 2003, expressed an unqualified opinion on those statements.  The financial statements for the period April 28, 2001 (date of inception of the Predecessor) to August 11, 2003 (not separately presented herein) reflects a net loss of $93,713.  The other auditors’ report has been furnished to us, and our opinion, insofar as it relates to the amounts included for such prior period, is based solely on the report of such other auditors.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit and the report of the other auditors provides a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of Big Sky Energy Kazakhstan Ltd. as of December 31, 2003 and the results of its operations and its cash flows for the period from August 11, 2003 (date of inception of the Successor) to December 31, 2003, and for the period from April 28, 2001 (date of inception of the Predecessor) to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The Company is in the development stage as of December 31, 2003.  As discussed in Note 2 to the financial statements, successful completion of the Company’s development program and, ultimately, the attainment of profitable operations is dependent upon future events, including obtaining adequate financing to fulfill its development activities, obtaining regulatory approval, and achieving a level of sales adequate to support the Company’s cost structure.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is a development stage enterprise engaged in acquisition, exploration and development of oil and gas properties. As discussed in Note 2 to the financial statements, the deficiency in working capital as at December 31, 2003 and the Company’s operating losses since inception raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants

April 20, 2004, except as to Note 19, which is as of July 1, 2004.

Calgary, Alberta, Canada

INDEPENDENT AUDITORS’ REPORT

To the Partners of KoZhaN LLP:

We have audited the accompanying balance sheets of KoZhaN LLP (a development stage enterprise) (the “Partnership” or Predecessor”) as of December 31, 2002, and the related statements of loss, changes in partners’ deficit, and cash flows for the period from January 1, 2003 to August 11, 2003, for the year ended December 31, 2002, for the period from April 28, 2001 (date of inception) to December 31, 2001, and for the period from April 28, 2001 (date of inception) to August 11, 2003 (not separately presented herein).  These financial statements are the responsibility of the Partnership’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of KoZhaN LLP as of December 31, 2002 and the results of its operations and its cash flows for the period from January 1, 2003 to August 11, 2003, for the year ended December 31, 2002, the period from April 28, 2001 (date of inception) to December 31, 2001, and for the period from April 28, 2001 (date of inception ) to August 11, 2003 (not separately presented herein) in conformity with accounting principles generally accepted in the United States of America.

The Partnership is in the development stage as of December 31, 2002.  As discussed in Note 2 to the financial statements, successful completion of the Partnership’s development program and, ultimately, the attainment of profitable operations is dependent upon future events, including obtaining adequate financing to fulfill its development activities, obtaining regulatory approval, and achieving a level of sales adequate to support the Partnership’s cost structure.

/s/ Deloitte & Touche

TOO Deloitte & Touche

December 23, 2003

Almaty, Kazakhstan

BIG SKY ENERGY KAZAKHSTAN LTD (Successor)

KOZHAN LLP (Predecessor)

(a Development Stage Enterprise)

CONSOLIDATED STATEMENTS OF OPERATIONS

(in US Dollars)

						Cumulative
		Period from			Period from	Period from
		August 11, 2003	Period from	Year	April 28, 2001	April 28, 2001
		(Inception date)	January 1, 2003	Ended	(Inception date)	(Inception date
		to December	to August 11,	December	to December	of Predecessor)
		31, 2003	2003	31, 2002	31, 2001	to December
	Note	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)	31, 2003
EXPENSES
General and administrative expenses	5	$110,866	$63,599	$5,705	$292	$180,462

OPERATING LOSS		110,866	63,599	5,705	292	180,462

OTHER INCOME
Foreign exchange gain/(loss), net		10,644	(226)	3,583	6	14,007

LOSS BEFORE TAXATION		(100,222)	(63,825)	(2,122)	(286)	(166,455)

INCOME TAX (EXPENSE)/RECOVERY	6	27,480	(27,480)	--	--	--

NET LOSS		$(72,742)	$(91,305)	$(2,122)	$(286)	$(166,455)

See accompanying notes to the financial statements.

BIG SKY ENERGY KAZAKHSTAN LTD (Successor)

KOZHAN LLP (Predecessor)

(a Development Stage Enterprise)

CONSOLIDATED BALANCE SHEETS

(in US Dollars)

		As at	As at
		December 31,	December 31,
		2003	2002
	Note	(Successor)	(Predecessor)
ASSETS
CURRENT ASSETS:
Cash		$339,353	$4,116
Receivable from the partners		1,514	--
Employee and other receivables		1,564	3,611
Total current assets		342,431	7,727

NON-CURRENT ASSETS
Oil and gas properties	7	2,811,572	133,353
Other fixed assets		3,424	--
Intangible assets, net		579	482
Total non-current assets		2,815,575	133,835

TOTAL ASSETS		$3,158,006	$141,562

LIABILITIES AND PARTNERS’ DEFICIT/
SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES
Obligations for social sphere
development	8	$458,000	$--
Share subscriptions received in advance	19	250,000	--
Signature bonuses and penalty payable	9	98,904	--
Related party payables	14	357,565	--
Due to China Energy Ventures	16	1,154,941	--
Other payables and accruals	10	54,284	41,577
Total current liabilities		2,373,694	41,577

NON-CURRENT LIABILITIES
Loans to related parties	11	--	97,000
Interest payable to related parties	11	--	4,861

Obligation on social sphere development	8	693,760	--
Asset retirement obligation	15	26,817	--
Deferred tax liability	6	136,476	--
Total non-current liabilities		857,053	101,861
COMMITMENTS AND CONTINGENCIES	18

PARTNERS’ DEFICIT/SHAREHOLDERS’ EQUITY
Paid charter capital	12	--	532
Common stock
No par value, shares authorized:
Unlimited number of Class “A”
Unlimited number of Class “B” without voting rights;
Shares issued and outstanding:
10,000,000 Class “A” shares	13	1	--
Deficit accumulated during development stage		(72,742)	(2,408)

Total partners’ deficit/shareholders’ equity		(72,741)	(1,876)

TOTAL LIABILITIES AND PARTNERS’ DEFICIT/
SHAREHOLDERS’ EQUITY		$3,158,006	$141,562

See accompanying notes to the financial statements.

BIG SKY ENERGY KAZAKHSTAN LTD (Successor)

KOZHAN LLP (Predecessor)

(a Development Stage Enterprise)

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ DEFICIT/SHAREHOLDERS’ EQUITY

(in US Dollars)

PERIOD FROM APRIL 28, 2001 (Inception date of Predecessor) TO AUGUST 11, 2003

	Authorized	Unpaid	Deficit accumulated	Total
	charter	charter	during development	Partners’
	capital	capital	stage	deficit

Balances at April 28, 2001	$532	$(532)	$--	$--
Net loss for the period	--	--	(286)	(286)

Balances at December 31, 2001	$532	$(532)	$(286)	$(286)

Contribution to the charter capital	--	532	--	532
Net loss for the period	--	--	(2,122)	(2,122)

Balances at December 31, 2002	$532	$--	$(2,408)	$(1,876)

Increase in authorized charter capital	153	(153)	--	--
Net loss for the period	--	--	(91,305)	(91,305)

Balances at August 11, 2003	$685	$(153)	$(93,713)	$(93,181)

PERIOD FROM AUGUST 11, 2003 (Inception date of Successor) TO DECEMBER 31, 2003

		Issued	Deficit accumulated	Total
		share	during development	Shareholders’
		capital	stage	equity

Balances at August 11, 2003		$1	$--	$1
Net loss for the period		--	(72,742)	(72,742)

Balances at December 31, 2003		$1	$(72,742)	$(72,741)

See accompanying notes to the financial statements.

BIG SKY ENERGY KAZAKHSTAN LTD (Successor)

KOZHAN LLP (Predecessor)

(a Development Stage Enterprise)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in US Dollars)

	Period from	Period from	Year	Period from	Cumulative Period
	August 11, 2003	January 1, 2003	Ended	April 28, 2001	from April 28, 2001
	(Inception date) to	to August 11,	December	(Inception date) to	(Inception date
	December 31, 2003	2003	31, 2002	December 31, 2003	of Predecessor)
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)	to December 31, 2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the period	$(72,742)	$(91,305)	$(2,122)	$(286)	$(166,455)
Adjustments for:
Penalty accrued on signature bonuses	40,685	58,219	--	--	98,904
Foreign exchange (gain)/loss, net	(15,751)	(2,772)	(3,944)	286	(22,181)
Deferred income tax expense/(recovery)	(27,480)	27,480	--	--	--
Changes in operating assets and liabilities
(Increase)/decrease in receivables	(554)	1,087	(3,611)	--	(3,078)
(Decrease)/increase in payables	57,861	1,449	(3,745)	--	55,565
Net cash used in operating activities	(17,981)	(5,842)	(13,422)	--	(37,245)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of oil and gas properties	(1,058,983)	(40,662)	(79,512)	--	(1,179,157)
Purchase of other fixed assets	(2,942)	--	--	--	(2,942)
Cash acquired on the purchase of net assets of
KoZhaN LLP	12,790	--	--	--	12,790
Purchase of intangible assets	(97)	--	(482)	--	(579)
Net cash provided by (used in) investing activities	(1,049,232)	(40,662)	(79,994)	--	(1,169,888)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from loans	1,149,000	55,178	97,000	--	1,301,178
Advances from related parties	7,565	--	--	--	7,565
Advances for share subscription	250,000	--	--	--	250,000
Contributions to charter capital	1	--	532	--	533
Net cash provided by financing activities	1,406,566	55,178	97,532	--	1,559,276

INCREASE/(DECREASE) IN CASH	339,353	8,674	4,116	--	352,143
CASH AT BEGINNING OF PERIOD	--	4,116	--	--	--
CASH AT END OF PERIOD	$339,353	$12,790	$4,116	$--	$352,143

See accompanying notes to the financial statements.

BIG SKY ENERGY KAZAKHSTAN LTD (Successor)

KOZHAN LLP (Predecessor)

(a Development Stage Enterprise)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in US Dollars)

1.

DESCRIPTION OF BUSINESS

Big Sky Energy Kazakhstan Ltd., referred to herein as BSEK or the Successor, was incorporated under the Business Corporations Act Alberta on July 29, 2003 for the purpose of acquiring oil and gas operations in the Republic of Kazakhstan.  BSEK commenced operations when it acquired a 90% partnership interest in KoZhaN LLP on August 11, 2003.

KoZhaN LLP, referred to herein as the Partnership or the Predecessor, was initially registered as a limited liability partnership under the laws of the Republic of Kazakhstan on April 28, 2001. The main activities of the Partnership are the acquisition of oil and gas properties and their exploration and development in the Atyrau region, Republic of Kazakhstan. On February 17, 2003, the Partnership entered into Subsurface Use Contracts with the Government of the Republic of Kazakhstan (the “Government”) to explore and produce hydrocarbons in the Morskoye, Karatal and Dauletali oilfields in Atyrau region, Republic of Kazakhstan (the “Subsurface Use Contracts”). From that date and up to December 31, 2003, no major exploration activities had been carried out.  On September 24, 2003, the Partnership was re-registered to present the new ownership status.  As at December 31, 2003 and 2002 the Partnership employed 1 employee.

Legal Name	KoZhaN LLP
Legal Address	1/1 Dzandosov Str., 480008, Almaty, Republic of Kazakhstan
Legal Registration Number	39658-1910- TOO (ИУ)
Ownership status	Private

2.

BASIS OF PRESENTATION

The accompanying consolidated financial statements for the period from August 11, 2003 to December 31, 2003 and as at December 31, 2003 reflect the activities of BSEK and its subsidiary, the Partnership, from the date of BSEK’s acquisition of its 90% partnership interest in the Partnership (collectively, the “Company”).  The financial statements for the period from April 28, 2001 to December 31, 2001 and for the year ended December 31, 2002 and as at December 31, 2002 and the period January 1, 2003 to August 11, 2003 are for the Partnership, BSEK’s predecessor enterprise.

The accompanying financial statements have been prepared in conformity with the accounting principles generally accepted in the United States of America (“US GAAP”). BSEK maintains accounting records and prepares its financial statements in United States Dollars.  The Partnership maintains accounting records and prepares its financial statements in Kazakhstani tenge in accordance with the requirements of Kazakhstani accounting and tax legislation. The accompanying financial statements of the Partnership differ from the financial statements prepared for statutory purposes in Kazakhstan in that they reflect certain adjustments, not recorded in the accounting books of the Partnership, which are appropriate to present the financial position, results of operations and cash flows in accordance with US GAAP.

Use of estimates – The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of assets and contingent liabilities as at the date of the financial statements and the reported amounts of revenues and expenses of the reporting period then ended. Actual results could differ from those estimates.

Development stage enterprise – The accompanying financial statements have been prepared on the basis that the Company will continue as a going concern and there is no indication that the Company intends to or has to be liquidated or significantly decrease its activity in the near future. The ability of the Company to pay its debts when they are due depends on the continued financial support from its shareholders and partners.

At present, the Company’s oil and gas operations are in acquisition and exploration phase, and therefore, the Company is in a development stage. These phases are expected to last until the Company finds economically profitable oil reserves. Until such reserves are found and proven and necessary regulatory approvals are obtained, uncertainty exists as to whether the long-lived assets of the Company are recoverable.

These consolidated financial statements have been prepared on a going concern basis. The Corporation has significant obligations related to exploration on its oil and gas properties (see notes 8, 18). The Corporation's ability to continue as a going concern is dependent upon its ability to generate profitable operations in the future and to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. The outcome of these matters cannot be predicted with any certainty at this time. These consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Corporation be unable to continue as a going concern.

During 2003, the Company utilized cash for management and corporate administrative activities of approximately $15,000 per month.  Management anticipates that the Company will be able to attain loans from its parent company, China Energy Ventures Corp. to fund this minimum level of operations through July 2005. However, the Company may require additional financing to continue as a going concern beyond July 2005. Current cash resources are not anticipated to be sufficient to fund the next phase of the Company’s development, and it will consider seeking additional private equity or debt financing.  There can be no assurances that any such funds will be available, and if funds are raised, that they will be sufficient to achieve the Company’s objective, or result in commercial success. The Company cannot assure you that it will be able to obtain sufficient capital to satisfy all of its obligations or that its operating subsidiaries will be commercially successful.

The ability of the Company to survive will depend on its ability to finance, acquire, explore for and produce oil and natural gas on a profitable basis.

The Company’s operations may also be adversely affected by significant political, economic and social uncertainties in Kazakhstan and in other countries in which it may acquire oil and gas operations.  Although the government of the Kazakhstan has been pursuing economic reform policies, no assurance can be given that it will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances. There is also no guarantee that the pursuit of economic reforms will be consistent or effective.  These factors may impact the Company’s ability to conduct its business, the results of its operations and its financial condition and its right to pay dividends.

3.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash – Cash includes cash on hand and in banks.

Accounts receivable – Accounts receivable are stated at their net realizable values after deducting provisions for uncollectible amounts. Such provisions reflect estimates based on evidence of collectibility.

Oil and gas properties – The Company follows the successful efforts method of accounting for its oil and gas operations, whereby expenditures for property acquisitions and all development costs (including development dry holes) and support equipment and facilities are capitalized. The costs of unsuccessful exploratory wells are charged to expense at the time the wells or other exploration activities are determined to be non-productive. Production costs, overheads and all exploration costs other than exploratory drilling are charged to expense as incurred.

Costs incurred for acquisition of rights to explore and develop the Morskoye, Karatal and Dauletali oilfields, including but not limited to payment for geological information, payment to participate in tender, signature bonuses, obligations for social sphere development, are capitalized and classified as a right to subsurface use.

Impairment of long-lived assets – The Company reviews its long lived assets, including oil and gas properties, after discovery of proved reserves and start of development phase, for possible impairment by comparing their carrying values with the undiscounted future net before-tax cash flows. Asset impairment may occur if a field discovers lower than anticipated reserves, there are write downs of proved reserves based on field performance, significant changes in commodity prices, significant decreases in the market value of an asset, and/or significant change in the extent or manner of use or physical change in an asset. Impaired assets are written down to their 4estimated fair values, generally their discounted future net before-tax cash flows. For proved oil and gas properties the Company performs the impairment test on an individual field basis. Unproved properties are reviewed periodically to determine if there has been impairment of the carrying value, with any such impairment charged to expense in the current period.

Borrowing costs – The Statement of Financial Accounting Standards No. 34 “Capitalization of Interest Cost” provides guidelines for the capitalization of borrowing costs as part of the historical cost of acquiring assets.

Interest costs related to financing the acquisition of the subsurface use rights, conducting exploration activities and financing major oil and gas development projects are capitalized as part of related assets until the projects are evaluated, or until the projects are substantially complete and ready for their intended use if the projects are evaluated as successful. Capitalized interest cannot exceed gross interest expense.

Intangible assets – Computer software, and licenses used in the operations, are recorded at the cost of acquisition.

Amortization is calculated on a straight-line basis using the following estimated useful lives:

Software	3 years
Other intangible assets	7 years

Provisions – Provisions are recognized when the Company has a present obligation, as a result of a past event, to incur such costs and when a reliable estimate can be made of the amount of these costs.

Obligations for social sphere development - The Partnership has recognized obligations to contribute to social sphere development of the cities of Atyrau and Astana in the Republic of Kazakhstan pursuant to the terms of the Subsurface Use Contracts. The current portion of this obligation is recorded at the value specified in the Subsurface Use Contracts, which management believes approximates the fair value. The non-current portion is recorded at the net present value, using a 15% per annum discount rate. The obligation is capitalized as part of oil and gas properties (Note 7).

Borrowings – Interest bearing loans are recorded at the proceeds received, net of the direct issue costs. Interest costs are accounted for on an accrual basis and are included as accrued expenses to the extent that they are not settled in the period in which they arise.

Asset retirement obligations – In accordance with SFAS 143 “Accounting for Asset Retirement Obligations”, the company records the present value of obligations associated with the retirement of oil and gas properties in the period in which they are incurred. The liability is capitalized as part of the oil and gas properties. Subsequently, asset retirement cost is allocated to expense using a systematic and rational method over its useful life (Note 15).

Foreign currency translation – In accordance with the Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation" the financial statements of the Partnership have been translated into United States Dollars (USD) from Kazakhstan tenge (tenge). The Partnership maintains its accounting records in tenge. A majority of the Partnership’s capitalized costs, expenses, liabilities, loans and cash flows are denominated in USD. Accordingly, the Partnership has determined that the USD is its functional currency.

Partnership long-lived assets and equity are translated using historic exchange rates. Partnership monetary assets and liabilities are translated using the exchange rate of 144.22 and 155.85 tenge/USD, as at December 31, 2003 and December 31, 2002 respectively.  Partnership expenses are translated at the weighted-average rate of, 150.00, 150.83, 154.36 and 149.50 tenge/USD for the period from August 11, 2003 to December 31, 2003, period from January 1, 2003 to August 11, 2003, year ended December 31, 2002, and the period from April 28, 2001 (inception date) to December 31, 2001, respectively.  Gains and losses arising from these translations are reported in the statement of operations.

The Kazakhstani tenge is not a fully convertible currency outside of the Republic of Kazakhstan. The translation of tenge denominated assets and liabilities into USD for the purpose of these financial statements does not indicate that the Partnership could realize or settle in USD the reported values of the assets and liabilities. Likewise, it does not indicate that the Partnership could return or distribute the reported USD values of capital and retained earnings to the partners.

Income Taxes – Income taxes are accounted for under the asset and liability method in accordance with Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes”.  Tax on the income or loss for the period comprises current tax and any change in deferred tax. Current tax comprises tax payable calculated on the basis of the expected taxable income for the year, and any adjustment of tax payable for previous years.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period when the change is realized.

The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income in the reporting periods in which the originating expenditure becomes deductible. In assessing the recoverability of deferred income tax assets, management considers whether it is more likely than not that the deferred income tax assets will be realized. In making this assessment, management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies.

Employee Benefits

Pension payments

The Partnership pays into an employee accumulated pension fund an amount equivalent to 10% of employees’ salaries. These amounts are expensed when they are incurred. Pension fund payments are withheld from employees’ salaries and included with general and administrative expenses in the statement of operations. As at December 31, 2003, the Partnership was not liable for any supplementary pensions, post-retirement health care, insurance benefits or retirement indemnities to its current or former employees.

Social tax

The Partnership makes payments of mandatory social tax in the amount of 21% of employee salaries. These costs are recorded in the period when they are incurred and capitalized as part of oil and gas properties or included with general and administrative expenses in the statement of operations.

Related parties – The following are considered to be related parties:

-	BSEK and the Partnership’s shareholders, partners, directors and officers;
-	Enterprises in which shareholders, partners, officers or directors of BSEK or the Partnership and their immediate families have control or significant influence.

4.

BUSINESS COMBINATION

On August 11, 2003, BSEK acquired a 90% partnership interest in KoZhaN LLP, which holds the licences to explore and develop for oil and gas in three fields in the Republic of Kazakhstan.  As consideration for the purchase, the Company agreed to make lump sum payments to the sellers of this interest based on the Partnership achieving specified levels of crude oil production from the oil and gas properties owned by the Partnership at the time, as well as to make quarterly production payments to the sellers (See note 18 (g)).  The Partnership has not yet commenced production operations and has not made any commercial sales of oil.  Consequently, the likelihood of the Company paying the lump sum payments and the quarterly production payments is currently indeterminable and no amount has been recorded in these financial statements in respect of these contingent payments.  If the Company is able to initiate production operations in the future, the likelihood of making the lump sum payments will be re-evaluated, and if management determines that payment is likely, the estimated total lump sum payment amount will be recorded as a cost of acquiring oil and gas properties and as a liability at that time.  The future payment of quarterly production payments, if any, will be recorded as royalty expenses as incurred, to be deducted in the determination of net income.

The acquisition has been accounted for using the purchase method and the results of operations of the Partnership are reflected in the financial statements from the date of acquisition.  Pursuant to the purchase agreement, BSEK assigned the following values to the assets and liabilities of the Partnership:

Oil and gas properties	$2,988,737
Intangible assets	488
Current assets, including cash of $12,790	15,314
Current liabilities	(2,515,993)
Non-current liabilities	(138,546)
Net assets acquired	$350,000

Consideration, recorded as a current liability	$350,000

5.

GENERAL AND ADMINISTRATIVE EXPENSE

General and administrative expenses comprised the following:

					Cumulative
	Period from			Period from	Period from
	August 11, 2003	Period from	Year	April 28, 2001	April 28, 2001
	(Inception date)	January 1, 2003	Ended	(Inception date)	(Inception date
	to December	to August 11,	December 31,	to December	of Predecessor)
	31, 2003	2003	2002	31, 2001	to December
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)	31, 2003

Penalty on signature
bonuses’ payment	$40,685	$58,219	$--	$--	$98,904
Business trips	14,097	2,517	2,682	--	19,296
Bank fees	1,393	940	1,629	--	3,962
Professional fees	54,183				54,183
Other expenses	508	1,923	1,394	292	4,117

Total	$110,866	$63,599	$5,705	$292	$180,462

6.

INCOME TAX EXPENSE

BSEK and the Partnership provide for taxes based on their statutory financial statements that are maintained in accordance with the statutory regulations of Canada and the Republic of Kazakhstan, respectively.  Permanent tax differences arise due to the fact that certain expenses are not deductible for corporate income tax purposes under the regulations of the respective countries (see reconciliation of tax rate below).

Deferred taxation reflects the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for statutory tax purposes in the respective countries.

Income tax expense in the statements of operations consist of:

					Cumulative
	Period from			Period from	Period from
	August 11, 2003	Period from	Year	April 28, 2001	April 28, 2001
	(Inception date)	January 1, 2003	Ended	(Inception date)	(Inception date
	to December	to August 11,	December 31,	to December	of Predecessor)
	31, 2003	2003	2002	31, 2001	to December
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)	31, 2003

Current tax expenses	$--	$--	$--	$--	$--
Deferred tax expense/
(recovery)	(27,480)	27,480	--	--	--

Total	$(27,480)	$27,480	$--	$--	$--

The deferred tax liability comprised of the following:

	As at	As at
	December 31,	December 31,
	2003	2002
	(Successor)	(Predecessor)
Temporary differences
Oil and gas property values	407,392	--
Total temporary differences	407,392	--
Other
Impact of rate differences in offshore
jurisdictions	(13,180)	--
	$394,212	$--
Statutory tax rate	34.62%	30%
Total	$136,476	$--
Current portion	$--	$--
Non-current portion	$136,476	--
Total	$136,476	$--

Below is a reconciliation of actual income tax and income tax at statutory tax rates:

	Period from				Cumulative
	August 11,			Period from	Period from
	2003	Period from	Year	April 28, 2001	April 28, 2001
	(Inception date)	January 1, 2003	Ended	(Inception date)	(Inception date
	to December	to August 11,	December 31	to December	of Predecessor)
	31, 2003	2003	2002	31, 2001	to December
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)	31, 2003
Net loss before
taxation	($100,222)	($63,825)	($2,122)	($286)	($166,455)

Statutory tax rate	34.62%	30%	30%	30%

Income tax recovery at
statutory rate	($34,697)	($19,148)	($637)	($86)	($54,568)
Permanent differences:
Penalty on
signature bonuses	14,085	17,337	--	--	31,422
Loss carryforwards
not recognized	25,618	--	--	--	25,618
Other	(5,006)	1,811	637	86	(2,472)
Temporary differences	(27,480)	27,480	--	--	--

Total	($27,480)	$27,480	$--	$--	$--

7.

OIL AND GAS PROPERTIES

Oil and gas properties comprised of the following:

	As at	As at
	December 31,	December 31,
	2003	2002
	(Successor)	(Predecessor)

Subsurface use rights	$1,632,995	$133,353
Obligations for social sphere development	1,151,760	--
Asset retirement obligation	26,817	--
	$2,811,572	$133,353

Interest accrued on loans payable has been recorded as a cost of oil and gas properties as follows: period from January 1, 2003 to August 11, 2003 - $15,758; year ended December 31, 2002 - $4,861; and period from April 28, 2001 (inception date) to December 31, 2001 – Nil.  Effective August 11, 2003, the lender assigned its interest in the loan to BSEK and thereafter the interest expense has been eliminated on consolidation.

8.

OBLIGATIONS FOR SOCIAL SPHERE DEVELOPMENT

In accordance with the Subsurface Use Contracts, the Partnership is committed to contribute to social sphere development of Astana and Atyrau cities in the total amount of $1,430,000 for all three oilfields during the exploration phase.  Throughout the period from April 28, 2001 to December 31, 2003, the Company had not made any payments. These payments are due from 2003 to 2008.

Payment of these obligations should be made according to a payment schedule agreed between the Partnership and the Government. The non-current portion of these obligations is discounted at 15% being the estimated credit-adjusted risk free discount rate, giving a non-current discounted obligation of $693,760 and a total discounted obligation of $1,151,760.

9.

SIGNATURE BONUSES AND PENALTY PAYABLE

The Partnership entered into the Subsurface Use Contracts on February 17, 2003.  In accordance with the Subsurface Use Contracts, the Partnership was committed to pay signature bonuses in the total amount of $1,000,000 for acquiring subsurface use rights for all three fields.

As at December 31, 2003, the Partnership had paid $1,000,000 to the Government as signature bonuses for the Morskoye, Karatal and Dauletali oilfields. Penalties accrued on delaying the payments of the signature bonuses for those oilfields as at December 31, 2003 amounted to $98,904.

10.

OTHER PAYABLES AND ACCRUALS

Other payables and accruals comprised of the following:

	As at	As at
	December 31,	December 31,
	2003	2002
	(Successor)	(Predecessor)

Salaries payable	$21,816	$915
Other payable	518	--
Payable for geological information purchased	--	40,662
Professional fees payable	31,950	--
Total	$54,284	$41,577

11.

LOANS

The loans comprised of:

	As at	As at
	December 31,	December 31,
	2003	2002
	(Successor)	(Predecessor)

IbrizOil Inc.	$--	$97,000

	$--	$97,000

As a result of BSEK granting the over-riding royalty to IbrizOil Inc. (“IbrizOil”) (see note 18(f)), IbrizOil assigned its loan to the Partnership in the amount of $152,178, plus interest accrued of $20,619.  The maturity date of the loan is at the request of the lender, after the Partnership starts the production phase in the oilfields.  At December 31, 2003, the loan and accrued interest have been eliminated on consolidation.

The annual interest rate on the above loan is 17.65%.  Interest accrued on the IbrizOil loan amounted to $4,861 for the year ended December 31, 2002 and $15,758 for the period January 1, 2003 to August 11, 2003.  No payment of interest was made on this loan.

12.

CHARTER CAPITAL – KoZhaN LLP

As at December 31, 2002, charter capital comprised of the following:

	Participation	December 31,
	Share %	2002

Mukashev Bolat Raimkhanovich	20.0	$ 106.40
Kaschapov Garifolla Sapayevich	20.0	106.40
Kaikenov Kadyr Karkabatovich	20.0	106.40
Asanova Turgan Nurtayevna	20.0	106.40
Faskhutdinov Ruslan Rakhimzhanovich	20.0	106.40

Authorized charter capital	100.0	532.00

Paid charter capital		$ 532.00

Charter capital was contributed in cash by all partners on April 22, 2002.

13.

COMMON STOCK – BIG SKY ENERGY KAZAKHSTAN LTD.

Issued: Class A common shares

	Number	Stated
	of Shares	Capital
	(Successor)	(Successor)

Balance at August 11, 2003	10,000,000	$1

Balance at December 31, 2003	10,000,000	$1

No warrants or stock options to acquire shares have been issued and none are outstanding.

14.

RELATED PARTY TRANSACTIONS

In consideration for BSEK being granted the right to negotiate to acquire the interest in the Partnership and in consideration for the assignment of the loan described below, BSEK granted an over-riding royalty interest in the net income of the Partnership to a company controlled by one of the shareholders of BSEK, IbrizOil (see note 18(f)).  In conjunction with this transaction, IbrizOil assigned a loan receivable from the Partnership to BSEK, in the amount of $152,178 plus interest accrued.

At December 31, 2003, the Company owed an amount of $350,000 to Big Sky Energy Canada Ltd., a company controlled by one of the shareholders of BSEK, arising from costs totaling $300,000 that were incurred by that company in connection with BSEK’s acquisition of the Partnership interest and in respect of a payment of $50,000 to the President of the Partnership as re-imbursement for costs incurred by him before August 11, 2003, in connection with the purchase by BSEK of the Partnership interest.  The amount of $350,000 has been treated as consideration in the allocation of the purchase price to the assets and liabilities of BSEK.

At December 31, 2003, the Company owed an amount of $7,565 to Big Sky Holdings Ltd., a company controlled by one of the shareholders of BSEK arising from costs that were paid on behalf of BSEK.

15.

ASSET RETIREMENT OBLIGATION

Management believes that an asset retirement obligation should be recognized for future abandonment costs of 4 wells drilled at Morskoye field before the Partnership signed the Subsurface Use Contracts, but which, in the management’s opinion were not properly abandoned. Management believes that this obligation is likely to be settled at the end of the exploration phase.

At December 31, 2003, undiscounted expected cash flows that will be required to satisfy the Partnership liability by 2009 is $40,000. After application of a 15% credit-adjusted risk free discount rate, the present value of the Company’s liability is at December 31, 2003 is $26,817.

16.

DUE TO CHINA ENERGY VENTURES CORP.

At December 31, 2003, the Corporation had borrowed $1,154,941, including accrued interest of $5,941, from China Energy Ventures Corp.  This amount is reflected on the balance sheet as due to China Energy Ventures.  The amount is unsecured, bears interest at the rate of 5% per annum and is repayable on or before June 1, 2004. Subsequent to December 31, 2003, China Energy Ventures Corp. extended the terms of repayment indefinitely (see note 19).

17.

FAIR VALUE OF FINANCIAL INSTRUMENTS

As at December 31, 2003 and 2002, the fair value, the related method of determining fair value and the carrying value of the Company’s financial instruments were as follows. The fair value of current assets and current liabilities approximate their carrying amounts due to the short-term maturity of these instruments. Exposure to market, credit and currency risks arise in the normal course of the Company’s business. Derivative financial instruments are not used to reduce exposure to above risks.

Concentration of credit risk – Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable.   Management believes the likelihood of incurring material losses due to concentration of credit risk is remote.

Interest rate risk – The Company’s only potential interest rate risk related to the loans payable which are eliminated on consolidation after August 11, 2003.

Foreign currency risk – The Company undertakes transactions denominated in foreign currencies. Accordingly, these activities may result in foreign currency exposure. The Company does not hedge its foreign currency risk.

18.

COMMITMENTS AND CONTINGENCIES

Financial Commitments and Contingencies

As the Company has not yet commenced production operations, the likelihood of payment of the following commitments and contingencies is currently indeterminable and no amounts have been recorded as provisions in these financial statements:

a)

Commitment to repay historical costs of the Government – In accordance with the Subsurface Use Contracts, the Company is obliged to reimburse to the Government its historical costs incurred during preparation of certain geological information on the Morskoye, Karatal and Dauletali oilfields. The total amount to be reimbursed is $3,756,422. Of this amount $116,178 was paid in 2003. The remaining amount is expected to be settled by equal quarterly installments during the 20 years after the Company starts the production phase on these oilfields.

b)

Commitments to contribute to social development of Astana and Atyrau – In accordance with the Subsurface Use Contracts, the Company is obliged to invest an equivalent of $850,000 during the production phase for the development of the social sector of Atyrau and Astana cities in the Republic of Kazakhstan.

c)

Commitment to develop local personnel– In accordance with the Subsurface Use Contracts, the Company is obliged to invest not less than 1% of total investments for professional development of the local personnel involved in works under the Subsurface Use Contracts.

d)

Liquidation fund – In accordance with the Subsurface Use Contracts, the Company is obliged to establish a liquidation fund to finance the liquidation of the consequences of its oil and gas operations in the amount of 1% of operating costs.  The Company is also obliged to provide the Government for approval the program on liquidation of consequences of its activities under the Contracts, including budget of liquidation costs, not later than 2 years before the end of the exploration phase and start of the production phase. Although the Company has not yet carried out major exploration activities to date, the Company has recorded an asset retirement obligation for certain wells in these financial statements (see note 15). Upon achieving an agreement with the Government, this provision for asset retirement may be considered as part of the contractually required liquidation fund.

e)

Contingencies related to purchase of geological information from the Government – In accordance with the Purchase Agreements concluded with the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan on July 10, 2002, the Company may incur a penalty for delaying payment for the geological information purchases from the Government relating to the Morskoye, Karatal and Dauletali oilfields at a rate of 10% per annum. Payments for the geological information purchase for the Karatal and Dauletali oilfields were made by the Company with a significant delay. Management believes that the obligation for the penalty is possible, but not probable, and thus amounts of $4,979 and $724 have not been recognized as provisions in these financial statements as at December 31, 2003 and 2002 respectively.

f)

Commitment to pay over-riding royalty – Arising from the acquisition of its interest in the Partnership, BSEK is committed to pay an over-riding royalty amounting to 4.5% of the Partnership’s revenue net of royalties, lifting and transportation costs, to a company controlled by Mr. Van Doorne, who is the Executive Vice President and managing director of the Company. On March 4, 2004 this royalty interest was acquired by the parent Company of BSEK (China Energy Ventures Corp.).

g)

Commitment to make payments based on production – Arising from BSEK’s acquisition of the partnership interest, the Company is committed to make the following payments to the non-controlling partners of the Partnership, as a group, upon achieving the following production milestones, where production is calculated after deducting the government’s share of production, if any, and where one tonne equals seven barrels of oil:

-

$100,000 after the receipt by the Partnership of payment in full for two sales of a commercial quantity of oil produced, saved, marketed and sold by the Partnership.  Each sale shall not be of less than 4,000 tonnes of oil;

	-	$300,000 after the receipt by the Partnership of payment in full for a cumulative production of 40,000 tonnes of a commercial quantity of oil produced, saved, marketed and sold by the Partnership;
	-	$400,000 after the receipt by the Partnership of payment in full for a cumulative production of 150,000 tonnes of a commercial quantity of oil produced, saved, marketed and sold by the Partnership;
	-	$500,000 after the receipt by the Partnership of payment in full for a cumulative production of 250,000 tonnes of a commercial quantity of oil produced, saved, marketed and sold by the Partnership;
-

A quarterly payment per barrel of oil produced, saved, marketed and sold by the Partnership (“Production Payment”), such production shall be calculated after deducting the government’s share of production, if any. The Production Payment shall equal $0.35 per barrel if the price of oil is equal to or less than $14.00, $0.75 per barrel if the price of oil is greater than $14.00 and less than or equal to $18.00, $1.00 per barrel if the price of oil is greater than $18.00 and less than or equal to $22.00, or $1.50 per barrel if the price of oil is greater than $22.00.  The price of oil shall be determined as a quarterly average based on a calendar year and calculated based on the actual value of oil realized by sale net of transportation and tariff costs;

-

Upon awarding of a new tender for subsoil use rights, the Partnership shall pay a $0.05 bonus of total oilfield reserves as defined in the State Balance of Reserves (Oil) of Kazakhstan as of January 1, 2000, equivalent to proven recoverable reserves.

h)

Investment commitments – In accordance with the Subsurface Use Contracts, the Company is obliged to invest a minimum of $69,000,000, of which the amount of $14,000,000 should be invested during the exploration phase. All three Subsurface Use Contracts establish the exploration phase as 6 years from 2003 to 2009, and the production phase as 25 years from 2009 to 2034.

i)

Commercial discovery bonus – In accordance with the Subsurface Use Contracts, the Company is obliged to pay to the Government a commercial discovery bonus in the amount of 0.1% of the value of approved recoverable reserves using the market price of the hydrocarbons. This amount is due within 30 days after the hydrocarbon reserves are approved by the State Committee on Reserves of the Republic of Kazakhstan.

Other Contingencies

a)

Non-compliance with the Subsurface Use Contracts – The Government has the right to suspend these Contracts or cancel them if the Company is in material breach of obligations and commitments under the Contracts.

b)

Commitment to sell produced oil in Kazakhstan – In accordance with the Subsurface Use Contracts, the Company is obliged to sell 100% of oil produced during the exploration stage, and 20% of oil produced during the production stage, to oil refineries located in Kazakhstan.

c)

Operating environment – The Company’s principal business activities are within the Republic of Kazakhstan. Laws and regulations affecting businesses operating in the Republic of Kazakhstan are subject to rapid changes and the Company’s assets and operations could be at risk due to negative changes in the political and business environment.

d)

Taxation – The taxation system in the Republic of Kazakhstan is constantly changing and subject to inconsistent application, interpretation and enforcement. There have been many new tax and foreign currency laws and related regulations introduced in recent years, which are not always clearly written and whose interpretation and application is subject to the opinions of the local tax inspectorate. Non-compliance with Kazakhstan laws and regulations can potentially lead to the imposition of penalties and fines, the amounts of which can be significant.

e)

Environmental matters – The Company believes it is currently in compliance with all existing Republic of Kazakhstan environmental laws and regulations. However, Kazakhstan environmental laws and regulations may change in the future. The Company is unable to predict the timing or extent to which these environmental laws and regulations may change. Such change, if it occurs, may require the Company to modernize technology to meet more stringent standards.

19.

SUBSEQUENT EVENTS

On October 7, 2003, BSEK entered into an agreement with the Shengli Oilfield Junwei Petroleum-Tech Development Co. Ltd., a wholly owned subsidiary of Sinopec (“Shengli”) that provides for the issue from BSEK’s treasury of 10,000,000 common shares (50% of the share capital after issuance) at a total subscription amount of $2,300,000.  This agreement was subsequently amended on November 6, 2003 to provide for the payment of the subscription amount over time.  In December 2003, Shengli made an advance payment of $250,000 against the subscription amount.  In February 2004, Shengli signed the subscription agreement for the purchase of 10,000,000 BSEK common shares and entered into an escrow agreement that provides for the 10,000,000 shares to be held in escrow by an agent of BSEK until the subscription amount has been fully paid to that agent.  If payment of $2,050,000 is not received by the escrow agent by the later of March 1, 2004 or the date on which the Partnership spuds its first well in the Morskoye field, which is expected to occur in the third quarter of 2004, BSEK shall have the right to cancel the subscription agreement and to repay all subscription amounts received out of production net-revenue from the well or wells on the site at a rate of 50% of such net-revenue. As of July 1, 2004 the payment of $2,050,000 had not been received and as of July 1, 2004 the Partnership had not spud its first well. On July 1, 2004, a Severance Agreement was completed by BSEK and Shengli that terminated all of the various share purchase agreements between the two parties and BSEK repaid funds that had been received from Shengli.

As of June 1, 2004, BSEK had not repaid the balance due to China Energy Ventures Corp. (see note 16).  At that time, the terms of repayment of the loan were extended indefinitely.

On October 27, 2003, the shareholders of BSEK entered into an agreement with China Energy Ventures Corp. (“China Energy”) to exchange 100% of the BSEK common shares held by them (excludes all the shares to be issued to Shengli) for shares of China Energy.  This transaction was completed on January 12, 2004 and BSEK became a wholly-owned subsidiary of China Energy.  Due to the Severance Agreement with Shengli as discussed above, BSEK expects to remain a wholly-owned subsidiary of China Energy.

20.

NEW ACCOUNTING PRONOUNCEMENTS

In January 2003, FASB issued FASB Interpretation No. 46 “Consolidation of Variable Interest Entities” (“FIN 46”).  FIN 46 provides criteria for identifying variable interest entities (“VIEs”) and further criteria for determining what entity, if any, should consolidate them.  In general, VIEs are entities that either do not have equity investors with voting rights or have equity investors that do not provide sufficient financial resources for the entity to support its activities.  In December 2003, the FASB issued FIN 46(R) to clarify some of the provisions of FIN 46 and to exempt certain entities from its requirements.  The provisions of FIN 46(R) are required to be adopted by the Company for the period ending December 31, 2004. The Company is currently reviewing the impact, if any that the adoption of this provision will have on its financial position, results of operations or cash flows.

In December 2003, the SEC issued Staff Accounting Bulletin (SAB) No. 104 “Revenue Recognition,” which supersedes SAB No. 101. The primary purpose of SAB No. 104 is to rescind accounting guidance contained in SAB No. 101 and the SEC’s “Revenue Recognition in Financial Statements Frequently Asked Questions and Answers” related to multiple element revenue arrangements. The changes noted in SAB No. 104 did not have a material impact on the company’s financial position, results of operations, or cash flows.

INDEPENDENT AUDITORS' REPORT

To the Partners of Vector Energy West LLP (a development stage company):

We have audited the accompanying balance sheets of Vector Energy West LLP (the “Partnership”), a development stage company, as at December 31, 2003 and 2002, and the related statements of loss, changes in partners’ deficit and cash flows (the “financial statements”) for the years ended December 31, 2003 and 2002, and for the cumulative period from July 4, 2001 (inception date) to December 31, 2003. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Partnership as at December 31, 2003 and 2002, and the results of its operations and its cash flows for the years ended December 31, 2003 and 2002, and for the cumulative period from July 4, 2001 (inception date) to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The Partnership is in the exploration and development stage as at December 31, 2003. As further discussed in Note 2 to the financial statements, successful completion of the Partnership’s exploration and development program and, ultimately, the attainment of profitable operations is dependent upon future events, including obtaining adequate financing to fulfill its exploration and development activities, obtaining necessary regulatory approvals and achieving a level of sales adequate to support the Partnership’s cost structure.

The accompanying financial statements have been prepared assuming that the Partnership will continue as a going concern.  The Partnership is a development stage company engaged in acquisition, exploration and development of oil and gas properties. As discussed in Note 16 to these financial statements, the Partnership is required by July 1, 2004 to remedy certain violations of major requirements of the Subsurface Use Contracts.  In the case of failure to remedy such violations, the Subsurface Use Contracts can be terminated by the Government, which raises doubt about the Partnership’s ability to continue as a going concern.  As further discussed in Note 17 to these financial statements, subsequent to December 31, 2003 the Partnership made some actions to remedy these violations.  These financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Deloitte & Touche

TOO Deloitte & Touche

April 30, 2004 (except for Note 17, as to which the date is July 5, 2004)

Almaty, Kazakhstan

VECTOR ENERGY WEST LLP (A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF LOSS

FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002, AND FOR THE CUMULATIVE PERIOD FROM JULY 4, 2001 (INCEPTION DATE) TO DECEMBER 31, 2003

(expressed in United States Dollars)

	Notes	Year ended December 31, 2003	Year ended December 31, 2002	Cumulative period from July 4, 2001 (inception date) to December 31, 2003

EXPENSES:
General and administrative expenses	4	$65,512	$10,712	$76,224

OPERATING LOSS		65,512	10,712	76,224

OTHER INCOME AND EXPENSES:
Foreign exchange loss/(gain), net		1,258	(152)	1,106

LOSS BEFORE TAXATION		66,770	10,560	77,330

INCOME TAX EXPENSE	3, 12	-	-	-

NET LOSS		$66,770	$10,560	$77,330

The notes form an integral part of these financial statements.

VECTOR ENERGY WEST LLP (A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS

AS AT DECEMBER 31, 2003 AND 2002

(expressed in United States Dollars)

	Notes	2003	2002

ASSETS

CURRENT ASSETS:
Cash and cash equivalents		$118	$463
Accounts receivable		125	-
Advances paid		4,639	-
Total current assets		4,882	463

NON-CURRENT ASSETS:
Oil and gas properties	5	3,923,276	-
Total non-current assets		3,923,276	-

TOTAL ASSETS		3,928,158	463

LIABILITIES AND PARTNERS’ DEFICIT
CURRENT LIABILITIES:
Obligations for social programs and programs for
infrastructure development – current portion	6	350,000	-
Obligations on professional training of personnel –
current portion	7	119,600	-
Penalties payable	8	61,739	-
Obligations on acquisition of the right on the geological
information use	9	758,265	-
Loan and interest payable	10	529,813	-
Accounts payable to related party	14	15,318	10,514
Other payments and accruals		893	-
Total current liabilities		1,835,628	10,514

NON-CURRENT LIABILITIES:
Obligations for social programs and programs for
infrastructure development – non-current portion	6	913,480	-
Obligations on professional training of personnel – non-
current portion	7	307,722	-
Obligations on historical costs reimbursement	11	948,149	-
Total non-current liabilities		2,169,351	-

COMMITMENTS AND CONTINGENCIES	16

PARTNERS’ DEFICIT:
Charter fund	13	509	509
Deficit accumulated during the development stage		(77,330)	(10,560)
Total partners’ deficit		(76,821)	(10,051)

TOTAL LIABILITIES AND PARTNERS’ DEFICIT		3,928,158	463

The notes form an integral part of these financial statements.

VECTOR ENERGY WEST LLP (A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CHANGES IN PARTNERS’ DEFICIT

FOR THE YEAR ENDED DECEMBER 31, 2003 AND 2002, AND FOR THE CUMULATIVE PERIOD FROM JULY 4, 2001 (INCEPTION DATE) TO DECEMBER 31, 2003

(expressed in United States Dollars)

	Charter	Deficit	Total
	fund	accumulated
		during the
		development
		stage

Balance at July 4, 2001 (inception date)	$-	$-	$-

Balance at December 31, 2001	$-	$-	$-

Contribution to the charter fund	509	-	509
Net loss	-	(10,560)	(10,560)

Balance at December 31, 2002	$509	$(10,560)	$(10,051)

Net loss	-	(66,770)	(66,770)

Balance at December 31, 2003	$509	$(77,330)	$(76,821)

The notes form an integral part of these financial statements.

VECTOR ENERGY WEST LLP (A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOW

FOR THE YEAR ENDED DECEMBER 31, 2003 AND 2002, AND FOR THE CUMULATIVE PERIOD FROM JULY 4, 2001 (INCEPTION DATE) TO DECEMBER 31, 2003

(expressed in United States Dollars)

	Notes	Year ended December 31, 2003	Year ended December 31, 2002	Cumulative period from July 4, 2001 (inception date) to December 31, 2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss $		$ (66,770)	$ (10,560)	$ (77,330)

Adjustments for:
Penalties accrued	8	61,739	-	61,739

Changes in operating assets and liabilities:
Increase in receivables		(125)	-	(125)
Increase in advances paid		(4,639)	-	(4,639)
Increase in accounts payable to related party		4,804	10,514	15,318
Increase in other payables and accruals		893	-	893

Net cash used in operating activities		(4,098)	(46)	(4,144)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of oil and gas properties		(501,247)	-	(501,247)

Net cash used in investing activities		(501,247)	-	(501,247)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loan	10	505,000	-	505,000
Contributions to the charter fund	13	-	509	509

Net cash received from financing activities		505,000	509	505,509

(DECREASE)/INCREASE IN CASH AND CASH EQUIVALENTS		(345)	463	118

CASH AND CASH EQUIVALENTS, at the beginning of the period		463	-	-
CASH AND CASH EQUIVALENTS, at the end of the period		118	463	118

Non-cash transactions: During the periods presented above, the Partnership had certain non-cash transactions, such as capitalization of obligations for social programs and programs for infrastructure development, obligations on professional training of personnel, interest on loans obtained and obligations on historical costs reimbursement in total amount of USD 3,422,029.

The notes form an integral part of these financial statements.

VECTOR ENERGY WEST LLP (A DEVELOPMENT STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2003 AND 2002, AND FOR THE CUMULATIVE PERIOD FROM JULY 4, 2001 (INCEPTION DATE) TO DECEMBER 31, 2002

(expressed in United States Dollars unless noted otherwise)

1.

DESCRIPTION OF BUSINESS

Vector Energy West LLP, a development stage company, (hereinafter referred to as the “Partnership”) was registered as a limited liability partnership under the laws of the Republic of Kazakhstan on July 4, 2001. The main activities of the Partnership are the acquisition, exploration and development of oil and gas properties in the Atyrau region, Republic of Kazakhstan.

On December 28, 2002, the Partnership entered into Subsurface Use Contracts with the Government of the Republic of Kazakhstan (the “Government”) to explore for and produce hydrocarbons in the Atyrau and Liman-2 oilfields in the Atyrau region (the “Subsurface Use Contracts”). From that date to  December 31, 2003, no major exploration activities have been carried out. In accordance with the Subsurface Use Contract # 1077 dated December 28, 2002 the Partnership received the right to perform exploration activities on the Atyrau oilfield during 6 years from 2003 to 2008. In accordance with the Subsurface Use Contract # 1076 dated December 28, 2002 the Partnership received the right to perform exploration activities on the Liman-2 oilfield during 5 years from 2003 to 2007 and to perform production activities during the subsequent 20 years.

As at December 31, 2003 and 2002 the Partnership employed 1 staff.

Legal Name	Vector Energy West LLP
Legal Address	11/13 Baiseitov str., office 1, Almaty, Republic of Kazakhstan
Legal Registration Number	40988-1910-TOO (ИУ)
Ownership status	Private

2.

BASIS OF PRESENTATION

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”). The Partnership maintains accounting records and prepares its financial statements in Kazakhstani tenge in accordance with the requirements of Kazakhstani accounting and tax legislation. The accompanying financial statements differ from the financial statements prepared for statutory purposes in the Republic of Kazakhstan in that they reflect certain adjustments, not recorded in the statutory books of the Partnership, which are appropriate to present the financial position, results of operations and cash flows in accordance with US GAAP.

Use of estimates – The preparation of the financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as at the date of the financial statements and the reported amounts of revenues and expenses of the reporting period then ended. Actual results could differ from those estimates.

Development stage company – The accompanying financial statements have been prepared based on the assumption that the Partnership will continue as a going concern and there is no indication that the Partnership intends to or has to be liquidated, or significantly decrease its activity in the near future. The ability of the Partnership to pay its debts when they are due depends on continued financial support from its partners.

At present, the Partnership’s oil and gas operations are in the acquisition and exploration phase, and therefore, the Partnership is in the development stage. This phase is expected to last until the Partnership finds economically profitable oil reserves. Until such reserves are found and proven and necessary regulatory approvals are obtained, uncertainty exists as to whether the long-lived assets of the Partnership are recoverable.

As discussed in Note 16 to these financial statements, the Partnership is required by July 1, 2004 to remedy certain violations of major requirements of the Subsurface Use Contracts.  In the case of failure to remedy such violations, the Subsurface Use Contracts can be terminated by the Government, which raises doubt about the Partnership’s ability to continue as a going concern.  As further discussed in Note 17 to these financial statements, subsequent to December 31, 2003 the Partnership made some actions to remedy these violations. These financial statements do not include any adjustments that might result from the outcome of these uncertainties.

3.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and cash equivalents – Cash and cash equivalents include cash on hand and in banks.

Accounts receivable – Accounts receivable are stated at their net realizable values after deducting provisions for uncollectible amounts, if any. Such provisions reflect estimates based on evidence of collectibility.

Oil and gas properties – The Partnership follows the successful efforts method of accounting for its oil and gas operations, whereby expenditures for property acquisitions and all development costs (including development dry holes) and support equipment and facilities are capitalized. The costs of unsuccessful exploratory wells are charged to expense at the time the wells or other exploration activities are determined to be non-productive. Production costs, overheads and all exploration costs other than exploratory drilling are charged to expense as incurred.

Costs incurred for the acquisition of rights to explore and develop the Atyrau and Liman-2 oilfields, including but not limited to payment for the right on the geological information use, signature bonuses, obligations on professional training of personnel, obligations for social programs and programs for infrastructure development are capitalized and classified as a right on subsurface use.

Impairment of long-lived assets – The Partnership reviews its long-lived assets, including oil and gas properties, after the discovery of proved reserves and the start of the development phase for possible impairment by comparing their carrying values to the undiscounted future net before-tax cash flows. Asset impairment may  occur  if these undiscounted future net before-tax cash flows are lower than anticipated reserves, there are write downs of proved reserves based on field performance, significant changes in commodity prices, significant decreases in the market value of an asset, and/or significant change in the extent or manner of use or physical change in an asset. Impaired assets are written down to their estimated fair values, generally their discounted future net before-tax cash flows. For proved oil and gas properties, the Partnership performs the impairment test on an individual field basis. Unproved properties are reviewed periodically to determine if there has been impairment of the carrying value, with any such impairment charged to expense in the current period.

Obligations for social programs and programs for infrastructure development – The Partnership has recognized obligations to contribute funds to social programs and programs on infrastructure development in the Atyrau region, Republic of Kazakhstan pursuant to the terms of the Subsurface Use Contracts. These obligations are recorded at their present value, using a 15% per annum discount rate. The obligations are capitalized as part of the oil and gas properties (see Notes 5 and 6).

Asset retirement obligations – In accordance with the SFAS No. 143 “Accounting for Asset Retirement Obligations”, the Partnership is required to record the present value of obligations associated with the retirement of oil and gas properties in the period in which they are incurred. The liability should be capitalized as part of the oil and gas properties. Subsequently, asset retirement cost should be allocated to expense using a systematic and rational method over its useful life.

The Partnership adopted provisions of the SFAS No. 143 in 2002. However, as described in Note 16 it has not recorded asset retirement obligations in these financial statements.

Obligations on professional training of personnel – The Partnership has recognized obligations on professional training of its personnel pursuant to the terms of the Subsurface Use Contracts. These obligations are recorded at their present value, using a 15% per annum discount rate. The obligations are capitalized as part of the oil and gas properties (see Notes 5 and 7).

Obligations on historical costs reimbursement – The Partnership is unavoidably obliged to reimburse USD 7,784,034, which represent historical costs incurred by the Republic of Kazakhstan for the Liman-2 oilfield pursuant to the terms of the Subsurface Use Contract # 1076 dated December 28, 2002 and the Agreement on acquisition of the right on the geological information use # 711 dated January 21, 2002. These obligations are recorded at their present value, using a 15% per annum discount rate. The obligations are capitalized as part of the oil and gas properties (see Notes 5 and 11).

Borrowing costs – Interest costs related to financing the acquisition of the subsurface use rights, conducting exploration activities and financing major oil and gas development projects are capitalized as part of the related assets until the projects are evaluated, or until the projects are substantially complete and ready for their intended use if the projects are evaluated as successful. Capitalized interest cannot exceed gross interest expense.

Provisions – Provisions are recognized when the Partnership has a present obligation as a result of a past event to incur such costs and when a reliable estimate can be made for the amount of these costs.

Borrowings – Interest bearing loans are recorded at the amounts of the proceeds received, net of the direct issue costs. Interest costs are accounted for on an accrual basis and included in accrued expenses to the extent that they are not settled in the period in which they arise.

Foreign currency translation – In accordance with the SFAS No. 52 “Foreign Currency Translation”, these financial statements have been translated into United States Dollars (“US Dollars”) from Kazakhstani tenge (“tenge”). The Partnership maintains its accounting records in tenge. The majority of the Partnership’s capitalized costs, expenses, liabilities, loans and cash flows are denominated in US Dollars. Accordingly, management believes that the US Dollar is the functional currency of the Partnership.

Long-lived assets and equity are translated using historic exchange rates. Monetary assets and liabilities are translated using the exchange rate of 144.22 and 155.60 tenge/US Dollar, as at December 31, 2003 and 2002, respectively. Expenses are translated at a weighted-average rate of 149.50 and 154.36 tenge/US Dollar for the year ended December 31, 2003 and 2002, respectively. Gains and losses arising from these translations are included in the statements of loss.

The Kazakhstani tenge is not a fully convertible currency outside of the Republic of Kazakhstan. The translation of tenge denominated assets and liabilities into US Dollars for the purpose of these financial statements does not indicate that the Partnership could realize or settle the reported values of the assets and liabilities in US Dollars. Likewise, it does not indicate that the Partnership could return or distribute the reported US Dollars values of charter fund and retained earnings to the partners.

Income taxes – Income taxes are accounted for under the asset and liability method in accordance with the SFAS No. 109 “Accounting for Income Taxes”. Tax on the income or loss for the year comprises current tax and any change in deferred tax. Current tax comprises tax payable calculated on the basis of the expected taxable income for the year, and any adjustment of tax payable for previous years.

Deferred tax assets and liabilities are recognized as the future tax consequences attributable to temporary differences between the carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period when the change is realized.

The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income in the reporting periods in which the originating expenditure becomes deductible. In assessing the recoverability of deferred income tax assets, management considers whether it is more likely than not that the deferred income tax assets will be realized. In making this assessment, management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies.

The Partnership is a development stage company. Most of the expenditures made during the exploration and development stage are capitalized. In the current year, the Partnership does not have an income tax liability.

Employee Benefits

Pension payments

The Partnership contributes to an employee accumulated pension fund an amount equivalent to 10% of employees’ salaries but not more than 37,500 tenge per month in 2003. Pension fund payments are withheld from employees’ salaries and included with general and administrative expenses in the statement of loss. As at December 31, 2003, the Partnership was not liable for any supplementary pensions, post-retirement health care, insurance benefits or retirement indemnities to its current or former employees.

Social tax

The Partnership makes mandatory social tax payment in the amount of 21% of employee’s salaries. These costs are recorded in the period when they are incurred and capitalized as part of oil and gas properties.

Related parties – The following are considered to be related parties of the Partnership:

▪	Partnership’s partners, director and officer; and,
▪	Enterprises in which partners, officers or directors of the Partnership and their immediate families have control or significant influence.

Impact of Recent and Pending Accounting Pronouncements

In November 2002, the FASB issued Interpretation No. 45, “Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN No. 45”). FIN No. 45 elaborates on the disclosures the Partnership must make about its obligations under certain guarantees that the Partnership has issued. It also requires the Partnership to recognize, at the inception of a guarantee, a liability for the fair value of the obligations the Partnership has undertaken in issuing the guarantee. The initial recognition and initial measurement provisions are to be applied only to guarantees issued or modified after December 31, 2002. The Partnership adopted provisions of FASB Interpretation No. 45 in 2003. Adoption of these provisions does not have a material impact on the Partnership’s financial position or results of operations. The disclosure requirements are effective for annual or interim periods ending after December 15, 2002.

In January 2003, the FASB issued FASB Interpretation No. 46 “Consolidation of Variable Interest Entities” (“FIN No. 46”).  FIN No. 46 provides criteria for identifying variable interest entities (“VIEs”) and further criteria for determining what entity, if any, should consolidate them.  In general, VIEs are entities that either do not have equity investors with voting rights or have equity investors that do not provide sufficient financial resources for the entity to support its activities.  In December 2003, the FASB issued FIN No. 46(R) to clarify some of the provisions of FIN No. 46 and to exempt certain entities from its requirements.  The Partnership must adopt and apply FIN No. 46(R) for reporting periods ending after December 15, 2004.  FIN No. 46(R) is not expected to have a material impact on the Partnership’s results of operations or financial position.

The following standards issued by the FASB do not impact the Partnership at this time:

▪	SFAS No. 146 – “Accounting for Costs Associated with Exit or Disposal Activities”, effective for exit or disposal activities initiated after December 31, 2002;
▪	SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, effective for financial statements issued after June 15, 2003;
▪

SFAS No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Post Retirements Benefits – an amendment of SFAS No. 87, 88 and 106”, effective for financial statements issued after December 15, 2003; and

▪	SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”, effective for contracts entered into or modified after June 30, 2003.

4.

GENERAL AND ADMINISTRATIVE EXPENSES

During the years ended December 31, 2003 and 2002, and the period from July 4, 2001 (inception date) to December 31, 2001, general and administrative expenses comprised the following:

	Year ended December 31, 2003	Year ended December 31, 2002	Cumulative period from July 4, 2001 (inception date) to December 31, 2003

Penalties accrued for delay of payment of the signature bonus and for the right on the geological information use (see Note 8)	$61,739	$-	61,739
Business trip expenses	689	5,206	5,895
Bank fees	87	-	87
Legal fees	-	4,123	4,123
Other expenses	2,997	1,383	4,380

Total	$65,512	$10,712	76,224

5.

OIL AND GAS PROPERTIES

As at December 31, 2003 and 2002, oil and gas properties comprised the following:

	2003	2002

Subsurface use rights	$1,284,325	$-
Obligations for social programs and programs for infrastructure development	1,263,480	-
Obligations on historical costs reimbursement	948,149	-
Obligations on professional training of personnel	427,322	-

Total	$3,923,276	$-

Interest capitalized in 2003 amounted to USD 24,813 (2002: NIL) (see Note 11).

6.

OBLIGATIONS FOR SOCIAL PROGRAMS AND PROGRAMS FOR INFRASTUCTURE DEVELOPMENT

	2003	2002

Within one year	$350,000	$-
In the second to the fifth inclusive	1,250,000	-
Total obligations	1,600,000	-

Less: discount on obligations for social programs and programs for infrastructure development	(336,520)	-

Present value of obligations for social programs and programs for infrastructure development	1,263,480	-

Amount due for settlement within one year	350,000	-
Amount due for settlement after one year	913,480	-

Total	$1, 263, 480	$-

In accordance with the Subsurface Use Contracts the Partnership is unavoidably obliged to contribute funds to the social programs and programs on infrastructure development in the Atyrau region, Republic of Kazakhstan, in total amount of USD 1,000,000 for the Atyrau oilfield during the exploration phase and USD 600,000 for the Liman-2 oilfield during the exploration phase of the Subsurface Use Contracts. As at December 31, 2003, the Partnership had not made any payments for the social programs and programs on infrastructure development. These payments are due from 2003 to 2008 for the Atyrau oilfield and from 2003 to 2007 for the Liman-2 oilfield.

Payment of these obligations should be made according to a payment schedule agreed between the Partnership and the Government.  These obligations are discounted at 15%, being the estimated credit-adjusted risk free discount rate.

7.

OBLIGATIONS ON PROFESSIONAL TRAINING OF PERSONNEL

	2003	2002

Within one year	$119,600	$-
In the second to the fifth inclusive	419,400	-
Total obligations	539,000	-

Less: discount on obligations on professional training of personnel	(111,678)	-

Present value of obligations on professional training of personnel	427,322	-

Amount due for settlement within one year	119,600	-
Amount due for settlement after one year	307,722	-

Total	$427,322	$-

Management believes that obligations on professional training of personnel should be recognized for future professional training costs as prescribed by the Subsurface Use Contracts. In accordance with the Subsurface Use Contracts the Partnership is obliged to finance professional training of Kazakhstani personnel recruited for the Subsurface Use Contracts’ operations at the rate of not less than 1% of the total amount of investments. Under the Subsurface Use Contracts the total amount of investments was established at USD 53,900,000 during their exploration phase.

These obligations are discounted at 15%, being the estimated credit-adjusted risk free discount rate.

8.

PENALTIES PAYABLE

In accordance with the Subsurface Use Contracts the Partnership was obliged to pay signature bonuses in total amount of USD 350,000 for acquiring the subsurface use rights for two oilfields. These bonuses were due for payment within 30 days after signing the Subsurface Use Contracts.

As at December 31, 2003, the Partnership paid USD 349,594 to the Government as signature bonuses for the Atyrau and Liman-2 oilfields with significant delay. Penalties accrued on delaying the payment of the signature bonuses for those oilfields as at December 31, 2003 amounted to USD 35,570 (2002: NIL).

In accordance with the Subsurface Use Contracts and the Agreements on acquisition of the right on the geological information use # 710 and # 711 dated January 21, 2002 the Partnership was obliged to pay an amount of USD 151,653 for the right on the geological information use within the established schedule. The Partnership delayed payment of this amount. Penalties accrued on delaying the payment for the right on the geological information use as at December 31, 2003 amounted to USD 26,169 (2002: NIL).

9.

OBLIGATIONS ON ACQUISITION OF THE RIGHT ON THE GEOLOGICAL INFORMATION USE

In accordance with the Agreements on acquisition of the right on the geological information use # 710 and # 711 dated January 21, 2002 the Partnership is obliged to pay an additional amount for the right on the geological information use in the case the Partnership attracts foreign investors.

As described in Note 17, on April 10, 2004 Big Sky Energy Atyrau Ltd. acquired 100% of the shares in the Partnership’s charter fund. Accordingly, the Partnership recognized additional obligations on acquisition of the right on the geological information use as at December 31, 2003 in the amount of USD 758,265 (2002: NIL).

10.

LOAN AND INTEREST PAYABLE

As at December 31, 2003 and 2002, loan and interest payable comprised the following:

Secured	2003	2002

Lorgate Management Inc.	$529,813	$-

	$529,813	$-

Loan	$505,000	$-
Interest	24,813	-

Total	$529,813	$-

On June 23, 2003 the Partnership obtained a loan from Lorgate Management Inc. (“Lorgate”) in the amount of USD 505,000 at 10% interest rate per annum. The maturity date of the loan is July 11, 2004. As per the terms of the Loan Agreement the total amount of the loan was used to make payment of signature bonuses and to pay for the right on the geological information use for both oilfields. In the case the loan and interest payment is delayed for more than 3 working days, the entire amount of both loan and interest shall attract a penalty at the rate of 2% per annum for each banking day after delay.

During the year ended December 31, 2003 interest accrued by the Partnership on the outstanding loan amounted to USD 24,813 (002: NIL).  Interest should be repaid together with principal on July 11, 2004.

11.

OBLIGATIONS ON HISTORICAL COSTS REIMBURSEMENT

The Partnership is unavoidably obliged to reimburse USD 7,784,034, which represent historical costs incurred by the Republic of Kazakhstan for the Liman-2 oilfield pursuant to the terms of the Subsurface Use Contract # 1076  dated December 28, 2002 and  the Agreement on acquisition of the right on the geological information use # 711 dated January 21, 2002. Payment of these obligations should be made according to a payment schedule agreed between the Partnership and the Government. These payments are due from 2012 to 2027 and should be paid quarterly in equal installments.

These obligations are discounted at 15%, being the estimated credit-adjusted risk free discount rate, giving a present value of obligation of USD 948,149 as at December 31, 2003 (2002: NIL).

12.

TAXATION

The Partnership provides for taxes based on its statutory financial statements that are maintained and prepared in tenge and in accordance with the statutory regulations of the Republic of Kazakhstan. The Partnership is subject to permanent tax differences due to the fact that certain expenses are not deductible for income tax purposes under Kazakhstan regulations.

The Partnership is in the exploration and development stage and so currently has no income from its operations. Unrealized foreign exchange losses do not attract tax relief and so are of the nature of permanent differences.  Any other tax loss for 2003 may be available for offset against taxable profits arising in the following three years.  However, the tax base of the Partnership’s assets, liabilities and allowable losses will be determined only once the Partnership submits tax returns claiming allowances against taxable income.

Accordingly, until this time, no deferred tax assets or liabilities have been established. Also, temporary differences arising cannot be determined with any accuracy until this time and so an analysis of temporary differences arising cannot be provided.

13.

CHARTER FUND

As at December 31, 2003 and 2002, charter fund comprised the following:

	Participation	2003	2002
	share %

Batys Petroleum LLP	98.0	$499	$499
Glushich V.P.	2.0	10	10

Total	100.0	$509	$509

As described in Note 17, on April 10, 2004, Big Sky Energy Atyrau Ltd. acquired 100% of the shares in the Partnership’s charter fund.

14.

RELATED PARTIES TRANSACTIONS

Accounts payable - As at December 31, 2003 and 2002, accounts payable for business trips and other expenses to the president amounted to USD 15,318 and USD 10,514, respectively.

Directors’ remuneration – Compensation paid to the president for his service in a full time executive management position is made up of a salary of 72,000 tenge annually.

15.

FAIR VALUE OF FINANCIAL INSTRUMENTS

As at December 31, 2003 and 2002, the fair value, the related method of determining fair value and the carrying value of the Partnership’s financial instruments were as follows: the fair value of current assets and current liabilities approximates their carrying amounts due to the short-term maturity of these instruments. The Partnership is exposed to market, credit and currency risks arises in the normal course of the Partnership’s business. Derivative financial instruments are not used to reduce exposure to the above risks.

Concentration of credit risk – Financial instruments that potentially expose the Partnership to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable.

The Management believes the likelihood of incurring material losses due to concentration of credit risk is remote.

Interest rate risk – The Partnership’s only potential interest rate risk relates to the loan from Lorgate, which is at a fixed interest rate.

Foreign currency risk – The Partnership undertakes transactions denominated in foreign currencies. Accordingly, these activities may result in foreign currency exposure. The Partnership does not hedge its foreign currency risk.

16.

COMMITMENTS AND CONTINGENCIES

Non-compliance with the Subsurface Use Contracts – The Government has the right to suspend or cancel these Subsurface Use Contracts if the Partnership is in material breach of the obligations and commitments under the Subsurface Use Contracts.

In accordance with the letter # 14-04-38 27 dated May 26, 2004 the Partnership has received notice from the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan (the “Competent Body”) that the Partnership failed to comply with the terms of the Contract # 1076 dated December 28, 2002 on exploration of hydrocarbons in the Liman-2 oilfield, namely:

▪	To carry out the Minimal Work Program during the exploration phase;
▪	To submit the Annual Work Program to the Competent Body and report on the progress of the Minimal Work Program implementation;
▪	To provide professional training to the personnel employed for the Subsurface Use Contract’s operations;
▪	To contribute funds to Atyrau region for social programs and programs on infrastructure development;
▪	To submit quarterly reports on the Subsurface Use Contract’s activities to the Competent Body;
▪	To develop the Business, Property and Liability Risk Insurance Program and to submit it for approval to the Competent Body; and,
▪	To establish and make contributions to the Liquidation Fund.

In accordance with the letter # 14-04-38 28 dated May 26, 2004 the Partnership has received notice from the Competent Body that the Partnership failed to comply with the terms of the Contract # 1077 dated December 28, 2002 on exploration of hydrocarbons in the Atyrau oilfield, namely:

▪	To carry out the Minimal Work Program during the exploration phase;
▪	To submit the Annual Work Program to the Competent Body and report on the progress of the Minimal Work Program implementation;
▪	To provide professional training to the personnel employed for the Subsurface Use Contract’s operations;
▪	To contribute funds to Atyrau region for social programs and programs on infrastructure development;
▪	To submit quarterly reports on the Subsurface Use Contract’s activities to the Competent Body;
▪	To develop the Business, Property and Liability Risk Insurance Program and to submit it for approval to the Competent Body; and,
▪	To establish and make contributions to the Liquidation Fund.

Accordingly, under both Notices the Partnership is required by July 1, 2004 to remedy these violations and to submit all required documents as confirmation of fulfillment of its obligations and actions taken to remedy these violations and to report on corrective and preventive actions undertaken against any further breach of contractual obligations. In the case of failure to remedy indicated violations, the Contracts # 1076 and # 1077 dated December 28, 2002 shall be terminated.

Investment commitments – In accordance with the Subsurface Use Contracts, the Partnership is obliged to invest a minimum of USD 53,900,000 over the period covered by the Subsurface Use Contracts. The Subsurface Use Contract # 1076 dated December 28, 2002 establishes the exploration phase as 6 years from 2003 to 2008. The Subsurface Use Contract # 1077 dated December 28, 2002 establishes the exploration phase as 5 years from 2003 to 2007 and the production phase as 20 years from 2008 to 2028.

Commitment to reimburse historical costs of the Government – In accordance with the Subsurface Use Contract the Partnership is obliged to reimburse to the Government for historical costs incurred at the expense of the Government on the Atyrau oilfield. The total amount reimbursable is USD 22,507,380. From this amount, USD 112,537 was paid to the Government in 2003. The remaining amount of USD 22,394,843 is expected to be settled according to payment schedule to be agreed between the Partnership and the Government not later than 120 days after approval of the hydrocarbon reserves.

Commercial discovery bonus – In accordance with the Subsurface Use Contracts the Partnership is obliged to pay to the Government a commercial discovery bonus in the amount of 0.1% of the value of approved recoverable reserves using the market price of the hydrocarbons. This amount is due within 30 days after the hydrocarbon reserves are approved by the State Committee on Reserves of the Republic of Kazakhstan.

Commitment to sell produced oil in the Republic of Kazakhstan – In accordance with the Subsurface Use Contracts and Decree # 1172 of the Government of Republic of Kazakhstan dated August 2, 2000 the Partnership is obliged to sell 100% of oil produced during the exploration phase, and 20% of oil produced during the production phase to oil refineries located in the Republic of Kazakhstan.

Commitment to create deposit account for liquidation fund payments – In accordance with the Subsurface Use Contracts the Partnership is obliged to establish a liquidation fund to finance the liquidation of the consequences of its oil and gas operations in the amount of 1% of total amount of investments during the period covered by the Subsurface Use Contracts, which shall be made to the special deposit account in any bank in the Republic of Kazakhstan. The Partnership is also obliged to obtain the Government approval of the program on liquidation of consequences of its operations under the Subsurface Use Contracts, including a budget of liquidation costs, not later than 360 days before the expiration of the Subsurface Use Contracts.

The Partnership is currently not able to estimate with certainty the extent or cost of the asset retirement program it will be required to undertake and according has made no provisions in these financial statement in respect of future asset retirement costs.  Had the Partnership accrued the liquidation fund according to the Subsurface Use Contracts, the undiscounted accrual at December 31, 2003 would have been approximately USD 539,000.

Insurance commitments – In accordance with the Subsurface Use Contracts the Partnership is obliged to develop the Business, Property and Liability Risk Insurance Program and submit it for approval to the Competent Body.

Operating environment – The Partnership’s principal business activities are within the Republic of Kazakhstan. Laws and regulations affecting businesses operating in the Republic of Kazakhstan are subject to rapid changes and the Partnership’s assets and operations could be at risk due to negative changes in the political and business environment.

Taxation – The taxation system in the Republic of Kazakhstan is constantly changing and subject to inconsistent application, interpretation and enforcement. There have been many new tax and foreign currency laws and related regulations introduced in recent years, which are not always clearly written and whose interpretation and application is subject to the opinions of the local tax authorities. Non-compliance with Kazakhstan laws and regulations can potentially lead to the imposition of penalties and fines, the amounts of which can be significant.

Environmental matters – The Partnership believes it is currently in compliance with all existing Kazakhstan environmental laws and regulations. However, Kazakhstan environmental laws and regulations may change in the future. The Partnership is unable to predict the timing or extent to which these environmental laws and regulations may change. Such change, if it occurs, may require the Partnership to modernize technology to meet more stringent standards.

17.

SUBSEQUENT EVENTS

Change in the Partnership’s ownership structure – On April 10, 2004 Big Sky Energy Atyrau Ltd., incorporated under the laws of province of Alberta, Canada acquired 100% of the shares in the Partnership’s charter fund.

Subsequent actions taken to remedy violations of the Subsurface Use Contracts (see Note 16) – The Partnership has held extended meeting with representatives of the Competent Body on July 2 to 5, 2004.  As a result it was agreed that before July 31, 2004 the Partnership will:

▪

Submit the Annual Work Program to the Competent Body and report on the progress of the Minimal Work Program implementation - on June 9, 2004 the Partnership’s Annual Work Program for 2004 has been  approved by the Competent Body for both oilfields. The Annual Work Program for 2005 will be determined in October 2004 and finalised with the Competent Body in November 2004;

▪	Provide professional training to the personnel employed for the Subsurface Use Contract’s operations - a budget of USD 10,000 has been allocated for this purpose;
▪	Contribute funds to Atyrau region for social programs and programs for infrastructure development - it was agreed to defer this to the end of 2004;
▪

Develop the Business, Property and Liability Risk Insurance Program and to submit it for approval to the Competent Body - the Partnership has appointed AIG as its Insurance Underwriter.  The Partnership has made the Insurance Broker aware of the deadline;

▪

Submit quarterly reports on the Subsurface Use Contract’s activities to the Competent Body - as no activities had been carried out prior to the transaction date, none were filed.  Subsequently, the Competent Body has been informed of Partnership’s activities and provided with a list of personnel assigned to the project and proof that an office has been set up; and

▪	Establish and make contributions to the Liquidation Fund - this is expected to be completed on July 26, 2004.

VECTOR ENERGY WEST LLP (A DEVELOPMENT STAGE COMPANY)

INTERIM STATEMENTS OF LOSS (UNAUDITED)

FOR THE THREE MONTHS  ENDED MARCH 31, 2004 AND 2003 AND FOR THE CUMULATIVE PERIOD FROM JULY 4, 2001 (INCEPTION DATE) TO MARCH 31, 2004

(in US Dollars)

	Notes	Three months ended March 31, 2004	Three months ended March 31, 2003	Cumulative period from July 4, 2001 (inception date) to March 31, 2004

EXPENSES:
General and administrative expenses	4	$765	$1,257	$76,989

OPERATING LOSS		765	1,257	76,989

OTHER EXPENSES:
Foreign exchange loss, net		435	1,033	1,541
Accretion expenses		52,190	-	52,190

LOSS BEFORE TAXATION		53,390	2,290	130,720

INCOME TAX EXPENSE	3, 12	-	-

NET LOSS		$53,390	$2,290	$130,720

The notes form an integral part of these interim financial statements.

VECTOR ENERGY WEST LLP (A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS (UNAUDITED)

AS AT MARCH 31, 2004 AND DECEMBER 31, 2003

(in US Dollars)

	Notes	March 31, 2004	December 31, 2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents		$ 108	$ 118
Accounts receivable		144	125
Advances paid		4,817	4,639
Total current assets		5,069	4,882

NON-CURRENT ASSETS:
Oil and gas properties	5	3,936,041	3,923,276
Total non-current assets		3,936,041	3,923,276

TOTAL ASSETS		3,941,110	3,928,158

LIABILITIES AND PARTNERS’ DEFICIT
CURRENT LIABILITIES:
Obligations for social programs and programs for infrastructure development – current portion	6	350,000	350,000
Obligations on professional training of personnel – current portion	7	119,600	119,600
Penalties payable	8	61,739	61,739
Obligations on acquisition of the right of the geological information use	9	758,265	758,265
Loan and interest payable	10	542,578	529,813
Accounts payable to related party	14	15,318	15,318
Other payables and accruals		2,280	893
Total current liabilities		1,849,780	1,835,628

NON-CURRENT LIABILITIES:
Obligations for social programs and programs for infrastructure development – non-current portion	6	945,961	913,480
Obligations on professional training of personnel – non-current portion	7	318,664	307,722
Obligations on historical costs reimbursement	11	956,916	948,149
Total non-current liabilities		2,221,541	2,169,351

COMMITMENTS AND CONTINGENCIES	16

PARTNERS’ DEFICIT:
Charter fund	13	509	509
Deficit accumulated during the development stage		(130,720)	(77,330)
Total partners’ deficit		(130,211)	(76,821)

TOTAL LIABILITIES AND PARTNERS’ DEFICIT		$3,941,110	$3,928,158

The notes form an integral part of these interim financial statements.

VECTOR ENERGY WEST LLP (A DEVELOPMENT STAGE COMPANY)

INTERIM STATEMENTS OF CHANGES IN PARTNERS’ DEFICIT (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND FOR THE CUMULATIVE PERIOD FROM JULY 4, 2001 (INCEPTION DATE) TO MARCH 31, 2004

(in US Dollars)

	Charter fund	Deficit accumulated during the development stage	Total

Balance at July 4, 2001 (inception date)	$-	$-	$-

Balance at December 31, 2001	$-	$-	$-

Contributions to the charter fund	509	-	509
Net loss	-	(10,560)	(10,560)

Balance at December 31, 2002	$509	$(10,560)	$(10,051)

Net loss	-	(66,770)	(66,770)

Balance at December 31, 2003	$509	$(77,330)	$(76,821)

Net loss	-	(53,390)	(53,390)

Balance at March 31, 2004	$509	$(130,720)	$(130,211)

The notes form an integral part of these interim financial statements.

VECTOR ENERGY WEST LLP (A DEVELOPMENT STAGE COMPANY)

INTERIM STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003 AND FOR THE CUMULATIVE PERIOD FROM JULY 4, 2001 (INCEPTION DATE) TO MARCH 31, 2004

(in US Dollars)

	Three months ended March 31, 2004	Three months ended March 31, 2003	Cumulative period from July 4, 2001 (inception date) to March 31, 2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(53,390)	$(2,290)	$(130,720)

Adjustments for:
Penalties accrued	-	-	61,739
Accretion expenses	52,190	-	52,190

Changes in operating assets and liabilities:
Increase in receivables	(19)	(33)	(144)
Increase in advances paid	(178)	-	(4,817)
Increase in accounts payable to related party	-	2,348	15,318
Increase in other payables and accruals	1,387	-	2,280

Net cash (used in)/from operating activities	(10)	25	(4,154)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of oil and gas properties	-	-	(501,247)

Net cash used in investing activities	-	-	(501,247)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loan	-	-	505,000
Contributions to the charter fund	-	-	509

Net cash received from financing activities	-	-	505,509

(DECREASE)/INCREASE IN CASH AND CASH EQUIVALENTS	(10)	25	108

CASH AND CASH EQUIVALENTS, beginning of the period	118	463	-
CASH AND CASH EQUIVALENTS, end of the period	$108	$488	$108

Non-cash transactions. During the three months ended March 31, 2004, the Partnership had certain non-cash transactions, such as capitalization of interest on loans obtained on total amount of USD 12,765 (three months ended March 31, 2003: NIL). During the period from July 4, 2001 (inception date) to March 31, 2004 the Partnership had certain non-cash transactions, such as capitalization of obligations for social programs and programs for infrastructure development, obligations on professional training of personnel, interest on loans obtained and obligations on historical costs reimbursement in total amount of USD 3,434,794.

The notes form an integral part of these interim financial statements.

VECTOR ENERGY WEST LLP (A DEVELOPMENT STAGE COMPANY)

NOTES TO THE INTERIM FINANCIAL STATEMENTS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003 AND FOR THE CUMULATIVE PERIOD FROM JULY 4, 2001 (INCEPTION DATE) TO MARCH 31, 2004

(in US Dollars unless noted otherwise)

1.

DESCRIPTION OF BUSINESS

Vector Energy West LLP, a development stage company, (hereinafter referred to as the “Partnership”) was registered as a limited liability partnership under the laws of the Republic of Kazakhstan on July 4, 2001. The main activities of the Partnership are the acquisition, exploration and development of oil and gas properties in the Atyrau region, Republic of Kazakhstan.

On December 28, 2002, the Partnership entered into Subsurface Use Contracts with the Government of the Republic of Kazakhstan (the “Government”) to explore for and produce hydrocarbons in the Atyrau and Liman-2 oilfields in the Atyrau region (the “Subsurface Use Contracts”). From that date to  December 31, 2003, no major exploration activities have been carried out. In accordance with the Subsurface Use Contract # 1077 dated December 28, 2002 the Partnership received the right to perform exploration activities on the Atyrau oilfield during 6 years from 2003 to 2008. In accordance with the Subsurface Use Contract # 1076 dated December 28, 2002 the Partnership received the right to perform exploration activities on the Liman-2 oilfield during 5 years from 2003 to 2007 and to perform production activities during the subsequent 20 years.

As at March 31, 2004 and December 31, 2003 the Partnership employed 1 staff.

Legal Name	Vector Energy West LLP
Legal Address	11/13 Baiseitov Str., office 1, Almaty, Republic of Kazakhstan
Legal Registration Number	40988-1910-TOO (ИУ)
Ownership status	Private

2.

BASIS OF PRESENTATION

The accompanying interim financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”). The Partnership maintains accounting records and prepares its financial statements in Kazakhstani tenge in accordance with the requirements of Kazakhstani accounting and tax legislation. The accompanying financial statements differ from the financial statements prepared for statutory purposes in the Republic of Kazakhstan in that they reflect certain adjustments, not recorded in the statutory books of the Partnership, which are appropriate to present the financial position, results of operations and cash flows in accordance with US GAAP.

In the opinion of management, these interim financial statements reflect all adjustments, including normal recurring adjustments, considered necessary to present fairly the Partnership’s financial position at March 31, 2004 and the results of operations and cash flows for the three-month periods ended March 31, 2004 and 2003.

Use of estimates – The preparation of the financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as at the date of the financial statements and the reported amounts of revenues and expenses of the reporting period then ended. Actual results could differ from those estimates

Development stage company – The accompanying interim financial statements have been prepared based on the assumption that the Partnership will continue as a going concern and there is no indication that the Partnership intends to or has to be liquidated, or significantly decrease its activity in the near future. The ability of the Partnership to pay its debts when they are due depends on continued financial support from its partners.

At present, the Partnership’s oil and gas operations are in the acquisition and exploration phase, and therefore, the Partnership is in the development stage. This phase is expected to last until the Partnership finds economically profitable oil reserves. Until such reserves are found and proven and necessary regulatory approvals are obtained, uncertainty exists as to whether the long-lived assets of the Partnership are recoverable.

As discussed in Note 16 to these interim financial statements, the Partnership is required by July 1, 2004 to remedy certain violations of major requirements of the Subsurface Use Contracts with the Government of the Republic of Kazakhstan.  In the case of failure to remedy such violations, the Subsurface Use Contracts can be terminated by the Government, which raises doubt about the Partnership’s ability to continue as a going concern.  As further discussed in Note 17 to these interim financial statements, subsequent to December 31, 2003 the Partnership made some actions to remedy these violations. These interim financial statements do not include any adjustments that might result from the outcome of these uncertainties.

3.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and cash equivalents – Cash and cash equivalents include cash on hand and in banks.

Accounts receivable – Accounts receivable are stated at their net realizable values after deducting provisions for uncollectible amounts, if any. Such provisions reflect estimates based on evidence of collectibility.

Oil and gas properties – The Partnership follows the successful efforts method of accounting for its oil and gas operations, whereby expenditures for property acquisitions and all development costs (including development dry holes) and support equipment and facilities are capitalized. The costs of unsuccessful exploratory wells are charged to expense at the time the wells or other exploration activities are determined to be non-productive. Production costs, overheads and all exploration costs other than exploratory drilling are charged to expense as incurred.

Costs incurred for the acquisition of rights to explore and develop the Atyrau and Liman-2 oilfields, including but not limited to payment for the right on the geological information use, signature bonuses, obligations on professional training of personnel, obligations for social programs and programs for infrastructure development are capitalized and classified as a right on subsurface use.

Impairment of long-lived assets – The Partnership reviews its long-lived assets, including oil and gas properties, after the discovery of proved reserves and the start of the development phase for possible impairment by comparing their carrying values to the undiscounted future net before-tax cash flows. Asset impairment may occur if these undiscounted future net before-tax cash flows are lower than anticipated reserves, there are write downs of proved reserves based on field performance, significant changes in commodity prices, significant decreases in the market value of an asset, and/or significant change in the extent or manner of use or physical change in an asset. Impaired assets are written down to their estimated fair values, generally their discounted future net before-tax cash flows. For proved oil and gas properties, the Partnership performs the impairment test on an individual field basis. Unproved properties are reviewed periodically to determine if there has been impairment of the carrying value, with any such impairment charged to expense in the current period.

Obligations for social programs and programs for infrastructure development – The Partnership has recognized obligations to contribute funds to social programs and programs on infrastructure development in the Atyrau region, Republic of Kazakhstan pursuant to the terms of the Subsurface Use Contracts. These obligations are recorded at their present value, using a 15% per annum discount rate. The obligations are capitalized as part of the oil and gas properties (see Notes 5 and 6).

Asset retirement obligations – In accordance with the SFAS No. 143 “Accounting for Asset Retirement Obligations”, the Partnership is required to record the present value of obligations associated with the retirement of oil and gas properties in the period in which they are incurred. The liability should be capitalized as part of the oil and gas properties. Subsequently, asset retirement cost should be allocated to expense using a systematic and rational method over its useful life.

The Partnership adopted the provisions of the SFAS No. 143 in 2002. However, as described in Note 16, it has not recorded asset retirement obligations in these interim financial statements.

Obligations on professional training of personnel – The Partnership has recognized obligations on professional training of its personnel pursuant to the terms of the Subsurface Use Contracts. These obligations are recorded at their present value, using a 15% per annum discount rate. The obligations are capitalized as part of the oil and gas properties (see Notes 5 and 7).

Obligations on historical costs reimbursement – The Partnership is unavoidably obliged to reimburse USD 7,784,034, which represent historical costs incurred by the Republic of Kazakhstan for the Liman-2 oilfield pursuant to the terms of the Subsurface Use Contract # 1076 dated December 28, 2002 and the Agreement on acquisition of the right on the geological information use # 711 dated January 21, 2002. These obligations are recorded at their present value, using a 15% per annum discount rate. The obligations are capitalized as part of the oil and gas properties (see Notes 5 and 11).

Borrowing costs – Interest costs related to financing the acquisition of the subsurface use rights, conducting exploration activities and financing major oil and gas development projects are capitalized as part of the related assets until the projects are evaluated, or until the projects are substantially complete and ready for their intended use if the projects are evaluated as successful. Capitalized interest cannot exceed gross interest expense.

Provisions – Provisions are recognized when the Partnership has a present obligation as a result of a past event to incur such costs and when a reliable estimate can be made for the amount of these costs.

Borrowings – Interest bearing loans are recorded at the amounts of the proceeds received, net of the direct issue costs. Interest costs are accounted for on an accrual basis and included in accrued expenses to the extent that they are not settled in the period in which they arise.

Foreign currency translation – In accordance with the SFAS No. 52 “Foreign Currency Translation”, these financial statements have been translated into United States Dollars (“US Dollars”) from Kazakhstani tenge (“tenge”). The Partnership maintains its accounting records in tenge. The majority of the Partnership’s capitalized costs, expenses, liabilities, loans and cash flows are denominated in US Dollars. Accordingly, management believes that the US Dollar is the functional currency of the Partnership.

Long-lived assets and equity are translated using historic exchange rates. Monetary assets and liabilities are translated using the exchange rate of 138.88 and 144.22 tenge/US Dollar, as at March 31, 2004 and December 31, 2003, respectively. Expenses are translated at a weighted-average rate of 139.86 and 153.54 tenge/US Dollar for the periods ended March 31, 2004 and 2003, respectively. Gains and losses arising from these translations are included in the interim statements of loss.

The Kazakhstani tenge is not a fully convertible currency outside of the Republic of Kazakhstan. The translation of tenge denominated assets and liabilities into US Dollars for the purpose of these interim financial statements does not indicate that the Partnership could realize or settle the reported values of the assets and liabilities in US Dollars. Likewise, it does not indicate that the Partnership could return or distribute the reported US Dollars values of charter fund and retained earnings to the partners.

Income taxes – Income taxes are accounted for under the asset and liability method in accordance with the SFAS No. 109 “Accounting for Income Taxes”. Tax on the income or loss for the year comprises current tax and any change in deferred tax. Current tax comprises tax payable calculated on the basis of the expected taxable income for the year, and any adjustment of tax payable for previous years.

Deferred tax assets and liabilities are recognized as the future tax consequences attributable to temporary differences between the carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period when the change is realized.

The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income in the reporting periods in which the originating expenditure becomes deductible. In assessing the recoverability of deferred income tax assets, management considers whether it is more likely than not that the deferred income tax assets will be realized. In making this assessment, management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies.

The Partnership is a development stage company. Most of the expenditures made during the exploration and development stage are capitalized. In the current year, the Partnership does not have an income tax liability.

Employee benefits

Pension payments

The Partnership contributes to an employee accumulated pension fund an amount less from 10% of employees’ salaries or 37,500 tenge (USD 270). Pension fund payments are withheld from employees’ salaries and included with general and administrative expenses in the statement of loss. As at March 31, 2004, the Partnership was not liable for any supplementary pensions, post-retirement health care, insurance benefits or retirement indemnities to its current or former employees.

Related parties – The following are considered to be related parties of the Partnership:

▪	Partnership’s partners, director and officer; and,
▪	Enterprises in which partners, officers or directors of the Partnership and their immediate families have control or significant influence.

Impact of recent and pending accounting pronouncements

In November 2002, the FASB issued Interpretation No. 45, “Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN No. 45”). FIN No. 45 elaborates on the disclosures the Partnership must make about its obligations under certain guarantees that the Partnership has issued. It also requires the Partnership to recognize, at the inception of a guarantee, a liability for the fair value of the obligations the Partnership has undertaken in issuing the guarantee. The initial recognition and initial measurement provisions are to be applied only to guarantees issued or modified after December 31, 2002. The Partnership adopted provisions of FASB Interpretation No. 45 in 2003. Adoption of FIN No.45 does not have a material impact on the Partnership’s financial position or results of operations. The disclosure requirements are effective for annual or interim periods ending after December 15, 2002.

In January 2003, the FASB issued FASB Interpretation No. 46 “Consolidation of Variable Interest Entities” (“FIN No. 46”).  FIN No. 46 provides criteria for identifying variable interest entities (“VIEs”) and further criteria for determining what entity, if any, should consolidate them.  In general, VIEs are entities that either do not have equity investors with voting rights or have equity investors that do not provide sufficient financial resources for the entity to support its activities.  In December 2003, the FASB issued FIN No. 46(R) to clarify some of the provisions of FIN No. 46 and to exempt certain entities from its requirements.  The Partnership must adopt and apply FIN No. 46(R) for reporting periods ending after December 15, 2004.  FIN No. 46(R) is not expected to have a material impact on the Partnership’s results of operations or financial position.

The following standards issued by the FASB do not impact the Partnership at this time:

▪	SFAS No. 146 – “Accounting for Costs Associated with Exit or Disposal Activities”, effective for exit or disposal activities initiated after December 31, 2002;
▪	SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, effective for financial statements issued after June 15, 2003;
▪

SFAS No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Post Retirements Benefits – an amendment of SFAS No. 87, 88 and 106”, effective for financial statements issued after December 15, 2003; and

▪	SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”, effective for contracts entered into or modified after June 30, 2003.

4.

GENERAL AND ADMINISTRATIVE EXPENSES

During the three months ended March 31, 2004 and 2003, general and administrative expenses comprised the following:

	3 months ended March 31, 2004	3 months ended March 31, 2003

Business trip expenses	$452	$546
Bank fees	1	16
Other expenses	312	695

Total	$765	$1,257

5.

OIL AND GAS PROPERTIES

As at March 31, 2004 and December 31, 2003, oil and gas properties comprised the following:

	As at March 31, 2004	December 31, 2003

Subsurface use rights	$1,297,090	$1,284,325
Obligations for social programs and programs for infrastructure development	1,263,480	1,263,480
Obligations on historical costs reimbursement	948,149	948,149
Obligations on professional training of personnel	427,322	427,322

Total	$3,936,041	$3,923,276

Interest capitalized during the three months ended March 31, 2004 amounted to USD 12,765 (three months ended March 31, 2003: nil) (see Note 10).

6.

OBLIGATIONS FOR SOCIAL PROGRAMS AND PROGRAMS FOR INFRASTRUCTURE

DEVELOPMENT

	March 31, 2004	December 31, 2003

Within one year	$350,000	350,000
In the second to the fifth inclusive	1,250,000	1,250,000
Total obligations	1,600,000	1,600,000

Less: discount on obligations for social programs and programs for infrastructure development	(304,039)	(336,520)

Present value of obligations for social programs and programs for infrastructure development	1,295,961	1,263,480

Amount due for settlement within one year	350,000	350,000

Amount due for settlement after one year	945,961	913,480

Total	$1,295,961	$1,263,480

In accordance with the Subsurface Use Contracts the Partnership is unavoidably obliged to contribute funds to the social programs and programs on infrastructure development in the Atyrau region, Republic of Kazakhstan, in total amount of USD 1,000,000 for the Atyrau oilfield during the exploration phase and USD 600,000 for the Liman-2 oilfield during the exploration phase of the Subsurface Use Contracts. As at March 31, 2004, the Partnership had not made any payments for the social programs and programs on infrastructure development. These payments are due from 2003 to 2008 for the Atyrau oilfield and from 2003 to 2007 for the Liman-2 oilfield.

Payment of these obligations should be made according to a payment schedule agreed between the Partnership and the Government.  These obligations are discounted at 15%, being the estimated credit-adjusted risk free discount rate.

7.

OBLIGATIONS ON PROFESSIONAL TRAINING OF PERSONNEL

	March 31, 2004	December 31, 2003

Within one year	$119,600	119,600
In the second to the fifth inclusive	419,400	419,400
Total obligations	539,000	539,000

Less: discount on obligations on professional training of personnel	(100,736)	(111,678)

Present value of obligations on professional training of personnel	438,264	427,322

Amount due for settlement within one year	119,600	119,600
Amount due for settlement after one year	318,664	307,722

Total	$438,264	$427,322

Management believes that obligations on professional training of personnel should be recognized for future professional training costs as prescribed by the Subsurface Use Contracts. In accordance with the Subsurface Use Contracts the Partnership is obliged to finance professional training of Kazakhstani personnel recruited for the Subsurface Use Contract’s operations at the rate of not less than 1% of the total amount of investments. Under the Subsurface Use Contracts the total amount of investments was established at USD 53,900,000 during their exploration phase.

These obligations are discounted at 15%, being the estimated credit-adjusted risk free discount rate.

8.

PENALTIES PAYABLE

In accordance with the Subsurface Use Contracts the Partnership was obliged to pay signature bonuses in total amount of USD 350,000 for acquiring the subsurface use rights for two oilfields. These bonuses were due for payment within 30 days after signing the Subsurface Use Contracts.

As at March 31, 2004, the Partnership paid USD 349,594 to the Government as signature bonuses for the Atyrau and Liman-2 oilfields with significant delay. Penalties accrued on delaying the payment of the signature bonuses for those oilfields as at March 31, 2004 amounted to USD 35,570 (December 31, 2003: USD 35,570).

In accordance with the Subsurface Use Contracts and the Agreements on acquisition of the right on the geological information use # 710 and # 711 dated January 21, 2002 the Partnership was obliged to pay an amount of USD 151,653 for the right on the geological information use within the established schedule. The Partnership delayed payment of this amount.  Penalties accrued on delaying the payment for the right on the geological information use as at March 31, 2004 amounted to USD 26,169 (December 31, 2003: USD 26,169).

9.

OBLIGATIONS ON ACQUISITION OF THE RIGHT ON THE GEOLOGICAL INFORMATION USE

In accordance with the Agreements on acquisition of the right on the geological information use # 710 and # 711 dated January 21, 2002 the Partnership is obliged to pay an additional amount for the right on the geological information use in the case the Partnership attracts foreign investors.

As described in Note 17, on April 10, 2004 Big Sky Energy Atyrau Ltd. acquired 100% of the shares in the Partnership’s charter fund. Accordingly, the Partnership recognized additional obligations on acquisition of the right on the geological information use as at March 31, 2004 in the amount of USD 758,265 (December 31, 2003: USD 758,265).

10.

LOAN AND INTEREST PAYABLE

Loan and interest payable comprised the following:

Secured	March 31, 2004	December 31, 2003

Lorgate Management Inc.	$542,578	$529,813

	$542,578	$529,813

Loan	$505,000	$505,000
Interest	37,578	24,813

Total	$542,578	$529,813

On June 23, 2003 the Partnership obtained a loan from Lorgate Management Inc. (“Lorgate”) in the amount of USD 505,000 at 10% interest rate per annum. The maturity date of the loan is July 11, 2004. As per the terms of the Loan Agreement the total amount of the loan was used to make payment of signature bonuses and to pay for the right on the geological information use for both oilfields. In the case the loan and interest payment is delayed for more than 3 working days, the entire amount of both loan and interest shall attract a penalty at the rate of 2% per annum for each banking day after delay.

During the three months ended March 31, 2004 interest accrued by the Partnership on the outstanding loan amounted to USD 12,765 (3 months ended March 31, 2003: NIL). Interest should be repaid together with principal on July 11, 2004.

11.

OBLIGATIONS ON HISTORICAL COSTS REIMBURSEMENT

The Partnership is unavoidably obliged to reimburse USD 7,784,034, which represent historical costs incurred by the Republic of Kazakhstan for the Liman-2 oilfield pursuant to the terms of the Subsurface Use Contract # 1076 dated December 28, 2002 and the Agreement on acquisition of the right on the geological information use # 711 dated January 21, 2002. Payment of these obligations should be made according to a payment schedule agreed between the Partnership and the Government. These payments are due from 2012 to 2027 and should be paid quarterly in equal installments.

These obligations are discounted at 15%, being the estimated credit-adjusted risk free discount rate, giving a present value of obligation of USD 956,916 as at March 31, 2004 (December 31, 2003: USD 948,149).

12.

TAXATION

The Partnership provides for taxes based on its statutory financial statements that are maintained and prepared in Kazakhstani tenge and in accordance with the statutory regulations of the Republic of Kazakhstan. The Partnership is subject to permanent tax differences due to the fact that certain expenses are not deductible for income tax purposes under Kazakhstan regulations.

The Partnership is in the exploration and development stage and so has no income from its operations. Unrealized foreign exchange losses do not attract tax relief and so are of the nature of permanent differences.  Any other tax loss for the three months period ended March 31, 2004 may be available for offset against taxable profits arising in the following three years.  However, the tax base of the Partnership’s assets, liabilities and allowable losses will be determined only once the Partnership submits tax returns claiming allowances against taxable income.

Accordingly, at this time, no deferred tax assets or liabilities have been established. Also, temporary differences arising cannot be determined with any accuracy at this time and so an analysis of temporary differences arising cannot be provided.

13.

CHARTER FUND

As at March 31, 2004 and December 31, 2003, charter fund comprised the following:

	Participation share %	March 31, 2004	December 31, 2003

Batys Petroleum LLP	98.0	$499	$499
Glushich V.P.	2.0	10	10

Charter fund	100.0	$509	$509

As described in Note 17, on April 10, 2004 Big Sky Energy Atyrau Ltd. acquired 100% of the shares in the Partnership’s charter fund.

14.

RELATED PARTIES TRANSACTIONS

Accounts payable – As at March 31, 2004 and December 31, 2003, accounts payable for business trips and other expenses to the president amounted to USD 15,318.

Directors’ remuneration – Compensation paid to the president for his service in a full time executive management position is made up of a salary of 72,000 tenge annually.

15.

FAIR VALUE OF FINANCIAL INSTRUMENTS

As at March 31, 2004 and December 31, 2003, the fair value, the related method of determining fair value and the carrying value of the Partnership’s financial instruments were as follows: the fair value of current assets and current liabilities approximates their carrying amounts due to the short-term maturity of these instruments. The Partnership is exposed to market, credit and currency risks arises in the normal course of the Partnership’s business. Derivative financial instruments are not used to reduce exposure to the above risks.

Concentration of credit risk – Financial instruments that potentially expose the Partnership to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable.

The Management believes the likelihood of incurring material losses due to concentration of credit risk is remote.

Interest rate risk – The Partnership’s only potential interest rate risk relates to the loan from Lorgate, which is at a fixed interest rate.

Foreign currency risk – The Partnership undertakes transactions denominated in foreign currencies. Accordingly, these activities may result in foreign currency exposure. The Partnership does not hedge its foreign currency risk.

16.

COMMITMENTS AND CONTINGENCIES

Non-compliance with the Subsurface Use Contracts – The Government has the right to suspend or cancel these Subsurface Use Contracts if the Partnership is in material breach of the obligations and commitments under the Subsurface Use Contracts.

In accordance with the letter # 14-04-38 27 dated May 26, 2004 the Partnership has received notice from the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan (the “Competent Body”) that the Partnership failed to comply with the terms of the Contract # 1076 dated December 28, 2002 on exploration of hydrocarbons in the Liman-2 oilfield, namely:

▪	To carry out the Minimal Work Program during the exploration phase;
▪	To submit the Annual Work Program to the Competent Body and report on the progress of the Minimal Work Program implementation;
▪	To provide professional training to the personnel employed for the Subsurface Use Contract’s operations;
▪	To contribute funds to the Atyrau region for social programs and programs on infrastructure development;
▪	To submit quarterly reports on the Subsurface Use Contract’s activities to the Competent Body;
▪	To develop the Business, Property and Liability Risk Insurance Program and to submit it for approval to the Competent Body; and,
▪	To establish and make contributions to the Liquidation Fund.

In accordance with the letter # 14-04-38 28 dated May 26, 2004 the Partnership has received notice from the Competent Body that the Partnership failed to comply with the terms of the Contract # 1077 dated December 28, 2002 on exploration of hydrocarbons in the Atyrau oilfield, namely:

▪	To carry out the Minimal Work Program during the exploration phase;
▪	To submit the Annual Work Program to the Competent Body and report on the progress of the Minimal Work Program implementation;
▪	To provide professional training to the personnel employed for the Subsurface Use Contract’s operations;
▪	To contribute funds to the Atyrau region for social programs and programs on infrastructure development;
▪	To submit quarterly reports on the Subsurface Use Contract’s activities to the Competent Body;
▪	To develop the Business, Property and Liability Risk Insurance Program and to submit it for approval to the Competent Body; and,
▪	To establish and make contributions to the Liquidation Fund.

Accordingly, under both Notices the Partnership is required by July 1, 2004 to remedy these violations and to submit all required documents as confirmation of fulfillment of its obligations and actions taken to remedy these violations and to report on corrective and preventive actions undertaken against any further breach of contractual obligations. In the case of failure to remedy indicated violations, the Contracts # 1076 and # 1077 dated December 28, 2002 shall be terminated.

Investment commitments – In accordance with the Subsurface Use Contracts, the Partnership is obliged to invest a minimum of USD 53,900,000 over the period covered by the Subsurface Use Contracts. The Subsurface Use Contract # 1076 dated December 28, 2002 establishes the exploration phase as 6 years from 2003 to 2008. The Subsurface Use Contract # 1077 dated December 28, 2002 establishes the exploration phase as 5 years from 2003 to 2007 and the production phase as 20 years from 2008 to 2028.

Commitment to reimburse historical costs of the Government – In accordance with the Subsurface Use Contract the Partnership is obliged to reimburse to the Government for historical costs incurred at the expense of the Government on the Atyrau oilfield. The total amount reimbursable is USD 22,507,380. From this amount, USD 112,537 was paid to the Government in 2003. The remaining amount of USD 22,394,843 is expected to be settled according to a payment schedule to be agreed between the Partnership and the Government not later than 120 days after approval of the hydrocarbon reserves.

Commercial discovery bonus – In accordance with the Subsurface Use Contracts the Partnership is obliged to pay to the Government a commercial discovery bonus in the amount of 0.1% of the value of approved recoverable reserves using the market price of the hydrocarbons. This amount is due within 30 days after the hydrocarbon reserves are approved by the State Committee on Reserves of the Republic of Kazakhstan.

Commitment to sell produced oil in the Republic of Kazakhstan – In accordance with the Subsurface Use Contracts and Decree # 1172 of the Government of Republic of Kazakhstan dated August 2, 2000 the Partnership is obliged to sell 100% of oil produced during the exploration phase, and 20% of oil produced during the production phase to oil refineries located in the Republic of Kazakhstan.

Commitment to create deposit account for liquidation fund payments – In accordance with the Subsurface Use Contracts the Partnership is obliged to establish a liquidation fund to finance the liquidation of the consequences of its oil and gas operations in the amount of 1% of total amount of investments during the period covered by the Subsurface Use Contracts, which shall be made to the special deposit account in any bank in the Republic of Kazakhstan. The Partnership is also obliged to obtain the Government approval of the program on liquidation of consequences of its operations under the Subsurface Use Contracts, including a budget of liquidation costs, not later than 360 days before the expiration of the Subsurface Use Contracts.

The Partnership is currently not able to estimate with certainty the extent or cost of the asset retirement program it will be required to undertake and accordingly has made no provision in these financial statements in respect of future asset retirement costs. Had the Partnership accrued a liquidation fund according to the Subsurface Use Contracts, the accrual at March 31, 2004 would have been approximately USD 539,000 (December 31, 2003 USD 539,000).

Insurance commitments – In accordance with the Subsurface Use Contracts, the Partnership is obliged to develop the Business, Property and Liability Risk Insurance Program and submit it for approval to the Competent Body.

Operating environment – The Partnership’s principal business activities are within the Republic of Kazakhstan. Laws and regulations affecting businesses operating in the Republic of Kazakhstan are subject to rapid changes and the Partnership’s assets and operations could be at risk due to negative changes in the political and business environment.

Taxation – The taxation system in the Republic of Kazakhstan is constantly changing and subject to inconsistent application, interpretation and enforcement. There have been many new tax and foreign currency laws and related regulations introduced in recent years, which are not always clearly written and whose interpretation and application is subject to the opinions of the local tax authorities. Non-compliance with Kazakhstan laws and regulations can potentially lead to the imposition of penalties and fines, the amounts of which can be significant.

Environmental matters – The Partnership believes it is currently in compliance with all existing Kazakhstan environmental laws and regulations. However, Kazakhstan environmental laws and regulations may change in the future. The Partnership is unable to predict the timing or extent to which these environmental laws and regulations may change. Such change, if it occurs, may require the Partnership to modernize technology to meet more stringent standards.

17.

SUBSEQUENT EVENTS

Change in the Partnership’s ownership structure – On April 10, 2004 Big Sky Energy Atyrau Ltd., incorporated under the laws of province of Alberta, Canada acquired 100% of the shares in the Partnership’s charter fund.

Subsequent actions taken to remedy violations of the Subsurface Use Contracts (see Note 16) – The Partnership has held extended meeting with representatives of the Competent Body on July 2 to 5, 2004.  As a result it was agreed that before July 31, 2004 the Partnership will:

▪

Submit the Annual Work Program to the Competent Body and report on the progress of the Minimal Work Program implementation - on June 9, 2004 the Partnership’s Annual Work Program for 2004 has been approved by the Competent Body for both oilfields. The Annual Work Program for 2005 will be determined in October 2004 and finalised with the Competent Body in November 2004;

▪	Provide professional training to the personnel employed for the Subsurface Use Contract’s operations - a budget of USD 10,000 has been allocated for this purpose;
▪	Contribute funds to Atyrau region for social programs and programs for infrastructure development - it was agreed to defer this to the end of 2004;
▪

Develop the Business, Property and Liability Risk Insurance Program and to submit it for approval to the Competent Body - the Partnership has appointed AIG as its Insurance Underwriter.  The Partnership has made the Insurance Broker aware of the deadline;

▪

Submit quarterly reports on the Subsurface Use Contract’s activities to the Competent Body - as no activities had been carried out prior to the transaction date, none were filed.  Subsequently, the Competent Body has been informed of Partnership’s activities and provided with a list of personnel assigned to the project and proof that an office has been set up; and

▪	Establish and make contributions to the Liquidation Fund - this is expected to be completed on July 26, 2004.

Big Sky Energy Corporation

Unaudited Pro Forma Condensed Consolidated Financial Statements

December 31, 2004

On January 12, 2004 the Big Sky Energy Corporation (the “Company”) completed the acquisition of 100% of the issued and outstanding share capital of Big Sky Energy Kazakhstan Ltd. (‘BSEK”).  On April 8, 2004 Big Sky Energy Atyrau Ltd. (“BSEA”) was incorporated with the Company  owning 75% of the issued and outstanding share capital.  On May 11, 2004, the Company, through (“BSEA”) completed the acquisition of 100% of the issued and outstanding share capital of Vector Energy West LLP (a Kazakhstan Limited Liability Partnership) (“Vector”).   On November 10, 2004, the Company acquired the 25% minority interest in BSEA.

The Unaudited Pro Forma Condensed Consolidated Statement  of Operations for the year ended December 31, 2004 is based on the historical consolidated financial statements of the Company and Vector.

The acquisitions have been accounted for using the purchase method of accounting.    The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 2004  has been prepared assuming the acquisitions were completed on January 1, 2004.  The results of operations of BSEK for the period from January 1, 2004 to January 12, 2004 were not material.  A proforma balance sheet has not been presented as the acquisitions have been reflected in the Company’s consolidated balance sheet as at December 31, 2004.

The Unaudited Pro Forma Condensed Consolidated financial statements are presented for informational purposes only.  The Condensed Consolidated Statements of Operations do not purport to represent what Big Sky’s actual results of operations would have been had the acquisitions occurred as of such dates, or to project the Company’s results of operations for any period or date, nor does it give effect to any matters other than those described in the notes thereto.  The Unaudited Pro Forma Condensed Statements of Operations should be read in conjunction with the Company’s consolidated financial statements and notes thereto, and the historical consolidated financial statements of BSEK and Vector included elsewhere in this prospectus.

 Big Sky Energy Corporation.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Year Ended December 31, 2004

	Big Sky Energy Corporation	Vector Energy West LLP	Pro-forma Adjustments Vector	Pro forma Consolidated Big Sky Energy Corporation

General and administrative	(6,217,720)	(983)		(6,218,703)

Depreciation and amortization	(126,507)	-		(126,507)
Accretion	(247,388)	(75,665)		(323,053)
	(6, 591,615)	(76,648)		(6,668,263)
Interest income	2,301	-		2,301
Foreign exchange gain	(226,938)	(1,211)		(228,149)
Loss from continuing operations	(6,816,252)	(77,859)		(6,894,111)

Loss per share
Basic and diluted from continuing operations	(0.132)			(0.118)
Weighted average shares outstanding	51,585,004		(1) 6,534,198	58,119,922

 Big Sky Energy Corporation.

Unaudited Pro Forma Condensed Consolidated Financial Statements

December 31, 2004

The pro forma adjustments to the condensed consolidated statement of operations for the year  ended December 31, 2004 has been recorded to reflect the acquisition of Vector Energy West LLP (“Vector”) and the 25% minority interest in Big Sky Energy Atyrau Ltd (“BSEA”) that were completed on May 11, 2004 and November 10, 2004, respectively.  The details of the acquisitions and the resulting pro forma adjustments are as follows:

Vector pro forma adjustments

1

No pro forma adjustments are required to the condensed consolidated statements of operations for the year ended December 2004 other than to include additional common shares in the pro forma loss per share computation related to cash raised via private placements of 10,000,000 shares of the Company at $0.50 per share prior to the acquisition of Vector and the 3,500,000 shares issued for the acquisition of the 25% minority interest in BSEA.

The 13,500,000 shares issued from treasury have been included as a pro-forma adjustment on the condensed consolidated statements of operations of the Company for the purposes of calculating the net loss per share as if the shares had been issued January 1, 2004. No other adjustments to the condensed consolidated statements of operations are required.